Exhibit 99.2

ERICKSON AIR-CRANE INCORPORATED

SUPPLEMENTAL REGULATION FD DISCLOSURE STATEMENT

APRIL 17, 2013

SUMMARY

You should read the following summary information in this disclosure statement together with the more detailed information and consolidated financial statements and their notes included in our annual report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”), which we filed with the Securities and Exchange Commission on March 8, 2013. The press release, dated April 17, 2013, describing the offering of our second priority senior secured notes due 2020 (the “Notes”) is included as Exhibit 99.1 to our current report on Form 8-K filed with the Securities Exchange Commission on April 17, 2013, and is referred to in this disclosure statement as the “Notes Offering Press Release.” All references to “Erickson Air-Crane,” “Erickson,” “EAC,” the “Company,” “we,” “our,” “ours” and “us” refer to Erickson Air-Crane Incorporated, and, unless the context otherwise indicates, include our subsidiaries.

In March of this year, we entered into an agreement to acquire Evergreen Helicopters, Inc. (“EHI”), a subsidiary of Evergreen International Aviation, Inc. (“EIA”), and a binding term sheet to acquire Air Amazonia Serviços Aéreos Ltda., the aerial services business of HRT Participacoes em Petroleo, S.A. (“HRT”), and certain related assets (“Air Amazonia”) (the “HRT Agreement”). In connection with the EHI acquisition, EHI will purchase nine aircraft from an affiliated entity of EIA and EHI. Upon completion of the acquisition of these two businesses, they will become operating subsidiaries of Erickson. We plan to fund the cash portion of the consideration payable in connection with these acquisitions with a portion of the proceeds from the offering of the Notes (the “Notes offering”), and we expect these transactions to close during the second quarter of 2013.

Evergreen Helicopters Acquisition

EHI, based in McMinnville, Oregon, is a diversified global provider of air transport services for cargo and personnel to government and commercial customers. At closing, this transaction would provide Erickson Air-Crane with an incremental fleet of 64 aircraft, consisting of both medium and light helicopters as well as fixed-wing aircraft. This diverse fleet serves a wide range of customers, including significant passenger transport and airlift services for the Department of Defense (“DOD”) and State Department. EHI’s operations span the globe, including a presence in each of North America, the Middle East, Africa, and Asia. Under the terms of our purchase agreement with EIA, EHI is being acquired from EIA for an aggregate of $250.0 million in cash, preferred stock, and subordinated notes. In addition, EHI will purchase nine aircraft for an aggregate price of $13.0 million from an affiliated entity of EIA and EHI in connection with aircraft lease agreements to be entered into between EHI and the affiliated entity upon consummation of our acquisition of EHI. In calendar year 2012, EHI’s revenue and Adjusted EBITDA were $201.2 million and $51.2 million, and $208.2 million and $62.2 million on a Pro Forma Adjusted basis, respectively.

Air Amazonia Acquisition

Air Amazonia, based in Rio de Janeiro, Brazil, is HRT’s in-house airlift supplier and provider of aerial logistics support. HRT, founded in 2008, is one of the largest independent Brazilian oil exploration companies. The fleet to be acquired would include a total of 14 medium and light rotary-wing aircraft, and the transaction would also provide for a three year service contract with HRT to provide ongoing aerial services to support HRT’s on-shore oil exploration efforts in the Amazon. The contract guarantees a minimum annual revenue of $45.0 million for each of the first three years, with a contract extension option for three additional years. The binding term sheet provides for aggregate consideration of $65.0 million to $75.0 million, which is to be paid out in cash installments over the next three years. In 2012, if Air Amazonia had been a stand-alone business, we estimate that its revenue and adjusted EBITDA would have been $52.5 million and $15.7 million, respectively.

A Global Leader in Aviation Services

The acquisitions will establish Erickson as a global leader in aviation services. The combined company will be able to offer customers a complete suite of airlift solutions including heavy, medium and light-lift helicopters as well as fixed-wing aircraft for both cargo and passenger transportation. On a combined basis, our worldwide operations, broad fleet of 100 rotary and fixed-wing aircraft, and Federal Aviation Regulation (“FAR”) Part 135 Aviation Operating Certificates (“Part 135”) and Commercial Airlift Review Board (“CARB”) certifications will enable us to provide our commercial, DOD, and other government customers with a comprehensive set of capabilities with multi-mission airlift service solutions. We will also be able to provide MRO support across our transport service offerings to both internal and external customers. We believe this complete suite of airlift solutions will make us more competitive and increase our attractiveness to customers who have complex mission requirements and multiple airlift solution needs. After giving effect to the acquisitions as if they had occurred on January 1, 2012, we estimate that the combined company would have had 2012 revenue and adjusted EBITDA of $441.5 million and $135.1 million, respectively.

FORWARD-LOOKING STATEMENTS

This disclosure statement contains forward-looking statements that involve risks and uncertainties. In addition to historical information, certain statements contained in this disclosure statement are forward-looking statements within the meaning of federal securities laws and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include our expectations as to our ability to comply with our debt obligations, the effects of increased competition in our business, our ability to successfully manage the acquisitions, our ability to effectively manage our growth and our ability to market our aerial services in new geographic areas and markets.

Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events, and our future results are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the aviation industry or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in “Risk Factors” and our SEC filings. You should not place undue reliance on forward-looking statements, which speak only as of the date of this disclosure statement. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this disclosure statement, currently unknown facts or conditions or the occurrence of unanticipated events.

You should read this disclosure statement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

INDUSTRY DATA

Information contained in this disclosure statement concerning our industry and the markets in which we operate, including our general expectations, our market position, and market size estimates and forecasts, is based on market research, industry publications, publicly available information, assumptions that we have made that are based on such data and other similar sources, and on our knowledge of the markets in which we operate. We believe that such industry and market information is generally reliable. Although we have not independently verified any third-party information included in the industry and market information, we make our business decisions on the basis of this and other third-party information and we believe the presented information is accurate. Third-party publications generally state that they have obtained information from sources believed to be reliable but do not guarantee its accuracy and completeness. We are not funded by or otherwise affiliated with, and we did not fund, any of the sources we cite. In addition, industry and market estimates and projections are based on a number of assumptions and subject to risks and uncertainties, including those described in “Risk Factors” and elsewhere in this disclosure statement. If any one or more of the underlying assumptions turn out to be incorrect, actual results may differ materially from the estimates and projections. You are cautioned not to give undue weight to such estimates and projections.

MARKET SHARE, RANKING AND SIMILAR INFORMATION

The market share, ranking and other information contained in this disclosure statement is based on our own estimates, independent industry publications, reports by market research firms, including confidential third-party commissioned studies, or other published and unpublished independent sources. In each case, we believe that they are reasonable estimates, although we have not independently verified market and industry data provided by third parties. Market share information is subject to changes, however, and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data-gathering process and other limitations and uncertainties inherent in any statistical survey of market share. In addition, customer preferences can and do change and the definition of the relevant market is a matter of judgment and analysis. As a result, you should be aware that market share, ranking and other similar information set forth in this disclosure statement, and estimates and beliefs based on such data, may not be reliable.

RISK FACTORS

If any of the risks described below or those described elsewhere in this disclosure statement or in our SEC filings actually occurs, our business, financial condition or results of operations could be materially adversely affected. The risks and uncertainties described below are not the only risks facing our company. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Related to our Business

Our helicopter operations involve significant risks, which may result in hazards that may not be covered by our insurance or may increase the cost of our insurance.

The operation of helicopters inherently involves a high degree of risk. Hazards such as aircraft accidents, mechanical failures, collisions, fire, and adverse weather may result in loss of life, serious injury to employees and other persons, damage to property, losses of equipment and revenues, and suspension or reduction of operations. The aerial services we provide and the missions we fly, which include firefighting and timber harvesting in confined spaces, can be hazardous. In addition, we ship our helicopters to various locations, which exposes them to risks, including risks relating to piracy and inclement weather, when in transit. We maintain hull and liability insurance on our aircraft, which insures us against physical loss of, or damage to, our aircraft and against certain legal liabilities to others. In addition, we carry war risk, expropriation, confiscation, and nationalization insurance for our aircraft involved in international operations. In some instances, we are covered by indemnity agreements from our customers in lieu of, or in addition to, our insurance. In addition, we maintain product liability insurance for aircraft and aircraft components we manufacture. Our insurance will not cover any losses incurred pursuant to any performance provisions under agreements with our customers.

Our insurance and indemnification arrangements may not cover all potential losses and are subject to deductibles, retentions, coverage limits, and coverage exceptions and, as a result, severe casualty losses or the expropriation or confiscation of significant assets could materially and adversely affect our financial condition or results of operations. The insured value of one of our aircraft is typically lower than its replacement cost, and our aircraft are not insured for loss of use. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations, and cash flows. The loss of an aircraft, which we believe would take us at least six months to replace, could negatively impact our operations.

Failure to maintain our safety record would seriously harm our ability to attract new customers and maintain our existing customers, and would increase our insurance costs.

A favorable safety record is one of the primary factors a customer reviews in selecting an aviation provider. If we fail to maintain our safety and reliability record, our ability to attract new customers and maintain our current customers will be materially and adversely affected. In addition, safety violations could lead to increased regulatory scrutiny; increase our insurance rates and expense, which is a significant operating cost; or increase the difficulty of maintaining our existing insurance coverage in the future, which would adversely affect our operations. Because of the inherent risks in our helicopter operations, no safety program can guarantee accidents will not occur.

Cancellations, reductions or delays in customer orders, delays in delivery of Aircranes, or customer breaches of purchase agreements may adversely affect our results of operations.

The sale of Aircranes has a material effect on our financial results, and Aircrane sales have been a dominant factor in fluctuations in our year-over-year results. As we have expanded internationally and sought to make Aircrane sales in the difficult economic environment in the last few years, several potential customers have defaulted or not completed anticipated Aircrane sales. Cancellations, reductions or delays in customer orders for Aircranes, or delays in the delivery of Aircranes, would cause our financial performance to be below our expectations, and could cause us to fail to comply with our financial and reporting covenants contained in our senior credit facilities, which could materially and adversely affect our business and financial condition.

Our failure to timely collect our receivables could adversely affect our cash flows and results of operations.

We provide services to our customers for which we are customarily not paid in advance. We rely on the creditworthiness of our customers to collect on our receivables in a timely manner after we have billed for services previously provided. While we generally provide services pursuant to a written contract which determines the terms and conditions of payment to us by our customers, occasionally customers may dispute a bill and delay, contest, or not pay our receivable. Our failure to timely collect our receivables could adversely affect our cash flows and results of operations and could cause us to fail to comply with the financial covenants in our senior credit facilities.

The helicopter services business is highly competitive.

Each of our segments faces significant competition. We compete for most of our work with other helicopter operators and, for some operations, with fixed-wing operators and ground-based alternatives. Many of our contracts are awarded after competitive bidding, and competition for those contracts is generally intense. The principal aspects of competition are safety, price, reliability, availability, and service.

We have several major competitors and numerous small competitors operating in our aerial services markets. In the firefighting market, we compete heavily with both helicopter and fixed-wing operators. Our competitors may at times undercut our prices, especially if they are at risk of having too many idle aircraft. In the timber harvesting market, we compete with other heavy-lift helicopter operators, medium-lift helicopter operators, and ground-based solutions.

In the manufacturing and MRO market, our competitors may have more extensive or more specialized engineering, manufacturing, and marketing capabilities than we do in some areas. In addition, some of our largest customers could develop the capability to manufacture products or provide services similar to products that we manufacture or services that we provide. Furthermore, we are facing increased international competition and cross-border consolidation of competition.

We may not be able to compete successfully against our current or future competitors and the competitive pressures we face may result in reduced revenues and market share. If we are unable to adjust our costs relative to our pricing, our profitability will suffer. In addition, some of our competitors may have greater financial and other resources than we do, and may therefore be able to react to market conditions and compete more effectively than we do.

Factors beyond our control, including weather and seasonal fluctuations, may reduce aircraft flight hours, which would affect our revenues and operations.

A significant portion of our operating revenue is dependent on actual flight hours, and a substantial portion of our direct costs are fixed. Flight hours could be negatively impacted by factors beyond our control and fluctuate depending on cyclical weather-related and seasonal limitations, which would affect our revenues and operations. In addition, our aircraft are not currently equipped to fly at night, reinforcing the seasonality of our business with more activity in the Northern Hemisphere during the summer months and less activity during the winter months. Poor visibility, high winds, and heavy precipitation can restrict the operation of helicopters and significantly reduce our flight hours. Reduced flight hours can have a material adverse effect on our business, financial condition, results of operations, and cash flows. We budget for our operations based on historical weather information, but worse than expected weather could materially affect our results of operations.

We depend on a small number of large customers for a significant portion of our revenues.

We derive a significant amount of our revenue from a small number of major customers. In particular, for the years ended December 31, 2012 and 2011, 28.6% and 27.2% of our revenues, respectively, were attributable to our contract with the U.S. Forest Service and 12.9% and 15.9%, of our revenues, respectively, were attributable to our contract with the Italian Ministry of Civil Protection.

Several of our largest customers are governmental agencies or entities that may be subject to budget or other financial constraints. The economies of Greece and Italy in particular have been adversely affected by global financial pressures. In light of the ongoing European sovereign debt crisis, there are heightened risks associated with our future revenue attributable to, and our accounts receivable from, the Hellenic Fire Brigade, now contracted through NAMSA, and the Italian Ministry of Civil Protection. Should we lose one of our major customers for any reason, we may be unable to identify new opportunities sufficient to avoid a reduction in revenues and our business and financial condition could suffer.

In addition, contracts with the majority of our significant customers are multi-year contracts; however, these contracts are periodically up for renewal or rebid. Renewal, or a successful rebid, is not guaranteed. Should we lose one of our major customers for any reason, we may be unable to identify new opportunities sufficient to avoid a reduction in our revenues and operating earnings, which would have a material adverse effect on our business, financial condition, results of operations, and cash flows. If one or more of these customers is disproportionately impacted by factors that affect its ability to pay us or to enter into new contracts, including general economic factors, our operations could be materially and adversely affected.

Some of our backlog may be deferred or may not be realized.

Backlog represents the amount of revenue that we expect to derive from signed contracts, including oral contracts that have been subsequently memorialized in writing, or anticipated exercises of customer extension options. For contracts that include a guaranteed number of hours, the value of the guaranteed hours is included in backlog. For CPH contracts, which depend on hours flown by our customers, we calculate the contribution to backlog based on contracted minimum hours. When a binding aircraft sale contract has been signed with a customer, the purchase price of the aircraft not included in current revenues is included in backlog. When we sign a contract giving a potential purchaser an option to purchase an aircraft which only becomes binding on a non-refundable payment of a material option fee, we do not include the purchase price of the aircraft in backlog until the non-refundable payment has been made and the contract is a binding purchase contract. A customer may default on a purchase contract that has become binding, and we may not be able to convert sales contract backlog into revenue. We calculate the contribution to backlog for some timber harvesting contracts based on our estimate of the cubic meters of high grade timber we expect to deliver under the contract based on our experience. As a result, our estimates of backlog for some of our timber harvesting contracts could be affected by variables beyond our control and may not be entirely realized, if at all. In addition, given the nature of our customers and our industry, there is a risk that our backlog may not be fully realized in the future. Failure to realize sales from our existing or future backlog would negatively impact our financial results.

Some of our arrangements with customers are short-term, ad hoc, or “call when needed” and may not be renewed.

We generate a large portion of our revenues from arrangements with customers with terms of less than six months, ad hoc arrangements, and “call when needed” contracts. In 2012 and 2011, for example, approximately 16.0% and 16.5% of our revenues, respectively, were derived from such arrangements. There is a risk that customers may not continue to seek the same level of services from us as they have in the past or that they will not renew these arrangements or terminate them at short notice. Under “call when needed” contracts, we pre-negotiate rates for providing services that customers may request that we perform (but which we are not typically obligated to perform) depending on their needs. The rates we charge for these contingent services are higher than the rates under stand-by arrangements, and we attempt to schedule our aircraft to maximize our revenue from these types of contracts. The ultimate value we derive from such contracts is subject to factors beyond our control, such as the severity and duration of fire seasons. In the past, several of our larger contracts have not been renewed for reasons unrelated to our performance, such as the financial condition of our customers or their decision to move the services we provided to them in-house. If we are unable to reach any of these arrangements, we may be unable to replace these customers and our business and financial condition could suffer.

If an accident or sale made an Aircrane unavailable to us, our business could suffer.

As of April 1, 2013, we had 20 Aircranes of which 19 are currently employed in providing Aerial Services. An accident or sale could make an Aircrane unavailable to us temporarily or permanently. A sale of an Aircrane that is part of our fleet would also reduce the number of Aircranes available to provide Aerial Services. The purchase price of a used Aircrane is generally lower than the purchase price of a remanufactured Aircrane. Although we would expect to be able to maintain the level of our operations if we sell an Aircrane from our fleet through more efficient scheduling of our fleet or by allocating Aircranes remanufactured in our plant and held in inventory to Aerial Services operations, we may not always have the ability to maintain our desired level of Aerial Services operations with a reduced fleet and our results of operations could be adversely affected.

Foreign, domestic, federal, and local government spending and mission priorities may change in a manner that materially and adversely affects our future revenues and limits our growth prospects.

Our business depends upon continued government expenditures on programs that we support. These expenditures have not remained constant over time. Current foreign and domestic government spending levels on programs that we support may not be sustainable as a result of changes in government leadership, policies, or priorities. In addition, the economies of Greece and Italy in particular have been adversely affected by global financial pressures. In light of the ongoing European sovereign debt crisis, there are heightened risks associated with our accounts receivable from the Hellenic Fire Brigade and future revenue and accounts receivable from the Italian Ministry of Civil Protection. Additionally, our business, prospects, financial condition, or operating results could be materially harmed by the following:

•	budgetary constraints affecting government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding;

•	changes in government programs or requirements;

•	realignment of funds to changed government priorities;

•	government shutdowns (such as that which occurred during the U.S. Government’s 1996 fiscal year) and other potential delays in government appropriations processes;

•	delays in the payment of our invoices by government authorities;

•	adoption of new laws or regulations; and

•	general economic conditions.

These or other factors could cause government agencies and departments to reduce their purchases under contracts, exercise their right to terminate contracts, or not exercise options to renew contracts, any of which could cause us to lose revenue. A significant decline in overall government spending or a shift in expenditures away from agencies or programs that we support could cause a material decline in our revenues and harm our financial results.

Product liability and product warranty risks could adversely affect our operating results.

We produce, repair, and overhaul complex aircraft and critical parts for aircraft. Failure of our aircraft or parts could give rise to substantial product liability and other damage claims. We maintain insurance to address this risk, but our insurance coverage may not be adequate for some claims and there is no guarantee that insurance will continue to be available on terms acceptable to us, if at all.

Additionally, aircraft and parts we manufacture for sale are subject to strict contractually established specifications using complex manufacturing processes. If we fail to meet the contractual requirements for a part, we may be subject to warranty costs to repair or replace the part itself and additional costs related to the investigation and inspection of non-complying parts. These costs are generally not insured. We establish warranty reserves that represent our estimate of the costs we expect to incur to fulfill our warranty requirements. We base our estimate for warranty reserves on our historical experience and other assumptions. If actual results materially differ from these estimates, our results of operations could be materially affected.

Because we own the S-64 Type Certificate, we are obligated to issue directives to operators of our aircraft and to identify defects or required replacements to our aircraft. We could be liable to operators of our aircraft if we fail to fulfill our obligation to issue directives, even if our aircraft or components of our aircraft are no longer under warranty.

Our failure to attract and retain qualified personnel could adversely affect us.

Our pilots and maintenance and manufacturing personnel are highly trained and qualified. Our ability to attract and retain qualified pilots, mechanics, and other highly trained personnel will be an important factor in determining our future success. Our aircraft, and the aerial services we provide, require pilots with high levels of flight experience. The market for these experienced and highly trained personnel is extremely competitive. Accordingly, we cannot assure you that we will be successful in our efforts to attract and retain such persons. Some of our pilots and mechanics, and those of our competitors, are members of the U.S. military reserves and could be called to active duty. If significant numbers of such persons were called to active duty, it would reduce the supply of such workers, possibly curtailing our operations and likely increasing our labor costs. Because of our small size relative to many of our competitors, we may be unable to attract qualified personnel as easily as our competitors.

We are subject to FAA regulation and similar international regulation, and our failure to comply with these regulations, or the adoption of any new laws, policies, or regulations, may have a material adverse effect on our business, financial condition, results of operations, and cash flows.

The aerial services business is heavily regulated by governmental entities in the United States and in other countries in which we operate. We operate in the United States under laws and regulations administered by the Department of Transportation (“DOT”), principally through the FAA. The FAA promulgates rules relating to the general operation of our aircraft, the process by which our aircraft are maintained, the components and systems that are installed in our aircraft, the qualification of our flight crews and maintenance personnel, and the specialized operations that we undertake, including the carrying of loads and the use of various chemicals. We are regularly inspected by FAA personnel to ensure compliance. Additionally, we are sometimes subject to government inquiries and investigations of our business due to, among other things, our business relationships with the U.S. Government and the heavily regulated nature of our industry. Compliance with these rules is complex and costly, and the failure to comply could result in the imposition of fines, the grounding of our aircraft, or other consequences detrimental to our operations and operating results. Our operations in other countries are similarly regulated under equivalent local laws and regulations.

Our aircraft manufacturing and MRO operations are also subject to regulation by the FAA and other governmental authorities. The FAA promulgates regulations applicable to the design and manufacture of aircraft and aircraft systems and components. It also sets and enforces standards for the repair of aircraft, systems, and components and for the qualification of personnel performing such functions. It regularly conducts inspections to ensure compliance and has the power to impose fines or other penalties for non-compliance or to shut down non-compliant operations. Our manufacturing and MRO operations are also subject to complex environmental, safety, and other regulations. Failure to comply with applicable regulations could result in the imposition of fines or other penalties or in the shutting down of our operations, which could impair our ability to fulfill our contracts or otherwise negatively impact our reputation for safety and dependability.

The FAA approves major changes in aircraft design such as fuel control systems or new rotor blades. Such approvals take time, require investment, and are not assured. Similar regulatory bodies in other countries may accept FAA certification or may impose their own individual requirements. The failure to obtain FAA or other required approval for such changes, or the imposition of unanticipated restrictions as a condition of approval, could increase our production costs or reduce the effectiveness of the system in question and could render our development effort less valuable or, in an extreme case, worthless.

The laws and regulations affecting our business are subject to change at any time and, because we operate under numerous jurisdictions, we are particularly exposed to the possibility of such changes.

Any change in laws or regulations applicable to our business could restrict our operations, increase our costs, or have other effects detrimental to our results of operations or competitive position.

Our business is affected by federal rules, regulations, and orders applicable to government contractors, and the award of government contracts may be challenged.

Some of our services are sold under U.S. or foreign government contracts or subcontracts. In addition, governmental contracts typically require a competitive bid process, and the award of a contract may be subject to challenge by bid participants. In addition, government contracts are terminable at any time for the convenience for the government. From time to time, we are also subject to government inquiries and investigations of our business practices due to our participation in government programs. These inquiries and investigations are costly and consume internal resources. Violation of applicable government rules and regulations could result in civil liability, the cancellation or suspension of existing contracts, or the ineligibility for future contracts or subcontracts funded in whole or in part with federal funds, any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

We must comply with all applicable export control laws and regulations of the United States and other countries. United States laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”) and the trade sanctions laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). EAR restricts the export of dual-use products and technical data to certain countries, while ITAR restricts the export of defense products, technical data and defense services. The U.S. government agencies responsible for administering EAR and ITAR have significant discretion in the interpretation and enforcement of these regulations. We also cannot provide services to certain countries subject to United States trade sanctions unless we first obtain the necessary authorizations from OFAC. In addition, we are subject to the Foreign Corrupt Practices Act (“FCPA”), and other anti-bribery laws that, generally, bar bribes or unreasonable gifts to foreign governments or officials.

Violations of these laws or regulations could result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges, loss of authorizations needed to conduct aspects of our international business and criminal penalties and may harm our ability to enter into contracts with the U.S. government. A future violation of ITAR or the other regulations enumerated above could materially affect our business, financial condition and results of operations.

Claims against us by governmental agencies or other parties related to environmental matters could adversely affect us.

In the late 1990s, environmental damage that resulted from hazardous substances at our Central Point, Oregon facility was identified. It was determined that the contamination migrated beyond the property boundary at our facility and impacted off-site water supply wells. A remediation was completed in the late 1990s. Based on the testing of the site in recent years, the contamination levels have been decreasing, though the remediation cannot be guaranteed.

We are continuing to participate in monitoring and testing the remediation of the site and we incur ongoing costs for this monitoring and testing. Our obligations in respect of such contamination are subject to an indemnification agreement with our former owner. Under this agreement, our potential total liability in respect of remediation costs is capped at $0.5 million, of which we have already paid $0.4 million, with a total remaining liability of $0.1 million. Although the agreement caps our total potential liability, the creditworthiness of the indemnitor is uncertain. If the indemnitor fails to honor the terms of the indemnification agreement, it is possible that we would have to bear the entire cost of the remediation, monitoring and testing. In addition, it is possible that government agencies or other parties could bring a claim against us resulting from the contamination and that defending and resolving such claims could adversely affect our financial condition and results of operations.

Environmental and other regulation and liability may increase our costs and adversely affect us.

We are subject to a variety of laws and regulations, including environmental and health and safety regulations. Because our operations are inherently hazardous, compliance with these regulations is challenging and requires constant attention and focus. We are subject to federal, state, and foreign environmental laws and regulations concerning, among other things, water discharges, air emissions, hazardous material and waste management, and environmental cleanup. Environmental laws and regulations continue to evolve, and we may become subject to increasingly stringent environmental standards in the future, particularly under air quality and water quality laws and standards related to climate change issues, such as reporting greenhouse gas emissions. We are required to comply with environmental laws and with the terms and conditions of multiple environmental permits. Our failure to comply with these regulations could subject us to fines and other penalties administered by the agencies responsible for environmental and safety compliance or by the FAA or other aviation-related agencies.

The occurrence of events for which the risk is allocated to us under our contracts could negatively impact our results of operations.

Many of our contracts are fixed price contracts which could subject us to losses if we have cost overruns. Under these contracts, we typically are responsible for normal maintenance, repair, and fuel costs. In addition, some of our Aerial Services contracts have performance penalty provisions, subjecting us to the risk of unexpected down time caused by mechanical failures or otherwise, which could cause our net income to suffer. Risks associated with estimating our costs and revenues are exacerbated for long-term contracts, which include most of our material contracts.

Our contracts to remanufacture aircraft and major overhauls or components typically contain penalty provisions that require us to make payments to customers, or provide interim aerial services to them at no cost, if we are unable to timely deliver aircraft or components. Such contracts may also include a repurchase obligation by us if certain performance or other criteria are not met.

We may be required to provide components or services to owners or operators of the S-64 or the CH-54, which could limit our operational flexibility and divert resources from more productive uses.

Because we own the S-64 Type Certificate, we may be required to supply components or provide MRO services to customers who own or operate the S-64 or the CH-54, the military version of the S-64. This could limit our operational flexibility, divert resources from more productive uses, and adversely affect our ability to execute on our growth plans.

Our dependence on a small number of manufacturers for some of our aircraft components and the costs associated with the purchase or manufacture of new components pose significant risks to our business.

We rely on approximately 120 supplier business units or locations for significant or critical components. A small number of manufacturers make some of the key components for our aircraft, and in some instances there is only a single manufacturer, although other manufacturers could be used if necessary for all of our components. If these manufacturers experience production delays, or if the cost of components increases, our operations could suffer. If a manufacturer ceases production of a required component, we could incur significant costs in purchasing the right to manufacture those components or in developing and certifying a suitable replacement, and in manufacturing those components.

Many key components and parts on the Aircrane have not been manufactured since originally introduced. A significant portion of our inventory was acquired in bulk on the surplus market. For some aviation components, our operating cost includes the overhaul and repair of these components but does not include the purchase of a new component. It may be difficult to locate a supplier willing to manufacture replacement components at a reasonable cost or at all. As we exhaust our inventory, the purchase of any new components, or the manufacture by us of new components, could materially increase our operating cost or delay our operations; we routinely monitor levels of out-of-production parts and design and certify replacement parts to mitigate this risk.

Failure to develop new technologies, and to adequately protect our intellectual property rights, could adversely affect our operations.

Our success has resulted in part from our development of new applications for our aircraft, such as our fire tank and snorkel for firefighting services, and we believe our growth will continue to depend on the development of new products or applications. Competitors may develop similar applications for their aircraft, which would increase our competition in providing aerial services. In addition, our growth strategy depends, in part, on our ability to develop new products and applications. A number of factors, including FAA certifications, could result in our being unable to capitalize on the development costs for such products or applications. Not all of our products and applications have been, or may be, patented or otherwise legally protected. We rely upon intellectual property law, trade secret protection, and confidentiality and license agreements with our employees, clients, consultants, partners, and others to protect our new and existing intellectual property rights. Any of these parties may breach these agreements and we may not have adequate remedies for any specific breach. If we are not able to adequately protect the inventions and intellectual property we have developed, in the U.S. and in foreign countries, or if any of our trade secrets, know-how, or other technologies were to be disclosed to or independently developed by a competitor, our business, financial condition, and results of operations could be materially adversely affected.

We may have to engage in litigation to defend our trademarks, trade secrets, and other intellectual property rights. Even if we are successful, such litigation could result in substantial costs and be a distraction to management. If we are not successful in such litigation, we may lose valuable intellectual property rights.

Any of our patents may be challenged, invalidated, circumvented, or rendered unenforceable. Our patents may be subject to reexamination proceedings affecting their scope. We cannot assure you that we will be successful should one or more of our patents be challenged for any reason. If our patent claims are rendered invalid or unenforceable, or narrowed in scope, the patent coverage afforded our products could be impaired, which could significantly impede our ability to market our products, negatively affect our competitive position, and harm our business and operating results.

Further, we are a party to licenses that grant us rights to intellectual property, including trade secrets, that is necessary or useful to our business. One or more of our licensors may allege that we have breached our license agreement with them, and accordingly seek to terminate our license. If successful, this could result in our loss of the right to use the licensed intellectual property, which could adversely affect our ability to commercialize our technologies, products, or services, as well as harm our competitive business position and our business prospects.

Our business is subject to risks associated with international operations, including operations in emerging markets.

We purchase products from and supply products to businesses located outside of the United States. We also have significant operations outside the United States. For the years ended December 31, 2012 and 2011, approximately 53.3% and 55.8%, respectively, of our total revenues were attributable to operations in non-U.S. countries. A number of risks inherent in international operations could have a material adverse effect on our international operations and, consequently, on our results of operations, including:

•

the uncertain ability of select non-U.S. customers to finance purchases and our inability as a result of lesser transparency in certain jurisdictions to evaluate the credit of potential customers accurately;

•	currency fluctuations, which can reduce our revenues for transactions denominated in non-U.S. currency or make our services relatively more expensive if denominated in U.S. currency;

•	difficulties in staffing and managing multi-national operations;

•	political and financial instability in several of the countries in which we operate, including Greece and Italy;

•	significant receivables from international customers;

•

risks associated with transporting our aircraft, including risks associated with piracy and adverse weather; fluctuations in the costs associated with transporting our aircraft, pilots, and crews, which are significant operating costs for us;

•	limitations on our ability to enforce legal rights and remedies;

•	uncertainties regarding required approvals or legal structures necessary to operate aircraft or provide our products and services in a given jurisdiction;

•	restrictions on the repatriation of funds from our foreign operations;

•	changes in regulatory structures or trade policies;

•	tariff and tax regulations including permanent establishment determinations by foreign governments;

•	ensuring compliance with the Foreign Corrupt Practices Act;

•	difficulties in obtaining export and import licenses; and

•	the risk of government-financed competition.

Part of our growth strategy is to enter new markets, including emerging market countries such as China and in South America. Emerging market countries have less developed economies that are more vulnerable to economic and political problems and may experience significant fluctuations in gross domestic product, interest rates, and currency exchange rates, as well as civil disturbances, government instability, nationalization and expropriation of private assets, and the imposition of taxes or other charges by government authorities. The occurrence of any of these events and the resulting economic instability that may arise could adversely affect our operations in those countries, or the ability of our customers in those countries to meet their obligations. As a result, customers that operate in emerging market countries may be more likely to default than customers that operate in developed countries. In addition, legal systems in emerging market countries may be less developed, which could make it more difficult for us to enforce our legal rights in those countries. In particular, we have focused on expanding our presences in developing markets such as China and Malaysia, and the laws and regulations governing aviation sales and services may require approvals that are uncertain and enforcement of joint venture or other contractual relationships may be uncertain. For these and other reasons, our growth plans may be materially and adversely affected by adverse economic and political developments in emerging market countries.

If our employees unionize, our expenses could increase and our results of operations would suffer.

Except for statutory protections for a small number of Italian pilots, none of our employees work under collective bargaining, union or similar agreements. Unionization efforts have been made from time to time within our industry, with varying degrees of success. If our employees unionize, our expenses could increase and our results of operations may suffer.

Fuel shortages or fluctuations in the price of fuel could adversely affect our operations.

Our aerial operations depend on the use of jet fuel. Fuel costs have historically been subject to wide price fluctuations, and fuel availability is subject to shortage and is affected by demand for heating oil, gasoline, and other petroleum products. Fuel shortages and increases in the price of fuel, or decreases in the price of fuel when we have entered into hedging agreements, could adversely affect our operations.

Our business is subject to laws limiting ownership or control of aircraft companies, which may increase our costs and adversely affect us.

Most of the countries in which we operate have laws requiring local ownership or control, or both, of certain kinds of companies that operate aircraft. We use various strategies to comply with these laws, including the formation of local subsidiaries that we do not wholly own and partnerships with local companies. FAA regulations may require that at least 75.0% of our voting securities be owned or controlled by United States citizens. The existence of these laws may restrict our operations; reduce our profit from, or control of, some foreign operations; or restrict the market for our securities.

Our production may be interrupted due to equipment failures or other events affecting our factories.

Our manufacturing and testing processes depend on sophisticated and high-value equipment. Unexpected failures of this equipment could result in production delays, revenue loss, and significant repair costs. In addition, our factories rely on the availability of electrical power and natural gas, transportation for raw materials and finished product, and employee access to our workplace that are subject to interruption in the event of severe weather conditions or other natural or manmade events. While we maintain backup resources to the extent practicable, a severe or prolonged equipment outage or other interruptive event affecting areas where we have significant manufacturing operations may result in loss of manufacturing days or in shipping delays which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Risks Relating to the Acquisitions

We may not realize the anticipated benefits of the EHI and Air Amazonia acquisitions or other acquisitions, joint ventures, strategic alliances, or divestitures.

As part of our business strategy, we may acquire businesses or specific assets, form joint ventures or strategic alliances, and divest operations. Whether we realize the anticipated benefits from these transactions, including the EHI and Air Amazonia acquisitions, depends, in part, upon the integration between the businesses or assets involved; the performance of the underlying products, capabilities, or technologies; whether we incur unknown or contingent liabilities, and the management of the transacted operations. We have had limited experience with such integrations, and difficulties in integrating the operations and personnel of any acquired companies could disrupt our business operations, divert management’s time and attention and impair relationships with and risk the possible loss of key employees and customers of the acquired business. Accordingly, our financial results could be adversely affected by unanticipated performance issues, transaction-related charges, amortization of expenses related to intangibles, charges for impairment of long-term assets, credit guarantees, partner performance, and indemnifications. In addition, our cash from operations and borrowings available under the ABL Revolver may not be sufficient to fund any acquisitions or strategic transactions we choose to make. As a result, in the event we engage in any acquisitions or strategic transactions we may need to seek additional funds through the issuance of additional equity or debt securities or other sources of financing. Consolidations of joint ventures could also impact our results of operations or financial position. Divestitures may result in continued financial involvement in the divested businesses, such as through guarantees or other financial arrangements, following the transaction. Nonperformance by those divested businesses could affect our future financial results.

We may face significant challenges as we integrate the businesses of EHI and Air Amazonia into our company.

We estimate that the acquisitions of EHI and Air Amazonia would have increased our revenues from $180.8 million in the fiscal year ended December 31, 2012 to $441.5 million on a combined basis. Through the acquisitions of EHI and Air Amazonia, we are acquiring nine additional types of rotary wing and three additional types of fixed wing aircraft with respect to which we do not have extensive prior operating experience. Our headcount will increase from approximately 700 employees to approximately 1,200 employees. Our failure to efficiently integrate flight operations, MRO operations, human resources, information technology, sales and marketing, finance and other corporate functions could have a material adverse effect on our business and our future financial results.

We do not have extensive operating history in the aerial services segments in which EHI and Air Amazonia operate nor with the types of aircraft we are acquiring in the EHI and Air Amazonia acquisitions.

Erickson has historically operated the S-64 Aircrane, specializing in heavy-lift aerial services such as firefighting, timber harvesting, infrastructure construction and oil and gas exploration. We have limited experience in transporting passengers and cargo with medium and light-lift rotor wing aircraft and fixed wing aircraft. Failure to properly comply with Part 135 regulations and maintenance requirements could lead to the revocation of the certification, which could materially and adversely impact our business and future financial results.

EHI and Air Amazonia provide helicopter services in South America, the Middle East and Africa. Erickson does not have extensive operating history in these geographic locations.

Pro forma for the acquisitions, we estimate that we will derive approximately 46.6% of our total revenue from South America, the Middle East and Africa. A number of risks inherent in international operations could have a material adverse effect on our international operations and, consequently, on our results of operations, including:

•	the uncertain ability of select non-U.S. customers to finance purchases;

•	our inability in certain jurisdictions to evaluate the credit of potential customers accurately due to fewer transparency and disclosure requirements;

•	currency fluctuations, which can reduce our revenues for transactions denominated in non-U.S. currency or make our services relatively more expensive if denominated in U.S. currency;

•	difficulties in staffing and managing multi-national operations;

•	political and financial instability;

•	significant receivables from international customers;

•	risks associated with transporting our aircraft, including risks associated with piracy and adverse weather;

•	fluctuations in the costs associated with transporting our aircraft, pilots, and crews, which are significant operating costs for us;

•	limitations on our ability to enforce legal rights and remedies;

•	uncertainties regarding required approvals or legal structures necessary to operate aircraft or provide our products and services in a given jurisdiction;

•	restrictions on the repatriation of funds from our foreign operations;

•	changes in regulatory structures or trade policies;

•	tariff and tax regulations including permanent establishment determinations by foreign governments;

•	ensuring compliance with the Foreign Corrupt Practices Act; and

•	the risk of government-financed competition.

Emerging market countries have less developed economies that are more vulnerable to economic and political problems and may experience significant fluctuations in gross domestic product, interest rates, and currency exchange rates, as well as civil disturbances, government instability, nationalization and expropriation of private assets, and the imposition of taxes or other charges by government authorities. The occurrence of any of these events and the resulting economic instability that may arise could adversely affect our operations in those countries, or the ability of our customers in those countries to meet their obligations. As a result, customers that operate in emerging market countries may be more likely to default than customers that operate in developed countries. In addition, legal systems in emerging market countries may be less developed, which could make it more difficult for us to enforce our legal rights in those countries.

EHI provides helicopter services primarily to DOD related customers and projects. Erickson does not have any operating history providing services in this segment.

The DOD requires Commercial Airlift Review Board (“CARB”) certification in order to provide passenger and cargo transportation services. While EHI is currently in good standing with its CARB requirements, a failure to comply with the applicable regulations and requirements could lead to the loss of DOD related business, which could result in a material adverse effect on our business, financial position, results of operations and cash flows.

Contracts and programs devised by DOD subdivisions are regulated by U.S. Government defense budgets which could be impacted by forces beyond our control such as:

•	budgetary constraints affecting government spending generally or specific departments or agencies in particular, and changes in fiscal policies or available funding;

•	changes in government programs or requirements;

•	government shutdowns, the effects of sequestration that commenced on March 1, 2013, and other potential delays in government appropriations processes;

•	adoption of new laws or regulations;

•	threat of national risk and war; and

•	general economic conditions.

These or other factors could cause government agencies and departments to reduce their purchases under contracts, exercise their right to terminate contracts, or not exercise options to renew contracts, any of which could cause EHI to lose revenue. A significant decline in overall government spending or a shift in expenditures away from agencies or programs that EHI supports could cause a material decline in our revenues and harm our financial results.

EHI depends on a small number of customers for a significant portion of its revenues and profits and failure to keep and retain certain customers may adversely affect us.

For the twelve months ended December 31, 2012, EHI’s top five customers accounted for 86.4% of its total revenue. EHI may lose a customer for any number of reasons, including as a result of government budget constraints, termination of certain defense programs, selection of another provider, business failure or bankruptcy of the customer, or dissatisfaction with our performance. Consistent with industry practice, we have short-term contracts with option periods with our customers, and these customers have the ability to terminate their relationships with us by not exercising their option to extend the contract. Loss of any of our major customers could adversely affect our business and our future financial results.

The anticipated reduction in troops in Afghanistan in the near-term may adversely affect EHI.

EHI’s largest customer provides construction and other services in Afghanistan to various departments of the U.S. Government. In February 2013, President Barack Obama announced that 34,000 U.S. troops, or approximately half of the U.S. force in Afghanistan, will withdraw by early 2014. If EHI’s customer’s business is affected by this and other factors which impedes its ability to pay EHI or enter into new contracts, our operations could be materially and adversely affected.

Furthermore, the reduction in troops could significantly reduce the need for passenger transportation and other aerial services in Afghanistan. Should EHI’s customer significantly reduce or terminate its need for aerial services, we may be unable to identify new opportunities sufficient to avoid a reduction in our revenues and operating earnings which could have a material adverse effect on our business and our future financial results.

Failure to keep and retain certain of EHI’s employees may adversely affect us.

EHI currently employs approximately 400 pilots, mechanics, technicians, logisticians, flight planners, operators, inspectors, account managers, administrators, clerks, instructors, foremen, salespeople, directors and executives, some of whom have extensive operating experience and/or longstanding customer relationships. The loss of any or all of such employees could cause a disruption of operations, dissatisfaction amongst customers, termination or non-renewal of certain contracts and could interrupt EHI’s integration into our company, which could have a material adverse effect on our business and our future financial results. Some of EHI’s pilots and mechanics are members of the U.S. military reserves and could be called to active duty. If significant numbers of such persons were called to active duty, it would reduce the supply of such workers, possibly curtailing our operations and likely increasing our labor costs.

EIA, the parent company of EHI, is in financial distress and has missed and/or delayed certain of its payment obligations to EHI’s vendors and suppliers. Failure to remediate this situation immediately after closing of the acquisition may have an adverse impact on us.

EHI has significant accounts payable outstanding as a result of the financial distress at EIA. Certain vendors and suppliers are holding aircraft, parts and equipment as a result of missed or delayed payments, and as a result, EHI has not been able to adequately maintain certain of its aircraft. A number of EHI’s aircraft are not air-worthy, causing dissatisfaction among certain of its customers. Failure by Erickson to promptly source the parts and equipment necessary to repair the aircraft could lead to the loss of or ineligibility for significant contracts, including government contracts, which will have a material adverse impact on our business and our future financial results.

Furthermore, failure to come to terms with EHI’s vendors and suppliers after closing of the transaction may result in our being named as a defendant in lawsuits asserting potentially large claims. A settlement or judgment in which we are not the prevailing party could materially and adversely affect our business and our future financial results.

EHI leases a significant portion of the aircraft in its fleet, which may result in higher operating costs and contractual obligations.

EHI currently leases 42 of its 64 aircraft, which may result in higher operating costs and contractual obligations than if it owned these aircraft. Certain of EHI’s lessors require the aircraft to be returned in airworthy condition at the termination of the lease, which could result in higher capital expenditures. Failure to comply with the terms of the leases could result in significant fees and expenses or the foreclosure of an aircraft, which could have a material adverse effect on our business and our future financial results.

EHI operates in certain dangerous and war-affected areas, which may result in hazards to its fleet and personnel.

The operation of helicopters inherently involves a high degree of risk. Hazards such as aircraft accidents, mechanical failures, collisions, fire, adverse weather, explosions, military attacks and other military activities may result in loss of life, serious injury to employees and other persons, damage to property, losses of equipment and revenues, and suspension or reduction of operations. The aerial services we provide and the missions EHI flies, which include passenger and cargo transportation in dangerous and war-affected areas, can be hazardous. EHI maintains hull and liability insurance on its aircraft, which insures against physical loss of, or damage to, the aircraft and against certain legal liabilities to others. In addition, EHI carries war risk, expropriation, confiscation, and nationalization insurance for the aircraft involved in international operations. In some instances, EHI is covered by indemnity agreements from its customers in lieu of, or in addition to, its insurance. EHI’s insurance will not cover any losses incurred pursuant to any performance provisions under agreements with its customers.

EHI’s insurance and indemnification arrangements may not cover all potential losses and are subject to deductibles, retentions, coverage limits, and coverage exceptions and, as a result, severe casualty losses or the expropriation or confiscation of significant assets could materially and adversely affect our financial condition or results of operations. The insured value of one of the aircraft is typically lower than its replacement cost, and the aircraft are not insured for loss of use. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Air Amazonia operates solely in Brazil which is highly regulated regarding employees and other matters. There are no assurances that we can operate successfully in that country.

In conducting business in Brazil, Air Amazonia is subject to political, economic, legal, operational and other risks that are inherent to operating in that country. The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes significant changes in the monetary and credit policy and economic regulation, as well as in other governmental policies. The Brazilian government’s actions to influence the economy, control inflation and other policies and regulations have often involved, among other measures, price and salary controls, currency devaluations, exchange controls and limits on imports and the freezing of bank accounts. Our business, financial condition and results of operations, may be adversely affected by changes in government policies or regulations, whether they are implemented at the federal, state or municipal level, related to public charges and control over the foreign exchange rate, as well as by other factors, such as:

•	exchange rates and exchange control policies;

•	inflation rates;

•	interest rates;

•	liquidity of domestic capital and credit markets;

•	tax policies;

•	price, social and political instability;

•	changes in labor laws;

•	changes in the tax regime, including charges applicable to specific industry sectors; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Air Amazonia has a limited operating history in its end markets.

Air Amazonia was established in 2011 by HRT Participacoes em Petroleo SA, a Brazilian oil and gas exploration company, to provide air lift services to passengers and cargo. Since inception, with a fleet of 14 aircraft, Air Amazonia has fewer than 20,000 flight hours and has carried less than 45,000 passengers. Due to Air Amazonia’s limited operating history, its business is difficult to evaluate and its prospects will be dependent on our ability to achieve high levels of utilization and operational readiness. The future prospects of Air Amazonia’s business will also be dependent on our ability to obtain other customers. If we are not able to achieve these objectives, our business, financial condition, results of operations, and cash flows could be adversely affected.

Risks Relating to Our Indebtedness

Our substantial indebtedness could adversely affect our financial condition and impair our ability to grow and operate our business.

We have a significant amount of indebtedness. As of December 31, 2012, on a Pro Forma basis giving effect to the issuance of the Notes and the use of the proceeds therefrom, but not the borrowings under the ABL Revolver, we would have had $417.5 million of debt outstanding, none of which would have ranked effectively senior to the Notes to the extent of the value of the assets subject to first-priority liens securing such debt. In addition, we would have had approximately $100.0 million of availability under our ABL Revolver, subject to certain conditions and borrowing base limitations and provided we are in, and able to maintain, compliance with the required financial ratios.

Our substantial indebtedness could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including our obligations under the indenture to purchase notes tendered as a result of a change in control;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	increase the volatility of the price of our common stock;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Our ABL Revolver will require that we maintain a fixed charge coverage ratio of at least 1.2:1.0 if our average excess availability is greater than $15.0 million (as calculated pursuant to the terms of the ABL Revolver) or 1.05:1.0 if our average excess availability is less than or equal to $15.0 million (as calculated pursuant to the terms of the ABL Revolver) and an annual growth capital expenditures limit of approximately $25.0 million, subject to standard carry-over provisions. Failure to comply with these covenants is an event of default under the facility and as a result our ability to draw down borrowings under our ABL Revolver depends in part on our compliance with these covenants.

An inability to draw down on our ABL Revolver could have a material adverse effect on our ability to make capital expenditures, on our results of operations and on our liquidity. Further, failure to maintain the financial ratios required under our ABL Revolver would constitute an event of default, allowing the lenders under our ABL Revolver to declare the entire balance of any and all sums payable under the ABL Revolver immediately due and payable. If a payment default or acceleration were to occur under our ABL Revolver, holders of notes would be permitted to accelerate the maturity of the Notes.

Our ability to meet our debt service obligations and refinance our indebtedness, including the debt existing at the time of the issuance of Notes as well as any future debt that we may incur, will depend upon our ability to generate cash in the future from operations, financings or asset sales, which are subject to general economic conditions, industry cycles, seasonality and other factors, some of which may be beyond our control. If we cannot repay or refinance our debt as it becomes due, we may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures and general corporate purposes or (ii) dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in our industry could be impaired.

We may be unable to access public or private debt markets to fund our operations and contractual commitments at competitive rates, on commercially reasonable terms, or in sufficient amounts.

We depend, in part, upon borrowings under our credit facilities to fund our operations and contractual commitments. If we were called upon to fund all outstanding commitments, we may not have sufficient funds to do so. A number of factors could cause us to incur increased borrowing costs and to have greater difficulty accessing public and private markets for debt. These factors include general economic conditions, disruptions or declines in the global capital markets, and our financial performance, outlook, or credit ratings. An adverse change in any or all of these factors may materially adversely affect our ability to fund our operations and contractual or financing commitments.

If our business does not perform as expected, including if we generate less than anticipated revenue from the EHI or Air Amazonia operations or encounter significant unexpected costs, we may fail to comply with the financial covenants under the ABL Revolver or other credit facilities. If we do not comply with our financial covenants and we do not obtain a waiver or amendment, our lenders may accelerate payment of all amounts outstanding which would immediately become due and payable, together with accrued interest. Any default may require us to seek additional capital or modifications to our credit facilities, which may not be available or which may be costly. Additionally, our suppliers may require us to pay cash in advance or obtain letters of credit as a condition to selling us their products and services. Any of these risks and uncertainties could have a material adverse effect on our business, financial position, results of operations, and cash flows.

Despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness. Incurring more indebtedness could increase or intensify the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indenture governing the Notes and the terms of our ABL Revolver will restrict, but will not completely prohibit, us from doing so. We expect to have approximately $100.0 million of undrawn availability under our ABL Revolver, subject to certain conditions and borrowing base limitations. In addition, the indenture will allow us to issue additional notes under certain circumstances which will also be guaranteed by the guarantors and will share in the collateral that will secure the Notes and guarantees. The indenture will also allow us to incur certain other additional secured debt and will allow our foreign subsidiaries to incur additional debt, which would be structurally senior to the Notes. In addition, the indenture will not prevent us from incurring other liabilities that do not constitute indebtedness. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

If we default under our ABL Revolver, we may not be able to service our debt obligations.

In the event of a default under our ABL Revolver, the lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. If such acceleration occurs, thereby permitting an acceleration of amounts outstanding under the Notes, we may not be able to repay the amounts due under our ABL Revolver or the Notes. Events of default under our ABL Revolver will include breach of covenants, default under certain other indebtedness, failure to satisfy judgments in excess of an agreed amount, certain insolvency events and the occurrence of a material adverse effect (as defined in our ABL Revolver). This could have serious consequences to our financial condition and results of operations, and could cause us to become bankrupt or insolvent.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We will also be required to obtain the consent of the lenders under our ABL Revolver to refinance material portions of our indebtedness. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, the credit agreement governing our ABL Revolver and the indenture governing the Notes will limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

SELECTED HISTORICAL FINANCIAL DATA

Erickson Selected Historical Financial Data

The following tables set forth our selected consolidated financial and other data. We derived our selected consolidated financial and other data as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011, and 2010 from our audited consolidated financial statements and notes thereto, which are included in our 2012 Form 10-K. The balance sheet data as of December 31, 2010 has been derived from our audited financial statements which are included in our registration statement on Form S-1 filed with the SEC on April 10, 2012.

Our selected consolidated financial and other data are not necessarily indicative of our future performance. The data provided in this table are only a summary and do not include all of the data contained in our financial statements. Accordingly, this table should be read in conjunction with, and is qualified in its entirety by, our consolidated financial statements and related notes contained in our 2012 Form 10-K and the sections of our 2012 Form 10-K entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(dollars in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
Consolidated Statements of Comprehensive Income Data:
Net revenues:
Aerial services	$105,747	$138,637	$161,405
Manufacturing / MRO	12,493 (1)	14,132 (1)	19,419 (1)

Total net revenues	$118,240	$152,769	$180,824
Cost of revenues:
Aerial services	81,353	93,566	109,623
Manufacturing / MRO	7,651	13,730	9,782

Total cost of revenues	89,004	107,296	119,405

Gross profit	29,236	45,473	61,419
Operating expenses:
General and administrative	14,105	13,023	17,232
Research and development	6,400	4,827	4,683
Selling and marketing	6,987	9,940	6,071
Restructuring charges	—	1,084	—
Loss on disposal of leased aircraft	—	—	—

Total operating expenses	27,492	28,874	27,986

Operating income (loss)	1,744	16,599	33,433
Other income (expense):
Interest income	14	7	—
Interest expense	(4,879)	(9,157)	(6,990)
Loss on early extinguishment of debt	(2,265)	—	—
Other income (expense)(2)	(6,193)	3,885	(594)

Total other income (expense)	(13,323)	(5,265)	(7,584)
Net income (loss) before income taxes and noncontrolling interest	(11,579)	11,334	25,849
Income tax expense (benefit)(3)	(3,544)	(4,926)	10,213

Net income (loss)	(8,035)	16,260	15,636
Less: Net (income) loss related to noncontrolling interest	(216)	(390)	(406)

Net income (loss) attributable to Erickson Air-Crane Incorporated	(8,251)	15,870	15,230
Dividends on Series A Redeemable Preferred Stock(4)	7,925	9,151	2,795

Net income (loss) attributable to common stockholders	$(16,176)	$6,719	$12,435

Net income (loss)	$(8,035)	$16,260	$15,636
Other comprehensive income (loss):
Foreign currency translation adjustment	45	(402)	136

Comprehensive income (loss)	$(7,990)	$15,858	$15,772

Consolidated Balance Sheet Data:
Cash and Cash equivalents	$1,928	$268	$1,468
Restricted Cash	4,340	5,214	3,781
Aircraft, aircraft support parts, net, property, plant and equipment, net	156,098	185,916	214,389
Working capital(5)	5,538	5,560	(65,508)
Total assets	203,703	233,911	256,823
Total debt	93,894 (6)	130,570 (6)	97,876 (6)
Preferred stock(7)	57,010	66,161	—
Stockholders’ equity:
Common stock	1	1	1
Total stockholders’ equity	(15,598)	(9,145)	105,368

Consolidated Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(8,430)	$(20,723)	$28,158
Investing activities	(5,017)	(13,083)	(21,492)
Financing activities	11,057	32,759	(5,446)

(1)	Net revenues from Manufacturing / MRO reflect the sale of zero aircraft in 2010, 2011, and 2012. The aircraft sold in 2009 was repurchased by the Company in 2012.

(2)	Other income (expense) for the year ended December 31, 2010 includes $10.0 million in litigation settlement expenses and a net gain related to an aircraft accident in Malaysia of $6.3 million, after accounting for insurance proceeds; for the year ended December 31, 2011 includes $2.7 million of recognized income associated with the reversal of interest expense from a tax settlement; and for the year ended December 31, 2012 includes $0.8 million related to the removal of the Canadian Revenue Authority (“CRA”) reserve that was included as an expense in 2010.

(3)	Income tax expense (benefit) for the year ended December 31, 2011 includes a tax benefit of $9.5 million in connection with a tax settlement.

(4)	Dividends on Series A Redeemable Preferred Stock are non-cash accruals. No dividends have been paid or will be paid to holders of Series A Redeemable Preferred Stock. The Series A Redeemable Preferred Stock and related accrued dividends and the Class A Common Stock were converted into 4,802,970 shares of a single class of common stock in conjunction with the Company’s initial public offering.

(5)	Working capital is calculated as the Company’s current assets less current liabilities. Working capital for the year ended December 31, 2012 included $71.2 million of debt outstanding under the Company’s credit agreement, classified as current debt due to the maturity date of the Company’s credit agreement of June 24, 2013.

(6)	Debt for the years ended December 31, 2010, 2011, and 2012, is comprised of amounts drawn under the Company’s revolving credit facility, the Company’s term loan, and the Company’s notes. In June 2010, the Company replaced its former revolving credit facility and former term loan with a new credit facility. As a result of the refinancing, the Company expensed $2.3 million, including the unamortized portion of the previously deferred financing costs and early termination fees.

(7)	Represents Series A Redeemable Preferred Stock which was converted to common stock in conjunction with the Company’s initial public offering.

EHI Selected Historical Financial Data

The following tables set forth EHI’s selected consolidated financial and other data. EHI’s selected consolidated financial and other data as of December 31, 2012, February 29, 2012, and February 28, 2011 and for the years ended December 31, 2012, February 29, 2012, February 28, 2011 and February 28, 2010 are derived from EHI’s audited consolidated financial statements and notes thereto, which are included elsewhere in this disclosure statement. EHI’s selected consolidated financial and other data as of February 28, 2010 has been derived from audited financial statements which are not included elsewhere in this disclosure statement.

EHI’s selected consolidated financial and other data are not necessarily indicative of EHI’s or our future performance. The data provided in this table are only a summary and do not include all of the data contained in EHI’s financial statements. Accordingly, this table should be read in conjunction with, and is qualified in its entirety by, EHI’s consolidated financial statements and related notes contained elsewhere in this disclosure statement.

(dollars in thousands)	February 28, 2010	February 28, 2011	February 29, 2012	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$108	$127	$174	$148
Accounts receivable, net	17,764	17,284	27,321	24,213
Inventories	718	566	519	601
Prepaid expenses and other assets	2,575	8,761	7,387	7,570
Refundable deposits	2,750	6,425	2,807	—
Deferred tax assets	3,235	2,498	1,455	907
Assets held for sale	—	—	—	2,864

Total current assets	27,150	35,661	39,663	36,303

Property and Equipment
Aircraft, aircraft engines and rotable parts	76,725	86,675	85,597	86,917
Deferred overhauls	31,428	34,909	40,469	43,626
Buildings and improvements	23,588	26,989	23,380	22,390
Machinery and equipment	9,022	7,458	8,206	8,748
Construction in progress	7,293	7,068	4,779	10,170

	148,056	163,099	162,431	171,851
Accumulated depreciation of long-lived assets	(41,950)	(48,868)	(53,916)	(58,917)
Accumulated amortization of deferred overhauls	(8,545)	(13,865)	(16,414)	(20,728)

Net property and equipment	97,561	100,366	92,101	92,206

Deposits	9,210	13,221	16,529	12,753
Assets held for sale	—	—	3,226	—
Restricted investments	—	—	1,054	1,056
Other assets	183	713	116	3,049

	9,393	13,934	20,925	16,858

Total assets	$134,104	$149,961	$152,689	$145,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,557	$16,221	$20,974	$34,611
Accrued expenses and other	2,115	2,350	4,941	4,147
Current portion of long-term debt	2,119	2,036	594	11,647

Total current liabilities	20,791	20,607	26,509	50,405

Other liabilities	3,984	3,324	1,402	3,872
Liability for uncertain tax positions in foreign jurisdiction	7,956	10,831	14,125	17,353
Deferred tax liabilities	7,043	6,023	3,902	1,250
Long-term debt, net of current maturities	14,744	13,427	11,541	—

	33,727	33,605	30,970	22,475

Total liabilities	54,518	54,212	57,479	72,880

Stockholder’s equity:
Common stock, no par value, 500 shares authorized, issued and outstanding	—	—	—	—
Net investment of Parent	79,586	95,749	95,210	72,487

Total stockholder’s equity	79,586	95,749	95,210	72,487

Total liabilities and stockholder’s equity	$134,104	$149,961	$152,689	$145,367

(dollars in thousands)	Year Ended February 28, 2010	Year Ended February 28, 2011	Year Ended February 29, 2012	Year Ended December 31, 2012
Consolidated Statements of Income Data:
Revenue from flight and support services	$123,377	$118,462	$169,515	$201,232
Cost of flights and support services	(104,696)	(84,652)	(118,824)	(145,332)

Gross profit	18,681	33,810	50,691	55,900

Operating expenses:
Selling, general and administrative expense	20,570	21,150	25,528	21,297
Impairment charges	10,664	397	3,023	—
Loss on disposal of leased aircraft	—	—	—	2,384

	31,234	21,547	28,551	23,681

Income (loss) from operations	(12,553)	12,263	22,140	32,219

Non-operating income (expense):
Interest (expense)	(2,539)	(1,779)	(1,166)	(1,579)
Amortization of deferred finance costs	(805)	(444)	(310)	(255)
Other, net	(173)	7,072	(1,667)	291

	(3,517)	4,849	(3,143)	(1,543)

Income (loss) before income taxes	(16,070)	17,112	18,997	30,676
Income tax (expense) benefit	4,815	(7,510)	(8,165)	(13,025)

Income (loss) from continuing operations	(11,255)	9,602	10,832	17,651

Discontinued operations:
Income from discontinued operations, net of tax	444	415	—	—
Gain on disposal of discontinued operations, net of tax	—	7,422	1,261	—

Income from discontinued operations	444	7,837	1,261	—

Net income (loss)	$(10,811)	$17,439	$12,093	$17,651

(dollars in thousands)	Year Ended February 28, 2010	Year Ended February 28, 2011	Year Ended February 29, 2012	Year Ended December 31, 2012
Cash flows from operating activities:
Net income (loss)	$(10,811)	$17,439	$12,093	$17,651
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,756	13,351	15,444	16,464
Provision for losses on accounts receivable	427	842	788	—
Impairment charges	10,664	397	3,023	—
Loss on disposal of leased aircraft	—	—	—	2,384
Amortization of net gain on sale leaseback transactions	—	—	—	(156)
Amortization of deferred finance costs	—	—	—	255
Loss (gain) on sale of property and equipment	(10,931)	(1,969)	4,919	—
Contribution from stockholder affiliate for free rent	—	—	1,576	1,576
Gain on disposal of discontinued operations	—	(7,422)	(1,261)	—
Deferred income taxes	(2,739)	(3,053)	(339)	1,912
Liability for uncertain tax positions in foreign jurisdiction	3,403	2,875	3,294	3,871
Gain on legal settlements	—	(6,000)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(5,955)	(362)	(11,209)	2,575
Inventories	870	152	47	(85)
Prepaid expenses, deposits and other	(3,786)	(13,229)	3,022	489
Accounts payable, accrued and other liabilities	2,041	(857)	5,422	23,642

Net cash provided by (used in) operating activities	(2,061)	2,164	36,819	70,578

Cash flows from investing activities:
Purchases of property, equipment, and overhauls	(18,922)	(19,212)	(29,638)	(22,772)
Proceeds from disposal of property and equipment	23,555	3,317	8,402	8,949
Proceeds from legal settlement	—	6,000	—	—
Proceeds from sale of discontinued operations, net of transaction costs	—	12,384	2,000	—

Net cash (used in) provided by investing activities	4,633	2,489	(19,236)	(13,823)

Cash flows from financing activities:
Proceeds from long-term debt	3,425	—	—	—
Payments on long-term debt	(3,650)	(3,358)	(3,328)	(1,956)
Proceeds from earn-out from sale of subsidiary	—	—	—	2,000
Net transfers to Parent	(2,672)	(1,276)	(14,208)	(56,729)

Net cash (used in) provided by financing activities	(2,897)	(4,634)	(17,536)	(56,685)

Net increase (decrease) in cash and cash equivalents	(325)	19	47	70
Cash and cash equivalents, beginning of year	433	108	127	78

Cash and cash equivalents, end of year	$108	$127	$174	$148

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$2,442	$1,779	$1,166	$1,584

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited condensed combined pro forma financial information combines the historical consolidated statement of comprehensive income and consolidated balance sheet of EAC, the historical consolidated statement of comprehensive income and consolidated balance sheet of EHI, and the effects of the debt offering, the subordinated notes, the preferred stock and the new ABL Revolver. These historical financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The unaudited condensed combined pro forma financial information gives effect to the acquisition as if it had occurred on December 31, 2012 for the purposes of the unaudited condensed combined pro forma balance sheet at December 31, 2012 and at January 1, 2012 for the purposes of the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012. The unaudited condensed combined pro forma financial information has been prepared based upon currently available information and using the assumptions described in the notes thereto.

The unaudited condensed combined pro forma financial information below should be read in conjunction with the notes thereto and the historical consolidated financial statements of EAC included in the 2012 Form 10-K. This unaudited condensed combined pro forma financial information is presented for informational purposes only and is not intended to be indicative of the financial position or results of operations of the combined company that would have actually occurred had the acquisition been effective during the periods presented or of the future financial position or future results of operations of the combined company. The unaudited condensed combined pro forma financial information as of December 31, 2012 and for the year then ended presented herein may have been different had EAC and EHI actually been combined as of that date or during those periods due to, among other factors, possible revenue enhancements, expense efficiencies and integration costs. The historical consolidated financial data has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of EHI, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. Additionally, pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. The actual allocation of the purchase price to the acquired assets and liabilities may vary materially from the assumptions used in preparing the unaudited condensed combined pro forma financial information. The unaudited condensed combined pro forma financial statements also do not reflect non-recurring charges related to integration activities or exit costs that may be incurred by EAC or EHI in connection with the acquisition.

Erickson Air-Crane Incorporated

Unaudited Condensed Combined Pro Forma Balance Sheet

December 31, 2012

	Historical		Pro Forma
(Dollars in thousands)	Erickson Air-Crane Incorporated	Evergreen Helicopters, Inc.	Acquisition Adjustments(1)	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,468	$148	$(9,021)	A-2	$47,219
			97,876	A-3
			(97,876)	A-3
			(6,250)	A-4
			60,874	A-5
Restricted cash	3,781	—	45,000	A-5	48,781
Accounts receivable net of allowance for doubtful accounts	24,446	24,213	—		48,659
Inventory	—	601	(601)	B	—
Prepaid expenses and other	1,426	7,570	(627)	C	8,369
Income tax receivable	1,048	—	—		1,048
Deferred tax assets	8,208	907	—		9,115
Assets held for sale	—	2,864	(2,864)	D	—

Total current assets	40,377	36,303	86,511		163,191

Aircraft support parts, net	133,281	—	601	B	110,805
			16,537	E
			(3,358)	F
			(36,256)	G
Aircraft, net	66,673	—	(5,870)	A-2	166,357
			13,021	A-2
			(3,265)	C
			56,321	E
			36,256	G
			3,221	H
Property, plant, and equipment, net	14,435	92,206	(15,347)	C	18,436
			(72,858)	E
Goodwill	—	—	183,383	A-1	209,769
			7,151	A-2
			(7,151)	A-2
			35,032	C
			2,864	D
			3,358	F
			(3,221)	H
			(11,647)	I
Investment in EHI	—	—	250,000	A-1
			13,021	A-2
			(263,021)	J
Other noncurrent assets	2,057	16,858	11,250	A-4	14,372
			(15,793)	C

Total assets	$256,823	$145,367	$280,740		$682,930

(1)	The accounting treatment and classification of certain spare parts from EHI’s historical financial statements have been adjusted to conform to the Company’s accounting treatment and classification. Such accounting treatment and classification adjustments are detailed in Pro Forma Adjustments (B), (E), (F), and (N). The classification of certain overhaul components from the Company’s historical financial statements have been adjusted to conform to EHI’s classification. Such reclassification is detailed in Pro Forma Adjustment (G).

Erickson Air-Crane Incorporated

Unaudited Condensed Combined Pro Forma Balance Sheet—(Continued)

December 31, 2012

	Historical		Pro Forma
(Dollars in thousands)	Erickson Air-Crane Incorporated	Evergreen Helicopters, Inc.	Acquisition Adjustments(1)	Notes	Pro Forma Combined
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$8,746	$34,611	$—		$43,357
Current portion of long-term debt	71,202	11,647	(71,202)	A-3
			(11,647)	I
Accrued and other current liabilities	19,662	4,147	4,000	A-2	27,809
Income taxes payable	6,275	—	—		6,275

Total current liabilities	105,885	50,405	(78,849)		77,441

Long-term debt, less current portion	26,674	—	185,000	A-1	417,500
			17,500	A-1
			71,202	A-3
			26,674	A-3
			(26,674)	A-3
			11,250	A-4
			105,874	A-5
Other long-term liabilities	1,415	3,872	—		5,287
Deferred tax liabilities	17,481	18,603	—		36,084

Total liabilities	151,455	72,880	311,977		536,312
Stockholders’ equity (deficit):
Common stock	1	—	5	A-1	1
			(5)	J
Additional paid-in capital	101,833	72,487	183,383	A-1	149,333
			47,495	A-1
			7,151	A-2
			(263,016)	J
Retained earnings	2,447	—	(6,250)	A-4	(3,803)
Accumulated other comprehensive income	71	—	—		71

Total stockholders’ equity attributable to the Company and EHI	104,352	72,487	(31,237)		145,602

Noncontrolling interest	1,016	—	—		1,016

Total stockholders’ equity	105,368	72,487	(31,237)		146,618

Total liabilities and stockholders’ equity	$256,823	$145,367	$280,740		$682,930

(1)	The accounting treatment and classification of certain spare parts from EHI’s historical financial statements have been adjusted to conform to the Company’s accounting treatment and classification. Such accounting treatment and classification adjustments are detailed in Pro Forma Adjustments (B), (E), (F), and (N). The classification of certain overhaul components from the Company’s historical financial statements have been adjusted to conform to EHI’s classification. Such reclassification is detailed in Pro Forma Adjustment (G).

Erickson Air-Crane Incorporated

Unaudited Condensed Combined Pro Forma Statement of Comprehensive Income

Year Ended December 31, 2012

	Historical		Pro Forma
(Dollars in thousands, except share and per share amounts)	Erickson Air-Crane Incorporated	Evergreen Helicopters, Inc.	Acquisition Adjustments(1)	Notes	Pro Forma Combined
Net revenues:
Aerial services	$161,405	$201,232	$(69)	M	$362,568
Manufacturing / MRO	19,419	—	—		19,419

Total net revenues	$180,824	$201,232	$(69)		$381,987
Cost of revenues:
Aerial services	109,623	145,332	1,329	A-2	248,174
			(1,412)	C
			3,358	F
			(69)	M
			(4,529)	N
			(10,523)	O
			8,089	P
			(3,024)	Q
Manufacturing / MRO	9,782	—	—		9,782

Total cost of revenues	119,405	145,332	(6,781)		257,956

Gross profit	61,419	55,900	6,712		124,031
Operating expenses:
General and administrative	17,232	21,297	572	R	39,074
			(27)	S
Research and development	4,683	—	—		4,683
Selling and marketing	6,071	—	—		6,071
Loss on disposal of leased aircraft	—	2,384	—		2,384

Total operating expenses	27,986	23,681	545		52,212

Operating income (loss)	33,433	32,219	6,167		71,819
Other income (expense):
Interest expense	(6,990)	(1,579)	6,874	A-3	(35,666)
			1,579	I
			(35,550)	T
Amortization of debt issuance costs	(1,174)	(255)	(1,607)	A-4	(3,036)
Gain (loss) on disposal of equipment	(5)	—	—		(5)
Unrealized foreign exchange gain (loss)	(322)	—	—		(322)
Realized foreign exchange gain (loss)	788	—	—		788
Other income (expense)	119	291	—		410

Total other income (expense)	(7,584)	(1,543)	(28,704)		(37,831)

Net income (loss) before income taxes and noncontrolling interest	25,849	30,676	(22,537)		33,988
Income tax expense (benefit)	10,213	13,025	(7,888)	U	15,350

Net income (loss)	15,636	17,651	(14,649)		18,638
Less: Net (income) loss related to noncontrolling interest	(406)	—	—		(406)

Net income (loss) attributable to the Company and EHI	15,230	17,651	(14,649)		18,232
Dividends on Preferred Stock	2,795	—	—		2,795

Net income (loss) attributable to common stockholders	$12,435	$17,651	$(14,649)		$15,437

Net income (loss)	$15,636	$17,651	$(14,649)		$18,638
Other comprehensive income (loss):
Foreign currency translation adjustment	136	—	—		136

Comprehensive income (loss)	15,772	17,651	(14,649)		18,774
Comprehensive income (loss) attributable to noncontrolling interest	(435)	—	—		(435)

Comprehensive income (loss) attributable to the Company and EHI	$15,337	$17,651	$(14,649)		$18,339

(1)	The accounting treatment and classification of certain spare parts from EHI’s historical financial statements have been adjusted to conform to the Company’s accounting treatment and classification. Such accounting treatment and classification adjustments are detailed in Pro Forma Adjustments (B), (E), (F), and (N). The classification of certain overhaul components from the Company’s historical financial statements have been adjusted to conform to EHI’s classification. Such reclassification is detailed in Pro Forma Adjustment (G).

Reconciliation of Non-GAAP Financial Measures

The Company is providing a reconciliation of Net Income to EBITDA, to Adjusted EBITDA and to pro forma combined Adjusted EBITDA. These financial measures are not prepared in accordance with GAAP. Since not all companies use identical calculations, the Company’s presentation of EBITDA, Adjusted EBITDA and pro forma combined Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Year ended December 31, 2012
	Historical				Pro Forma
(Dollars in thousands)	Erickson Air-Crane Incorporated		Evergreen Helicopters, Inc.		Acquisition Adjustments (1)		Notes	Pro Forma Combined
EBITDA and Adjusted EBITDA Reconciliation
Net income (loss) attributable to Erickson Air-Crane Incorporated and Evergreen Helicopters, Inc.	$15,230		$17,651		$(3,358)		F	$18,232
					3,024		Q
					(572)		R
					27		S
					(13,770	)(2)
Interest expense, net	6,990		1,579		(6,874)		A-3	35,666
					(1,579)		I
					35,550		T
Tax expense (benefit)	10,213		13,025		(7,888)		U	15,350
Depreciation	8,976		10,328		1,329		A-2	12,258
					(1,412)		C
					(4,529)		N
					(10,523)		O
					8,089		P
Amortization of aircraft component overhauls	12,734		6,136		—			18,870
Amortization of debt issuance costs	1,174		255		1,607		A-4	3,036
Amortization of sale/lease back (gains) losses	—		(156	)(3)	—			(156)

EBITDA	$55,317		$48,818		$(879)			$103,256

Non-cash unrealized mart-to-market foreign exchange gains (losses)	322		—		—			322
Loss (gain) on disposal of leased aircraft	—		2,384		—			2,384
Non-cash charges from awards to employees of equity interests	2,118		—		—			2,118
Acquisition related expenses	242		—		—			242
Other noncash (gains) losses	(795	)(4)	—		—			(795)

Adjusted EBITDA	$57,204		$51,202		$(879)			$107,527

(1)	The accounting treatment and classification of certain spare parts from EHI’s historical financial statements have been adjusted to conform to the Company’s accounting treatment and classification. Such accounting treatment and classification adjustments are detailed in Pro Forma Adjustments (B), (E), (F), and (N). The classification of certain overhaul components from the Company’s historical financial statements have been adjusted to conform to EHI’s classification. Such reclassification is detailed in Pro Forma Adjustment (G).
(2)	Includes the effects of pro forma adjustments for interest expense, net, tax expense (benefit), depreciation and amortization of debt issuance costs as detailed in the respective Pro Forma adjustments below this amount.
(3)	The amortization of sale/lease back (gains) losses of $0.2 million was presented in EHI’s historical financial statement in Aerial services revenues.
(4)	Includes $0.8 million for the removal of a Canadian Revenue Authority related reserve that had been included as an add-back for the fourth quarter of 2010.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

1.    BASIS OF PRESENTATION

The unaudited condensed combined pro forma financial information gives effect to the acquisition as if it had occurred on December 31, 2012 for the purposes of the unaudited condensed combined pro forma balance sheet at December 31, 2012 and at January 1, 2012 for the purposes of the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012. The unaudited condensed combined pro forma financial information has been prepared by the Company’s management and is based on the Company’s historical consolidated financial statements and EHI’s historical consolidated financial statements. Certain amounts from EHI’s historical consolidated financial statements have been reclassified to conform to the Company’s presentation and certain amounts from the Company’s historical consolidated financial statements have been reclassified to conform to EHI’s presentation.

This unaudited condensed combined pro forma financial information is prepared in conformity with GAAP. The unaudited condensed combined pro forma balance sheet as of December 31, 2012, and the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012, have been prepared using the following information:

a.	Audited historical consolidated financial statements of the Company for the year ended December 31, 2012;

b.	Audited historical consolidated financial statements of EHI for the year ended December 31, 2012; and

c.	Such other supplementary information as considered necessary to reflect the acquisition in the unaudited pro forma consolidated financial information

The pro forma adjustments reflecting the acquisition of EHI under the purchase method of accounting are based on certain estimates and assumptions. The fair values of certain of EHI’s assets have been valued by an independent appraiser as of December 31, 2012. The Company’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the acquisition of EHI and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited condensed combined pro forma financial information does not include the anticipated financial benefits or expenses from such items as expense efficiencies or revenue enhancements arising from the acquisition nor does the unaudited condensed combined pro forma financial information include restructuring and integration costs to be incurred by the Company.

The unaudited condensed combined pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the acquisition been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed combined pro forma financial information should be read in conjunction with the historical consolidated financial statements of the Company included in the 2012 Form 10-K.

2.    PURCHASE PRICE AND FINANCING CONSIDERATIONS

The Company has agreed to purchase from EIA all of the issued and outstanding capital stock of EHI for an aggregate purchase price of: (i) $185.0 million in cash; (ii) 4,008,439 shares of

Notes to Unaudited Condensed Combined Pro Forma Financial Statements—(Continued)

preferred stock of the Company, valued at $47.5 million based on an agreed value of $11.85 per share, to be created prior to the closing of the transactions contemplated by the purchase agreement for EHI; (iii) $17.5 million aggregate principal amount promissory notes issued by the Company; and (iv) a contingent amount up to a maximum of $26.25 million, payable at the Company’s option in additional subordinated notes or cash, that may be payable by the Company based on EHI’s revenues during the years ended December 31, 2013, 2014 and 2015. The cash consideration is subject to certain adjustments, including adjustments based on working capital levels at the closing.

In conjunction with the acquisition EHI will purchase nine aircraft from an affiliated entity of EIA and EHI for an aggregate purchase price not to exceed approximately $13.0 million, including $9.0 million in cash to be paid on the acquisition date with the remainder to be paid in four quarterly installments.

The contingent earn-out amounts were excluded from the calculation of goodwill below; it is assumed that the earn-out amounts have no fair value for purchase price accounting as the Company’s forecasted revenues for EHI do not meet the earn-out requirements.

Allocation of EHI purchase price (a) (in thousands):

Purchase Price	$250,000

Book value of EHI at December 31, 2012	66,617
Pro Forma Adjustments, identifiable net assets acquired at December 31, 2012	(26,386)

Fair value of net assets acquired	40,231

Excess of purchase price over fair value of assets acquired (goodwill)	$209,769

(a)	The purchase price is allocated to balance sheet assets acquired and liabilities assumed based on their preliminary estimated fair value. The fair value adjustments to the EHI historical consolidated balance sheet in connection with the acquisition are described below in Note 3.

Allocation of nine aircraft purchase price (a) (in thousands):

Purchase Price	$13,021

Book value of nine aircraft acquired at December 31, 2012	5,870
Pro Forma Adjustments, nine aircraft acquired at December 31, 2012	7,151

Fair value of net assets acquired	13,021

Excess of purchase price over fair value of assets acquired (goodwill)	$—

(a)	The purchase price is allocated to balance sheet assets acquired and liabilities assumed based on their estimated fair value. The fair value adjustments to the EHI historical consolidated balance sheet in connection with the acquisition are described below in Note 3.

3.    PRO FORMA ADJUSTMENTS

(A)	Record the $400.0 million of Notes and $17.5 million of subordinated notes on the unaudited condensed combined pro forma balance sheet as of December 31, 2012. The net proceeds from the notes will be used towards the following pro forma adjustments:

(1)

Record the acquisition purchase price of $202.5 million, comprised of $185.0 million of cash and $17.5 million of subordinated notes, on the unaudited condensed combined pro forma balance sheet as of December 31, 2012. Record the 4,008,439 shares of

Notes to Unaudited Condensed Combined Pro Forma Financial Statements—(Continued)

preferred stock, valued at $47.5 million based on an agreed value of $11.85 per share on the unaudited condensed combined pro forma balance sheet as of December 31, 2012. For purchase price accounting herein, it is assumed that $11.85 per share approximates the market price per share of the Company’s common stock at closing. Record the Investment in EHI of $250.0 million on the unaudited condensed combined pro forma balance sheet as of December 31, 2012 less the book value of EHI at December 31, 2012 of $66.6 million and the resulting initial goodwill amount of $183.4 million.

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the acquisition is completed. In accordance with ASC Topic 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current fair value. This requirement will likely result in a per share equity component different from the $11.85 per share agreed upon value of preferred stock of the Company that is assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. A change in the fair value of the Company’s preferred stock would increase or decrease the consideration paid with a corresponding increase or decrease in the goodwill recorded in connection with the acquisition.

(2)	Record the aircraft purchase price of approximately $13.0 million on the unaudited condensed combined pro forma balance sheet as of December 31, 2012. Of the total purchase price, $9.0 million is assumed to be paid on December 31, 2012, with the remaining $4.0 million to be paid in four quarterly installments following the acquisitions. Record the investment in the nine aircraft of approximately $13.0 million on the unaudited condensed combined pro forma balance sheet as of December 31, 2012.

Record a net fair-value adjustment to aircraft, net of $7.2 million on the unaudited condensed combined pro forma balance sheet as of December 31, 2012 for the nine aircraft acquired from an affiliated entity of EIA and EHI. The net amount is comprised of an aggregate purchase price which is not to exceed approximately $13.0 million, less approximately $5.9 million, net of leasehold improvements that were included in EHI’s audited historical consolidated financial statements. The unaudited condensed combined pro forma statement of comprehensive income reflects depreciation and amortization expense for the year ended December 31, 2012 of $1.3 million for these acquired aircraft. Depreciation expense and amortization expense was calculated in conformance with the Company’s policy as disclosed in the Company’s most recent 10-K filing. See pro forma adjustment (Q) for the exclusion of EHI’s lease expense for the nine aircraft acquired from an affiliated entity of EIA and EHI on the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012.

(3)	Record the refinancing of the Company’s pre-acquisition debt of $71.2 million and its promissory notes of $26.7 million, with $97.9 million of notes, on the unaudited condensed combined pro forma balance sheet as of December 31, 2012.

Exclude the Company’s pre-acquisition debt of $71.2 million and promissory notes of $26.7 million from the unaudited condensed combined pro forma balance sheet as of December 31, 2012 because of the refinancing with the Notes. Exclude the Company’s pre-acquisition debt interest expense of $6.9 million on the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements—(Continued)

(4)	Total acquisition transaction costs and debt issuance costs are estimated to be $17.5 million. Record $11.3 million of debt issuance costs to other noncurrent assets and $6.3 million of non-recurring acquisition transaction costs to retained earnings on the unaudited condensed combined pro forma balance sheet as of December 31, 2012. Record amortization of debt issuance costs of $1.6 million on the unaudited condensed combined pro forma statement of comprehensive income over the 7-year term of the debt.

(5)	Record the $105.9 million of remaining cash proceeds from the Notes, which is determined by deducting from the total debt issuance amount of $417.5 million, the debt amounts of $202.5 million and $97.9 million in pro forma adjustments (A-1) and (A-3), respectively, and the debt issuance costs of $11.3 million in pro forma adjustment (A-4). Of this $105.9 million total, record $45.0 million to current restricted cash as the funds will remain in escrow related to the Air Amazonia acquisition transaction and $45.6 million, net to cash on the unaudited condensed combined pro forma balance sheets as of December 31, 2012. The $45.6 million net is comprised of $60.9 million in cash, offset by $6.3 million of transactions costs as recorded in pro forma adjustment (A-4) and $9.0 million of payment on the purchased aircraft as recorded in pro forma adjustment (A-2).

(B)	Record reclassification of $0.6 million from EHI inventory to aircraft support parts, net, in conformance with the Company’s presentation on the unaudited condensed combined pro forma balance sheet as of December 31, 2012.

(C)	Exclude a total of $35.0 million in assets comprised of $0.6 million in prepaid expense and other, $3.3 million in aircraft, net, $15.3 million in property, plant, and equipment, net, and $15.8 million in other noncurrent assets from the unaudited condensed combined pro forma balance sheet as of December 31, 2012 for assets not acquired in the acquisition. The unaudited condensed combined pro forma statement of comprehensive income excludes EHI’s depreciation and amortization expense for the year ended December 31, 2012 of $1.4 million related to assets not acquired as part of the acquisition.

(D)	Exclude $2.6 million in assets held for sale from the unaudited condensed combined pro forma balance sheet as of December 31, 2012 for assets that were not acquired in the acquisition. Exclude $0.3 million in assets held for sale from the unaudited condensed combined pro forma balance sheet as of December 31, 2012 for assets acquired in the acquisition, as these assets were recorded at fair value in pro forma adjustment (H).

(E)	Reclassify $72.9 million of EHI’s property, plant, and equipment, net with $16.5 million to aircraft support parts, net, and $56.3 million to aircraft, net on the unaudited condensed combined pro forma balance sheet as of December 31, 2012.

(F)	Record adjustment to parts capitalized by EHI in aircraft support parts, net of $3.4 million on the unaudited condensed combined pro forma balance sheet as of December 31, 2012 to conform to the Company’s policy of directly expensing certain parts. Record on the unaudited condensed combined pro forma statement of comprehensive income cost of goods sold expense for the year ended December 31, 2012 of $3.4 million related to those assets considered directly expensed.

(G)	Reclassify the Company’s overhaul parts from aircraft support parts, net to aircraft, net of $36.3 million to conform to EHI’s presentation on the unaudited condensed combined pro forma balance sheet as of December 31, 2012.

(H)	Record fair-value adjustments to aircraft, net of $3.2 million on the unaudited condensed combined pro forma balance sheet as of December 31, 2012 relating to the aircraft assets

Notes to Unaudited Condensed Combined Pro Forma Financial Statements—(Continued)

used in EHI’s operations. Entry excludes the fair-value adjustment recorded for the aircraft purchase discussed in pro forma adjustment (A-2). The adjustment to the unaudited condensed combined pro forma statement of comprehensive income for depreciation and amortization expense for the year ended December 31, 2012 is recorded as part of the pro forma adjustment (P).

(I)	Exclude EHI’s short-term debt of $11.6 million on the unaudited condensed combined pro forma balance sheet as of December 31, 2012 that was not assumed in the acquisition. The unaudited condensed combined pro forma statement of comprehensive income excludes related interest expense for the year ended December 31, 2012 of $1.6 million determined in accordance with the actual interest on the debt.

(J)	Eliminate upon combination the Company’s investment in EHI and the equity of EHI of $263.0 million on the unaudited condensed combined pro forma balance sheet as of December 31, 2012 as discussed in pro forma adjustments (A-1) and (A-2).

(K)	Assume balance sheet amounts for deferred tax assets and liabilities as of December 31, 2012 are at fair value, except for adjustments made to reflect the anticipated income tax effects related to the acquisition.

(L)	Assume intercompany payables and receivables between EHI and EIA and EIA’s subsidiaries are settled at the time of acquisition.

(M)	Record elimination of sales between the Company and EHI of $0.1 million for the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012.

(N)	To conform to the Company’s policy of expensing certain parts, exclude on the unaudited condensed combined pro forma statement of comprehensive income the depreciation expense in cost of goods sold for the year ended December 31, 2012 of $4.5 million related to parts previously capitalized by EHI in aircraft support parts, net. See pro forma adjustment (F) for the exclusion of these assets from the unaudited condensed combined pro forma balance sheet as of December 31, 2012.

(O)	Exclude EHI depreciation and amortization expense of $10.5 million for all assets, excluding those assets discussed in pro forma adjustment (N), acquired by the Company on the unaudited condensed combined pro forma statements of comprehensive income for the year ended December 31, 2012. See pro forma adjustment (N) for the exclusion of EHI’s depreciation and amortization expense of $4.5 million for certain parts acquired by the Company. Together, pro forma adjustments (N) and (O) exclude EHI depreciation and amortization expense of approximately $15.1 million for all assets acquired by the Company on the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012.

(P)	Record depreciation and amortization expense, calculated in conformance with the Company’s policy as disclosed in the Company’s most recent 10-K filing, of $8.1 million for all assets, excluding those discussed in pro forma adjustment (A-2), acquired by the Company on the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012. See pro forma adjustment (A-2) for the recording of depreciation and amortization expense of $1.3 million for nine aircraft acquired by the Company. Together, pro forma adjustments (A-2) and (P) record depreciation and amortization expense of $9.4 million for all assets acquired by the Company on the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements—(Continued)

(Q)	Exclude $3.0 million on the unaudited condensed combined pro forma statement of comprehensive income for EHI’s lease expense for the year ended December 31, 2012 for the nine aircraft the Company purchased from an affiliated entity of EIA as discussed in pro forma adjustment (A-2).

(R)	Record net rental expense for the McMinnville headquarters retained by EIA of $0.6 million on the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012.

(S)	Eliminate the acquisition costs incurred by the Company and EHI of approximately $27,000 on the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012.

(T)	Record $35.6 million of interest expense on the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012, resulting from the $400.0 million of Notes, $17.5 million in promissory notes, and approximately $100.0 million of available funds under a revolving line of credit. Assume the net proceeds from the issuance of the Notes are used as outlined in pro forma adjustments (A-1) through (A-4) and the revolving undrawn line of credit is unused in its entirety for the year ended December 31, 2012.

(U)	Assume net effective tax rate equivalent to the Company’s statutory tax rate of 35.0% in order to tax effect all adjustments to the unaudited condensed combined pro forma statement of comprehensive income for the year ended December 31, 2012.

(V)	The short-term leases acquired from EHI are classified as operating leases. Assume for purchase price accounting herein that all lease arrangements acquired in the acquisition were entered into at fair value.

OVERVIEW OF ACQUISITIONS

In March of this year, we entered into an agreement to acquire EHI, a subsidiary of EIA, and a binding term sheet to acquire Air Amazonia, the aerial services business of HRT. In connection with the EHI acquisition, EHI will purchase nine aircraft from an affiliated entity of EIA and EHI. Upon completion of the acquisition of these two businesses, they will become operating subsidiaries of Erickson. We plan to fund the cash portion of the consideration payable in connection with these acquisitions with a portion of the proceeds from the Notes offering, and we expect these transactions to close during the second quarter of 2013.

Evergreen Helicopters Acquisition

EHI, based in McMinnville, Oregon, is a diversified global provider of air transport services for cargo and personnel to government and commercial customers. At closing, this transaction would provide Erickson Air-Crane with an incremental fleet of 64 aircraft, consisting of both medium and light helicopters as well as fixed-wing aircraft. This diverse fleet serves a wide range of customers, including significant passenger transport and airlift services for the Department of Defense (“DOD”) and State Department. EHI’s operations span the globe, including a presence in each of North America, the Middle East, Africa, and Asia. Under the terms of our purchase agreement with EIA, EHI is being acquired from EIA for an aggregate of $250.0 million in cash, preferred stock, and subordinated notes. In addition, EHI will purchase nine aircraft for an aggregate price of $13.0 million from an affiliated entity of EIA and EHI in connection with aircraft lease agreements to be entered into between EHI and the affiliated entity upon consummation of our acquisition of EHI. In calendar year 2012, EHI’s revenue and Adjusted EBITDA were $201.2 million and $51.2 million, and $208.2 million and $62.2 million on a Pro Forma Adjusted basis, respectively.

The Pro Forma Adjusted EBITDA amount of $62.2 million reflects the addition to EBITDA of $11.6 million due to the reduction in EHI penalties from unavailable aircraft and $0.3 million of other items, for a total increase to EBITDA of $11.9 million, as discussed in footnote (B) in the Historical and Pro Forma as Adjusted Summary Consolidated Financial Data. The Pro Forma Adjusted EBITDA is also impacted by a net $0.9 million reduction in EBITDA which is comprised of a decrease in EBITDA of $3.4 million due to higher cost of revenues for parts previously capitalized, an increase in EBITDA of $3.0 million due to a reduction in aircraft lease expense related to the purchase of the nine EHI affiliate aircraft, a decrease in EBITDA of $0.6 million from higher office lease costs and an increase in EBITDA of $0.1 million due to a reduction in other costs as discussed in notes (F), (Q), (R) and (S), respectively, of the Unaudited Condensed Combined Pro Forma Financial Statements.

Air Amazonia Acquisition

Air Amazonia, based in Rio de Janeiro, Brazil, is HRT’s in-house airlift supplier and provider of aerial logistics support. HRT, founded in 2008, is one of the largest independent Brazilian oil exploration companies. The fleet to be acquired would include a total of 14 medium and light rotary-wing aircraft, and the transaction would also provide for a three year service contract with HRT to provide ongoing aerial services to support HRT’s on-shore oil exploration efforts in the Amazon. The contract guarantees a minimum annual revenue of $45.0 million for each of the first three years, with a contract extension option for three additional years. The binding term sheet provides for aggregate consideration of $65.0 million to $75.0 million, which is to be paid out in cash installments over the next three years. For calendar year 2012, if Air Amazonia had been a stand-alone business, we estimate that its revenue and Adjusted EBITDA would have been $52.5 million and $15.7 million, respectively.

The Acquisitions

EHI Acquisition

On March 18, 2013 we executed a stock purchase agreement for the purchase of EHI from EIA. EHI, based in McMinnville, Oregon, is a diversified global provider of air transport services for cargo and personnel to government and commercial customers.

Under the terms of the purchase agreement, EHI is being acquired from EIA for $250.0 million, consisting of $185.0 million in cash, $17.5 million in our subordinated notes, and 4,008,439 shares of our preferred stock valued at $47.5 million (based on an agreed upon value of $11.85 per share). The preferred stock is convertible, at the option of EAC, into an equal number of common shares, subject to shareholder approval under NASDAQ marketplace rules, which EAC intends to seek following the closing of the EHI acquisition. In addition, up to approximately $26.3 million in contingent consideration may be payable by Erickson Air-Crane (in cash at a 10.0% discount or through additional subordinated notes) to EIA based on the achievement of certain revenue targets for the calendar years 2013, 2014 and 2015. Successful completion of the acquisition is contingent upon Erickson Air-Crane obtaining financing, and subject to other customary closing conditions.

In connection with the EHI acquisition, EHI will purchase nine aircraft from an affiliated entity of EIA and EHI for an aggregate purchase price not to exceed approximately $13.0 million. At the closing of the EHI acquisition, $9.0 million of the purchase price for the nine aircraft will be paid in cash, and the remainder of the purchase price will be paid in four quarterly installments of $1.0 million each. We expect the acquisition of EHI to occur on or around the date of the completion of the Notes offering.

The EHI acquisition would provide us with an incremental fleet of 64 aircraft, consisting of 52 medium and light helicopters and 12 fixed-wing aircraft. This diverse fleet serves a wide range of customers, including significant passenger transport and airlift services for the DOD, State Department and associated contractors.

Air Amazonia Acquisition

On March 7, 2013, we entered into the HRT Agreement with Air Amazonia and HRT. Pursuant to the HRT Agreement, we have agreed to work in good faith towards establishing and executing definitive agreements and related documentation that would cause us to acquire (i) certain aircraft and other assets currently owned by entities controlled by HRT and (ii) all of Air Amazonia’s capital stock, for aggregate consideration of $65.0 million to $75.0 million. The consideration would be payable in three installments over the three year period following the closing of the Air Amazonia acquisition. The HRT Agreement also provides that we will enter into a three year services agreement with HRT to provide ongoing aerial services. The services agreement has a contractual minimum floor of $45.0 million in annual revenue for the first three years, with the option for HRT to renew for a term of three additional years under substantially similar terms. Based on historical and expected flight hours, we estimate that aerial services provided to HRT under the agreement would result in approximately $52.5 million in annual revenue during the three-year period from closing. Subject to the satisfaction of certain agreed closing conditions, we expect the transaction to close during the second quarter of 2013.

Rationale for Acquisitions

We believe the acquisitions of EHI and Air Amazonia will significantly enhance and diversify our business. In addition to our current capabilities in heavy lift operations as well as manufacturing and MRO expertise we believe the benefits these acquisitions will provide include:

•

Part 135 and CARB certifications, which provide capabilities for passenger and cargo transport both domestically and internationally as well as new Part 145 certifications, which provide increased MRO capabilities;

•

Ability to provide customers globally with a full suite of multi-mission aircraft following the addition of heavy, medium and light-lift helicopters as well as fixed-wing aircraft capable of passenger and cargo transport;

•	Significantly improved revenue visibility with backlog increasing from $178.8 million to $894.5 million;

•	Increased diversity of end markets including onshore oil and gas, DOD and State Department air lift operations, SAR, peacekeeping and disaster relief, and recreation;

•	Increased customer diversification and reduced seasonality;

•	Strong long-term relationships with commercial and DOD and other government customers;

•	Increased geographic diversity into Asia, Africa, Middle East, and South America (including Brazil);

•	Scale to provide MRO support internally and as a third party provider on several additional helicopter models; and

•	Ability to optimize aircraft, pilot and operational footprint.

We believe these attributes will significantly enhance our product and service offerings and make us a stronger, more competitive and more profitable company.

Backlog

Backlog represents the amount of revenue that we expect to derive from signed contracts, including oral contracts that have been subsequently memorialized in writing, or customer extension options. Our backlog consists of contracts with a duration of six months or more. For contracts that include both a daily and an hourly rate component, only the daily component of revenue is included in backlog and an estimate of the expected hourly revenue is not included. For contracts that include a guaranteed number of hours, the value of the guaranteed hours is included in backlog. For CPH contracts, which depend on hours flown by our customers, we calculate the contribution to backlog based on contracted minimum hours. When a binding aircraft sale contract has been signed with a customer, the purchase price of the aircraft not included in current revenues is included in backlog. We have not included any such binding aircraft sales in our backlog as of December 31, 2012. When we sign a contract giving a potential purchaser an option to purchase an aircraft which only becomes binding on a non-refundable payment of a material option fee, we do not include the purchase price of the aircraft in backlog until the non-refundable payment has been made and the contract is a binding purchase contract.

Our backlog as of December 31, 2012 was $178.8 million, of which $69.6 million was attributable to signed contracts and $109.2 million was attributable to anticipated exercises of customer extension options. We had total backlog of $213.8 million as of December 31, 2011, of which $106.0 million was from signed contracts and $107.8 million was from anticipated exercises of customer extension options. On a combined pro forma basis, we had approximately $894.5 million of backlog as of December 31, 2012, comprised of approximately $178.8 million, $445.7 million and $270.0 million from EAC, EHI, and Air Amazonia, respectively. Our $894.5 million of combined backlog consists of $293.7 million from signed contracts and $600.8 million from anticipated exercises of customer extension options.

Cost Synergies

We believe the acquisitions of EHI and Air Amazonia will result in aggregate annual synergies of approximately $10.0 million which we expect to realize within 12 to 24 months of the consummation of each of the acquisitions. We have identified and expect to realize approximately $7.0 million in annual cost synergies from operational improvements, including insourcing of major component overhauls, increased capacity utilization of our Central Point MRO facility, and consolidation of MRO and other operating activities. In addition, by eliminating redundant business development, sales and marketing activities, and finance, human resource and information technology functions, we expect to realize approximately $2.0 million in annual synergies. We believe that increased purchasing volume and improved vendor terms will lead to at least an additional $1.0 million of cost synergies. The identified synergies are not incorporated into any financial data provided herein.

A Global Leader in Aviation Services

Erickson Air-Crane is a global leader in heavy lift rotary-wing aerial services with extensive MRO expertise. We have long term customer relationships and contracts across a diversified customer base and multiple end markets. The acquisitions of EHI and Air Amazonia will significantly enhance our product and service offerings and customer value proposition. We will be able to offer extensive domestic and international passenger and cargo related aerial services as well as MRO operations to commercial and DOD and other governmental customers through additional certifications (e.g. Part 135, Part 145, and CARB) held by EHI and Air Amazonia. Our fleet will expand from 22 aircraft to 100, with the addition of medium and light helicopters as well as fixed-wing aircraft. Our expanded fleet will provide critical mass to profitably provide MRO service for several additional helicopter types both internally and for third-party customers. Our larger fleet will provide greater ability to accommodate new and existing customers with multiple airlift and MRO solutions encompassing a wide variety of passenger and cargo transportation services. On a combined basis, our average length of customer relationships would be approximately ten years. The acquisitions will reduce seasonality and further diversify our end market and customer mix through the addition of significant DOD and oil and gas related customers. The following charts show our combined company’s revenues as if the acquisitions of EHI and Air Amazonia had occurred on January 1, 2012:

Pro Forma 2012 Revenue by end market	Pro Forma 2012 Revenue by geography	Length of customer relationships

The acquisitions also enhance our already significant global footprint, with an active presence on six continents. This presence combined with our extensive fleet will allow us to provide customers with a full suite of airlift solutions around the world and enable us to redeploy assets efficiently to meet customer needs and market demands.

Globally Diversified Operations

Our combined fleet

Helicopters are classified as heavy, medium, or light. Heavy-lift helicopters have a useful load lift capacity of greater than 10,000 pounds or the ability to carry 20 or more passengers, medium-lift helicopters have a lift capacity of between 3,000 and 10,000 pounds or the ability to carry between 8-19 passengers, and light-lift helicopters have a lift capacity of less than 3,000 pounds or the ability to carry fewer than eight passengers. Upon completion of the acquisitions of EHI and Air Amazonia, we would have a total fleet comprised of the following aircraft:

Heavy-lift

Aircraft	Leased	Owned	Total
S64F	—	7	7
S64E	—	13	13

Total Heavy-lift	—	20	20

Medium-lift

Aircraft	Leased	Owned	Total
S61N/L	—	7	7
AW 139	3	—	3
Bell 212	—	11	11
Bell 214ST	12	—	12
Bell 412EP	3	—	3
SA-330J Puma	10	3	13
AS 332L1 Super Puma	2	—	2

Total Medium-lift	30	21	51

Light-lift

Aircraft	Leased	Owned	Total
BO-105	—	1	1
Bell 206B-III	1	2	3
Bell 206L-III/IV	1	3	4
AS 350-B2/B3	2	7	9

Total Light-lift	4	13	17

Fixed-Wing

Aircraft	Leased	Owned	Total
Beech 1900D	5	—	5
Lear 35	—	1	1
Casa 212	3	3	6

Total Fixed-Wing	8	4	12

Total Aircraft Fleet	42	58	100

INDUSTRY OVERVIEW

Helicopters are used for a diverse range of applications including passenger and cargo transport, firefighting, timber harvesting, infrastructure construction, oil and gas exploration, search and rescue, air ambulance, peace-keeping and disaster relief, military applications, surveillance, law enforcement, electronic news gathering, executive transportation, motion pictures and recreation. This market requires significant capital investments to acquire and maintain the aircraft, limiting the number of commercial operators. A strong brand name and solid safety record are also important to attracting and retaining the qualified pilots, maintenance crews, engineers and other personnel required to operate in the industry.

Helicopters are classified as heavy-lift, medium-lift or light-lift. Heavy-lift helicopters are highly specialized aircraft with a useful load lift capacity of greater than 10,000 pounds, or the ability to carry 20 or more passengers. This large lift capacity, combined with the helicopter’s maneuverability, provides a solution in situations where ground-based or fixed-wing lifting solutions are not optimal. Heavy-lift helicopters are essential in numerous government and commercial applications, including firefighting, timber harvesting, infrastructure construction, energy transmission and distribution and emergency response. Medium-lift helicopters are generally twin engine aircraft with a lift capacity of between 3,000 to 10,000 pounds, or the ability to carry between eight and 19 passengers. Medium-lift helicopters are used in firefighting, timber harvesting and oil and gas exploration. Light-lift helicopters are generally single engine aircraft with a lift capacity of less than 3,000 pounds, or the ability to carry fewer than eight passengers. Light-lift helicopters are used in firefighting, oil and gas exploration, emergency response and other applications.

Commercial Helicopter Markets

Infrastructure Construction

Heavy-lift helicopters are used in a variety of infrastructure construction projects, including oil and gas pipeline construction, transmission and utility grid construction, wind turbine construction, and offshore oil-development work. Additionally, heavy-lift helicopters are used in conjunction with lighter helicopters for construction projects such as building construction, HVAC unit placement, ski lift construction, and mine conveyor belt construction.

We believe growth prospects exist on a global basis, as infrastructure development opportunities arise in both developing and developed countries for power, oil and gas pipeline, and telecommunications construction. Throughout the world’s developing economies, population growth, globalization, international trade, and reliance on technology have encouraged governments to accelerate various infrastructure development projects. We expect government agencies and private businesses to increase the number of power, oil and gas pipeline, and telecommunications construction projects in order to develop each of these sectors.

Timber Harvesting

Heavy-lift and medium-lift helicopters are used in timber harvesting to remove cut trees from forests, lifting them on cables attached to the aircraft. Companies use heavy-lift helicopters to harvest primarily high-value timber used in high-grade wood products such as furniture and flooring. Aerial timber harvesting is well suited for accessing high-grade timber where challenging terrain or environmental concerns limit the possibility of building access roads.

Tropical timber species in particular can carry premiums large enough to justify aerial timber harvesting when more common harvesting methods are not economically, environmentally, or politically acceptable. Tropical species are often found in dense forests which are difficult to access and where the cost of building roads can be prohibitive. In addition, local governments are increasingly facing environmental pressures and have begun limiting, and in some cases forbidding, the use of access roads in order to protect and preserve forest lands. We believe the tropical forests of Malaysia and Indonesia present significant near-term opportunities for aerial timber harvesting, and anticipate additional opportunities in South America and Southeast Asia.

In addition to tropical forestlands, a number of countries have high-value timber in mountainous and difficult-to-reach locations, where aerial timber harvesting is a highly attractive alternative, including regions of North America, Europe, and South America. North America, and Canada in particular, remains an attractive market for aerial timber harvesting.

As of January 2013, more than 170 million hectares of forest in 80 countries have received Forest Stewardship Council (“FSC”) certification. Approximately 43.0% of these certifications are located in Europe, 41.0% in North America, 7.0% in South America and Caribbean, 5.0% in Asia and Oceania, and 4.0% in Africa. Timber logged from certified forests is often more expensive and must be harvested in a sustainable manner, yielding growth opportunities for aerial timber harvesting as environmentally friendly forest resource management continues to grow in importance.

Oil and Gas Exploration and Support

Heavy-lift and medium-lift helicopters are used in oil and gas exploration and support, including both offshore support and onshore support. Offshore support includes the transportation of equipment and personnel to and from offshore production facilities, and onshore support includes the transportation of equipment and personnel between onshore bases or other locations. Light-lift helicopters are also used in the transportation of personnel.

Oil and gas companies typically require a combination of heavy-lift helicopters and medium-lift helicopters to service remote drilling rigs and camps. In addition, these companies typically require light-lift helicopters for advance geophysical operations prior to their commencement of drilling operations. We believe our ability to offer oil and gas companies a complete suite of airlift solutions, including heavy, medium and light-lift helicopters for both offshore and onshore support will increase our attractiveness to oil and gas companies who have multiple airlift solution needs and prefer to contract with a single provider.

We expect oil and gas exploration and production to grow stronger in the coming years and to be driven by increasing economic activity, population growth and transportation uses of oil and gas. The development of new oil and gas fields in remote locations previously unexplored also means that new delivery systems must be constructed to get the product to distribution facilities. According to Pipeline and Gas Journal (January 2013, Volume 240 No. 1), an additional 117,000 kilometers of pipeline are expected to be developed by 2015, driven by significant increases in global consumption of natural gas and crude oil. Pipeline construction is increasing rapidly in South America, principally in Peru, Brazil and Colombia. These types of projects typically require helicopter support for both placement of pipe sections and transport of personnel along the line. We believe significant regional opportunities exist around the world for offshore and onshore airlift solutions as new oil and gas projects come online in the next few years.

Energy Transmission and Distribution

Heavy-lift helicopters are also used to support electric transmission line construction, allowing utilities and construction services firms to install infrastructure in remote or hard-to-access locations where traditional access methods may be too costly or logistically challenging. Additionally, heavy-lift helicopters allow utilities to construct large lines faster and with minimal environmental impact, an increasing concern for asset owners. Light-lift helicopters are also used in transmission tower construction for the transportation of personnel.

Significant infrastructure construction and other heavy-lift opportunities exist in mature economies as well. According to the American Society of Civil Engineers, the U.S. electric power grid and associated infrastructure is aging, overloaded, and in need of maintenance, upgrade, and expansion. The American Recovery and Reinvestment Act of 2009 (“ARRA”) dedicated more than $90.0 billion in government investment and tax incentives to lay the foundation for a clean energy economy, including grid modernization, renewable generation, and energy efficiency.

In mature economies, in many instances new land for new right-of-way powerlines is either not available or has severe environmental restrictions. This often necessitates either removal and replacement of towers and lines in previously existing right-of-ways, or construction with minimal environmental impact in sensitive new areas. Both conditions typically require extensive helicopter support.

We expect to see expanded opportunities for providing airlift support solutions in energy transmission tower construction in the next few years as countries such as the U.S. and Canada seek to expand and modernize their transmission grids. We believe the Aircrane’s rear load-facing pilot station provides us a competitive advantage in the tower construction industry because of the precision placement capabilities it provides. We also believe our ability to offer a complete suite of airlift solutions make us more competitive and increases our attractiveness to transmission tower construction customers who have multiple airlift solutions needs and prefer to contract with a single provider.

Government Helicopter Markets

Aerial Firefighting

Aerial firefighting can be one of the most efficient means of combating wildfires because of the speed, mobility, and large carrying capacity of certain aircraft. The types of aircraft used in aerial firefighting include heavy-lift rotary aircraft such as the Aircrane, as well as fixed-wing aircraft, including the Bombardier CL-215 and 415, the Lockheed Martin C-130, and the McDonnell Douglas DC-10.

Aerial firefighting has a long and established history. In recent years fires have become increasingly destructive around the world. For example, fires in 2007 in Greece, 2009 in Australia, and 2010 in Israel had unprecedented impacts on land and property. However, fires are inherently unpredictable and are impacted by a number of factors outside of our control, such as weather, population de-concentration, government policies, and increasing fuel loads in the forests. Population de-concentration reflects both regional shifts in population and the increasing attractiveness of owning property for both seasonal recreation and full-time residency in areas adjacent to public land. According to the U.S. Department of Agriculture, Forest Service, North Central Research Station’s report on wildland urban interface (“WUI”), population de-concentration has increased the amount of WUI, which has greatly complicated the mission of fire management in protecting communities at risk from wildfires.

Our Aircrane, with an attached 2,650 gallon fire tank, is a versatile, powerful, and cost-competitive aerial firefighter, which can reload while in flight in 45 seconds or less from almost any available open water source deeper than 18 inches, including rivers, lakes, oceans, and cisterns, while more traditional fixed-wing resulting alternatives must land to reload or skim-load from large bodies of water. As a result, our Aircrane provides a substantially larger total drop capacity and a more cost-effective solution for fighting most fires.

Medium and light-lift helicopters are also used extensively in firefighting, primarily for movement of firefighting personnel and equipment. We believe our ability to offer a complete suite of airlift solutions make us more competitive and increases our attractiveness to governments and other firefighting agencies who have multiple airlift solutions needs and prefer to contract with a single provider.

We believe that fire seasons in some areas are growing more intense and lasting longer. This is consistent with findings in the 2009 Quadrennial Fire Review (“QFR”), an integrated strategic assessment process conducted by the U.S. Fire Executive Council and other government agencies to evaluate the future environment of fire management. The QFR suggests that fire mitigation efforts must address potentially 10-to-12 million annual wildfire acres in the U.S. alone in the coming decade, up from the previous 2005 estimate of 8-to-10 million annual wildfire acres.

Demand for aerial firefighting services is seasonal in nature, but we believe our global operations help us mitigate the effects of seasonality. Under our typical firefighting contracts, aircraft are deployed to locations prone to seasonal fires and remain on standby throughout the fire season. Because fire seasons differ in the Northern and Southern Hemispheres, we are able to capitalize on the year-round demand for firefighting services by moving aircraft from one location to another.

Defense and Security Helicopter Markets

Over the past two decades, the DOD has transitioned a significant portion of support contracts of all types to commercial providers. With outside pressures, such as a desire to limit troop counts, and increased attention to defense budgets, the DOD has turned to subcontracted support to meet its needs. The Iraq and Afghanistan campaigns accelerated growth of the civilian contractor industry, as the government turned to regional and service-specific experts to deploy in support of rapidly growing U.S. footprints in these conflict areas. Over time, the contracting process has been refined to develop competition, ensuring fair procurement for contractors and price competition resulting in cost saving to the government. This regulation has also created barriers to entry, benefiting companies who entered these markets early.

The most complex services provided by commercial companies are aviation operations. Beginning in 1992, the DOD founded the CARB, with the mission of ensuring civilian air carriers transporting passengers are sufficiently regulated. In order to transport any DOD passengers or cargo in a civilian aircraft, the operator must undergo a rigorous set of audits to become certified, with follow-up inspections thereafter. The combination of FAA and CARB regulations creates the most stringent standards in civil aviation, resulting in a significant barrier to entry into the market.

CARB certification allows the DOD to utilize approved civilian air carriers to provide mission-critical support service at a lower cost than their military alternatives. Furthermore, contract aviation operators are specialists in their respective areas of expertise, providing greater skills and efficiency. Finally, contractor personnel are not factored against troop count ceilings in an operating area, leaving the DOD free to optimize their troop limitations and deploy maximum combat-oriented personnel supported by contract aviation assets.

CARB carriers support the U.S. Army, U.S. Navy, Air Force, Marines, and Special Operations units domestically and around the world. On a macro scale, we believe the DOD will transition focus from large occupying ground forces, like those in Iraq and Afghanistan, to smaller and faster “kinetic” combat units. Commercial airlift is frequently utilized to maintain low profile operations with these groups. Future operations will focus on Special Operations, the use of unmanned aerial vehicles (“UAVs”), and short-term deployments to complete objectives and exit the region quickly. Opportunity to deploy resources to support special operations teams in remote locations will grow in new regions of focus, such as Africa and Southeast Asia. EHI has already begun seeing this transition take place following the Arab Spring in Northern Africa, rebel conflicts in Central Africa, and recent events with both U.S. and foreign forces in the Western African regions.

Projecting the future of Afghanistan specifically, we anticipate there will be three types of groups who will maintain a significant presence following the drawdown of conventional forces.

1.	Department of Defense (Special Operations): Ensuring security for remaining U.S. government and contractor personnel

2.	U.S. Government (Department of State): Facilitating economic development and reconstruction projects

3.	Civilian Contractors: Supporting security or economic growth and reconstruction

Using Iraq as a current example of Afghanistan’s future, commercial contractors realized an increase in activity following the withdrawal of U.S. conventional forces, and we anticipate a similar pattern with groups in support of security operations, economic development, and reconstruction in Afghanistan. Today, aviation is the primary means of transportation within Afghanistan. As conventional forces exit, and land based transportation security deteriorates further, demand for contractor aviation will only increase in this region.

Competition

Competition in each of our markets is based on quality, ability to provide a broad range of products and services, speed of delivery and price.

Our Aerial Services segment competes with several other helicopter operators in one or more of our markets, including in the heavy, medium and light-lift markets. However, as a result of our acquisitions of EHI and Air Amazonia, we believe we will be one of the few operators that can provide complete airlift solutions to customers, including heavy, medium and light-lift helicopters as well as fixed-wing aircraft for both cargo and passenger transportation.

In the heavy-lift market, we believe our fleet of 20 owned and operating Aircranes is the largest commercial fleet of helicopters in the world capable of carrying loads of up to 25,000 pounds. We believe our primary competitors in the commercial heavy-lift market include Helicopter Transport Services, Columbia Helicopters and Siller Brothers. We believe our primary competitors in the medium-lift markets include Helicopter Transport Services, Columbia Helicopters, Construction Helicopters, Starlite, Helisur, HeliPacific and others. We believe our primary competition in the light-lift market consists of many operators of light-lift helicopters.

In the defense and security helicopter market, we believe our primary competitors include AAR Corp. and a few domestic government contracting companies. Competitors in our MRO segment includes OEMs, the service divisions of large commercial airlines and other independent suppliers of parts and repair and overhaul services.

In a more general sense, we compete with other airborne solutions, including fixed-wing firefighting operators, and with a variety of ground-based alternatives. Competition is generally on the basis of appropriateness of the solution, cost, reliability, and environmental impact.

Competitive Strengths

We believe we have certain competitive advantages that further our ability to execute on our strategy:

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World Leader in Heavy-Lift Helicopter Solutions.    The versatility and high payload capacity of the Aircrane, its proprietary mission-specific accessories, and the skill of our pilots and crews make the Aircrane an attractive solution for a wide variety of aerial services. We believe our fleet of 20 owned and operated Aircranes is the largest and most advanced commercial fleet of heavy helicopters in the world capable of carrying loads of up to 25,000 pounds. Our role as the manufacturer of the Aircrane, combined with our scale, service readiness, and comprehensive global support network, provides us with a leadership position in the heavy-lift helicopter industry.

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Complete Global Airlift Solution Provider.    As a result of our acquisitions of EHI and Air Amazonia, we will be able to offer customers a complete suite of airlift solutions including heavy, medium and light lift helicopters as well as fixed-wing aircraft for both cargo and passenger transportation across a combined fleet of 100 aircraft. We will also be able to provide MRO support across our transport service offerings. Our global platform and the size and diversity of our combined fleet will allow us to rapidly redeploy assets to other regions to meet customer needs and maximize profits. We believe this complete suite of airlift solutions will make us more competitive and increase our attractiveness to commercial, DOD and other government customers who have complex mission requirements with multiple airlift solution needs and prefer to contract with one provider.

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Significant Barriers to Entry.    Our industry has significant barriers to entry including strict regulatory requirements and certifications needed to transport passengers and cargo for both civilian and DOD purposes as well as to perform MRO services (e.g. Part 134, Part 145, and CARB). These certifications can be very costly and may take years to obtain. International operations require additional licensing and certifications further increasing operational complexity for new entrants. Customers also look to providers with proven track records of operational performance and safety and typically contract services for multi-year periods. Thus, our longstanding customer relationships and high contract renewal rates are a significant competitive advantage. Furthermore, we believe our active presence on six continents with a large and diverse fleet capable of fulfilling multi-mission requirements for customers around the globe will substantially increase our competitiveness in the industry.

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Vertically Integrated Business Model.    Following the completion of the acquisitions, we will offer a full spectrum of heavy, medium, and light-lift helicopter solutions, including the design, engineering, development, certification, testing, and manufacturing of the Aircrane, as well as Aerial Services and MRO capabilities for these and other aircraft. These MRO capabilities allow us to do MRO work on our fleet in-house at significantly less cost as well as to provide for profit MRO service to third parties. We believe our integrated business model reduces our costs, diversifies our revenue stream, and results in better products and services through close collaboration between our product engineers and our operations personnel. Since we acquired the S-64 Type Certificate, we have made more than 350 design improvements to the Aircrane and have developed a variety of innovative accessories for our Aerial Services.

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Valuable Long-Term Customer Relationships and Contracts.    We believe that our established relationships with customers, some of whom have been customers for more than 20 years, allow us to effectively compete for and win new projects and contract renewals. Our long-term relationships help provide us with visibility with respect to our revenue, aircraft utilization, and scheduled usage patterns. On a combined pro forma basis, we had approximately $894.5 million of backlog as of December 31, 2012, comprised of approximately $178.8 million, $445.7 million and $270.0 million from EAC, EHI, and Air Amazonia, respectively. On a combined basis, we derived approximately 89.7% of our 2012 revenues from long-term contracts, which we define as a contract with a duration of six months or more. EAC’s and EHI’s renewal rates have been approximately 95.0% and 93.8%, over the past 15 and five years, respectively.

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Strong Cash Flow and Financial Profile.    Both Erickson and EHI have demonstrated strong revenue and EBITDA growth. Over the last three fiscal years, Erickson and EHI grew revenues with CAGRs of 23.7% and 17.2% respectively. Over the same 2010 to 2012 fiscal year periods, Adjusted EBITDA grew by a CAGR of 81.2% at EAC and 398.8% at EHI. Our strong operational discipline and compelling value proposition have resulted in industry leading margins. We believe the diverse and long term customer relationships at EAC and EHI along with the new Air Amazonia contract will continue to support the Company’s consistent revenue growth in the future.

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Experienced and Growth-Oriented Management Team.    Within the last five years, we have added the five members of our senior management team, including our Chief Executive Officer, our Chief Financial Officer, our Vice President and Chief Marketing Officer, our Vice President of Aerial Services, and our Vice President, General Counsel, and Corporate Secretary. Our senior management team has an average of more than 20 years of experience in the aviation industry and rotorcraft sector. This professional aerospace team combined with the strong management teams at the EHI and Air Amazonia business units provides us with deep domain knowledge, extensive operational and manufacturing expertise, and strong customer and business relationships.

Business Strategy

Our goals are to strengthen our position in the competitive heavy-lift helicopter industry by continuing to provide innovative, value-added solutions to our customers, to expand our presence into the medium and light-lift markets as well as DOD transport and onshore oil and gas end markets through the successful integration of EHI and Air Amazonia and to further grow our aircraft component sales and MRO services. We intend to focus on the following strategies to achieve these goals:

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Expand Our Fleet Offerings to Our Entire Client Base.    We intend to leverage our global presence, our vertically integrated offerings, and our innovative technologies to expand our customer base and increase our fleet utilization in existing and new markets. With a diverse combined fleet of 100 aircraft, we believe we can deploy the optimal number and type of aircraft to profitably meet the needs of customers who have complex mission requirements and desire to contract with one provider for multiple airlift solutions.

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Maintain a Focus on Long-Term Customer Relationships and Contracts.    We intend to focus on continuing to foster long-term relationships with key customers through reliable performance and a strong commitment to safety and service. This focus has resulted in an increase in our backlog and we believe it has given us a competitive advantage in competing for new contracts and renewals of existing contracts.

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Expand Our MRO and Aftermarket Solutions.    We intend to leverage the expertise of our highly trained engineers and maintenance support personnel and our significant MRO capacity to extend our MRO capabilities across multiple rotary-wing aircraft. With the acquisitions of EHI and Air Amazonia we believe we will achieve the critical scale required to profitably perform substantial in-house MRO work on several additional helicopter types including the Sikorsky S-61, the Eurocopter SA330J Puma, the Bell 214ST and the Bell 212. We intend to provide MRO service on these and potentially other aircraft internally. We believe that we are also well-positioned to provide similar services to third party customers, directly or in partnership with OEMs. We are continually improving our technical and MRO capabilities.

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Successfully Integrate EHI and Air Amazonia into EAC.    We have established a comprehensive and detailed integration action plan including the required capital and dedicated personnel that will be needed to successfully integrate our businesses. Over the next 12 to 24 months, integrating these businesses and achieving the identified synergies will be an important priority for management. To date, we have identified approximately $10.0 million in aggregate annual cost synergies and expect to identify additional synergy opportunities during the integration process.

There is no guarantee that we will be able to execute on our strategies, and, even if we successfully execute on our strategies, there is no guarantee that our strategies will strengthen our position in the helicopter industry. Our ability to execute on our strategies is subject to risks and uncertainties described in “Risk Factors.”

Overview of Erickson Operations

Products and Services

Our Aircrane is a versatile and powerful precision heavy-lift helicopter with lift capacity of up to 25,000 pounds. The Aircrane is the only commercial aircraft built specifically as a flying crane, in contrast to those with fuselages built for internal loads. The Aircrane’s unique design allows us to perform a wide variety of critical services, including firefighting, timber harvesting, and infrastructure construction. The Aircrane is the only helicopter in the world with a rear load-facing pilot station that provides an unobstructed view and complete control of the load being placed. We believe the aircraft’s inherent versatility, large payload capacity, and precision placement capabilities provide us with competitive advantages and support our position as a leading provider of heavy-lift helicopter solutions worldwide.

The table below highlights the specifications of our two Aircrane models:

Specification	S-64E	S-64F
Power Plant	2 Pratt & Whitney JFTD12A-4A	2 Pratt & Whitney JFTD12A-5A
Shaft HP	4,500 per engine, 9,000 total	4,800 per engine, 9,600 total
Gross Weight (Max.)	42,000 pounds	47,000 pounds
Empty Weight	20,200 pounds average	20,400 pounds average
Payload Capacity	20,000 pounds	25,000 pounds
Max Cruise Speed	115 knots = 132 miles per hour	104 knots = 119 miles per hour

The Aircrane was originally manufactured by Sikorsky Aircraft Corporation. We purchased the S-64 Type Certificate from Sikorsky in 1992 and have since developed and certified numerous modifications and improvements to the original design, which have significantly enhanced the Aircrane’s versatility and precision heavy-lift capabilities. In addition, we are committed to continuous innovation and the allocation of resources to the design, engineering, and development of new and improved Aircrane tools and accessories. Components such as the anti-rotation device and hoist, hydraulic grapple, and high-volume fire tank and snorkel enhance the Aircrane’s ability to perform effectively and cost-efficiently. As we continue to enter new markets we will continue to design and develop products as needed.

Research and Development

Our research and development efforts have been critical to our success, and we dedicate significant resources to improving our aircraft’s performance and developing new applications and products. We spent approximately $4.7 million and $4.8 million on research and development in 2012 and 2011, respectively. We have recently completed several new product applications and aircraft accessories and have others under development, including our composite main rotor blades, with respect to which the detailed design is complete and manufacturing tooling is fabricated, and prototype blades have been fabricated.

We believe innovative new products and capabilities enhance the reliability and versatility of our aircraft in existing and new markets, enabling us to expand our markets, increase our customer base, and capture additional market share.

Sales and Marketing

Sales and marketing assignments are allocated based on geography to regional managers who are responsible for generating qualified sales leads. Once a potential customer is qualified, the managers are supported by segment managers who provide subject matter expertise on our various products and services. We have retained consultants to assist us with new government contracting opportunities in the U.S. We also retain independent representatives in specific countries on a commission basis. Our independent representatives operate under contracts in which they pledge to act in full compliance with the Foreign Corrupt Practices Act and other applicable legislation.

As a part of our sales effort, we may enter into agreements providing potential customers with an option to purchase an aircraft from future production. Such agreements can be structured as a purchase agreement which is not binding until a non-refundable deposit is paid. On payment of the negotiated option payment or non-refundable deposit, and on occasion negotiation of a more specific purchase agreement, the agreement becomes binding. Such agreements allow us to engage potential customers without committing the customer. We recognize revenue upon entering into a binding purchase commitment, upon receipt of a non-refundable deposit from the customer, and when all other revenue recognition criteria are met.

Our marketing functions are principally directed at identifying and understanding geographic markets and developing new applications for our products and services. We are currently focused on potential energy applications for oil and gas exploration, transmission towers, and pipeline development in South America, Europe, North America, and Asia. In firefighting applications, we are focused on Southern Europe, South America, and Asia. We are pursuing timber harvesting applications in North America, Asia, and South America and construction applications in North America, Europe, the Middle East, South America, and Asia. In addition to our traditional operating markets, we are exploring various new product applications to enable us to enter new markets such as emergency response.

Significant Customers

Each of the U.S. Forest Service and the Italian Ministry of Civil Protection accounted for 10.0% or more of our total net revenues in 2012, and we have existing contracts with each of these customers. We believe that we have good relationships with the U.S. Forest Service and the Italian Ministry of Civil Protection. Our contract to provide services to the Italian Ministry of Civil Protection expires in June 2013.

The table below sets forth Erickson’s five largest customers and the aircraft and services we provide to each such customer:

	Aircraft Type and Number Used	Service Provided / Use of Aircraft
Erickson
U.S. Forest Service	S-64 (8)	Firefighting
Italian Ministry of Civil Protection	S-64 (4)	Crewing / Part-by-the-Hour Maintenance
National Aerial Firefighting Center	S-64 (6)	Firefighting
NAMSA / HFB	S-64 (3)	Firefighting
Repsol	S-64 (1)	Oil & Gas Construction

In December 2011 and in June 2012, the U.S. Department of Agriculture awarded us National Exclusive Use Large Fire Support Helicopter Services contracts with the U.S. Forest Service. These contracts have a one-year term with a customer option for three one-year extensions. The contracts comprise eight awards for a total contract award of approximately $26.7 million annually. The agreement with the U.S. Forest Service represents a material portion of our backlog.

In May 2012, we entered into a three year agreement with the NATO Maintenance and Supply Agency (“NAMSA”) pursuant to which we agreed to supply aerial firefighting services in Greece for the 2012 to 2014 firefighting seasons. Prior to the agreement with NAMSA we contracted directly with the Hellenic Fire Brigade to provide firefighting services for Greece. The contract has a three-year term with a customer option for two one-year extensions. The total contract award is approximately $8.9 million annually. NAMSA accounted for 6.8% of our total net revenues in 2012.

The charts below depict our sales by geography and end market for the calendar year ended December 31, 2012:

Safety

We have company-wide safety, compliance and quality processes administered by a Safety & Compliance Department reporting directly to our Chief Executive Officer. In 2012, we received our fourth consecutive year of SHARP Certification from the Oregon Occupational Safety and Health Administration (“OSHA”). The SHARP Certification identifies companies that achieve a level of safety that far exceeds base compliance standards. We have had no environmental issues this year. As a result, we are exempt from several tests and permit requirements. We operate under a fully implemented Safety Management System (“SMS”) which meets or exceeds FAA requirements. SMS is the global aviation gold standard for managing risk. We have a three segment online mandatory training program for our SMS. We added an accredited International Standard for Business Aircraft Operations (“IS-BAO”) auditor to our staff in 2012. We anticipate that we will become IS-BAO certified in 2013. We received AS9100 Certification in May 2009. We successfully completed our annual AS9100 audit with no major findings in March 2012. In February 2012, we successfully completed an in-depth FAA/Flight Standards District Offices audit of our repair station resulting in zero findings. We have maintained zero findings on all FAA certificates (Manufacturing, Operations and Repair Station) through December 31, 2012. We completed external customer Aviation Safety audits in each of August 2012 and October 2012, with positive results from both audits.

Intellectual Property

Because we own the S-64 Type and Production Certificates, we are the only company authorized to manufacture and remanufacture the Aircrane and OEM components for the Aircrane. In addition, our core technologies are protected through a combination of intellectual property rights, including trade secrets, patents, copyrights, and trademarks, as well as through contractual restrictions. We enter into confidentiality and inventions assignment agreements with our designers, engineers, consultants, and business partners, and we control access to and distribution of our proprietary information.

We have patents related to our sea snorkel in the U.S., Canada, Korea, China, certain countries in Europe, and elsewhere. Our sea snorkel patents expire in the U.S. in 2021. We may file for additional patent protection as we deem appropriate to protect new products.

We have registered the AIR CRANE word mark in the United States and we have registered the Erickson logo, featuring a design of an Aircrane. We have also registered the A.I.R.S. word mark in the United States. We have a pending trademark filing in the United States for the AIRCRANE INCIDENT RESPONSE SYSTEMS word mark.

Organizational Structure

Some of our foreign operations are conducted through local subsidiaries and are structured to comply with local ownership laws and other requirements. Typically, we provide comprehensive lease services to our minority-owned subsidiaries under agreements which are cancelable by us; those subsidiaries in turn contract with foreign entities.

Overview of EHI Operations

Headquartered in McMinnville, Oregon, EHI has operated in 172 countries around the world since its founding in 1960. With current operations around the globe, EHI holds current contracts in North America, the Middle East, Africa, and Asia Pacific. EHI specializes in austere and remote operating conditions like the mountains of Afghanistan to the arctic temperatures of Fairbanks, Alaska. Following the combined guidelines of both Part 135 regulations and the DOD’s CARB standards, EHI operates under the most stringent guidelines in civil aviation.

EHI Globally Diversified Operations

EHI has extensive certifications and capability in both rotary-wing and fixed-wing operations including:

•	2 FAA Part 135 Air Operator Certificates for both rotary-wing and fixed-wing aircraft

•	3 FAA Part 145 certificated repair stations located in the U.S. (McMinnville, OR; Anchorage, AK; and Warwick, RI)

•	1 FAA Part 133 certification for external load operation

•	1 FAA Part 137 certification for aerial agriculture operations

•	CARB certification for providing aerial cargo and passenger services to the DOD

EHI Fleet

EHI’s diverse fleet of helicopters and fixed-wing aircraft match specific requirements for a wide variety of missions. EHI specializes in accepting missions including extreme environmental conditions, altitudes, heavy loads and missions that put a priority on agility and precision. EHI maintains a healthy mix of both leased and owned aircraft, allowing us the versatility of owning a large fleet of strategic aircraft like the Bell 214ST, or leasing special purpose aircraft only utilized for a specific job before removal from the fleet. EHI’s fleet consists of 64 fixed and rotary-wing aircraft made up of 13 different aircraft types.

Rotary-Wing Aircraft

Aircraft	Primary Capability	Leased	Owned	Total
AW 139	SAR, Offshore Oil & Gas, Passenger Transport & Cargo	3	—	3
Bell 206B-III	Passenger Transport	1	1	2
Bell 206L-III/IV	Passenger Transport	1	3	4
Bell 212	Fire, Passenger Transport & Cargo, SAR	—	6	6
Bell 214ST	Passenger Transport & Cargo, Fire	12	—	12
Bell 412EP	SAR, Offshore Oil and Gas, Transport & Cargo	3	—	3
BO-105	Passenger Transport & Cargo	—	1	1
AS 350-B2/B3	HeliSki, Passenger Transport	2	4	6
SA-330J Puma	Passenger Transport & Cargo	10	3	13
AS 332L1 Super Puma	Passenger Transport & Cargo	2	—	2

Total		34	18	52

Fixed-Wing Aircraft

Aircraft	Primary Capability	Leased	Owned	Total
Beech 1900D	Passenger Transport & Cargo	5	—	5
Lear 35	Passenger Transport, MEDEVAC	—	1	1
Casa 212 (STOL1)	Passenger Transport & Cargo, Airdrop	3	3	6

Total		8	4	12

Total Aircraft		42	22	64

[1]	Short take-off and landing capable.

EHI Customers

EHI services a diverse portfolio of DOD and State Department customers, including the United States Army, Navy, Marines, Air Force, Special Forces, and other DOD and State Department related and commercial customers. Consistent with industry practice, EHI’s contracts are typically structured with 1-base performance year, plus additional 1-year option periods to be renewed annually.

The table below sets forth EHI’s five largest customers and the aircraft and services EHI provides to each such customer:

	Aircraft Type and Number Used	Service Provided / Use of Aircraft
Fluor	330-J Puma (6) AS 332 Super Puma (2)	Passenger & Cargo Transportation
U.S. TRANSCOM	Bell 214ST (2) Beech 1900D (3)	Passenger Transportation
DynCorp	Bell 214ST Casa 212 (1)	Passenger & Cargo Transportation
U.S. VERTREP	330-J Puma (4)	Ship-to-Ship and Ship-to-Shore Passenger & Cargo Transportation
U.S. Army SOCAFRICA	AW 139 (1) Bell 212 (1) Casa 212 (2+1)	Airlift for Special Forces
U.S. Army MEDEVAC	Bell 412EP (3) Bell 212 (1)	Medical Evacuation Airlift Services

The charts below depict EHI’s sales by geography and end market for the calendar year ended December 31, 2012:

Overview of Air Amazonia Operations

Air Amazonia’s rotory-wing fleet consisting of both passenger and cargo carrying helicopters includes seven Sikorsky medium-lift S-61s, five Bell 212s, and two AS350s. The Air Amazonia acquisition includes approximately 100 pilots, mechanics, and operational support employees that maintain and operate the aircraft, as well as two hangars owned by the company. We project needing no more than half of the 14 aircraft to service this agreement, leaving the remaining seven aircraft free to generate additional revenue with other customers.

Air Amazonia has four main operating bases in Brazil comprised of a subleased hangar at a major commercial airport in Manaus, a jungle operating based in Tefe and jungle operating based and covered maintenance hangars in each of Carauari and Bate 1.

Air Amazonia currently maintains a Part 145 certification, which allows maintenance, repair, and overhaul for their aircraft. Within 12 months from the date of closing, Air Amazonia will also obtain a Part 135 certification, allowing Air Amazonia to carry passengers for other companies aside from HRT.

Air Amazonia Fleet

Air Amazonia’s fleet consists of 14 rotary-wing aircraft made up of three different aircraft types:

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Seven Sikorsky S-61s—The Sikorsky S-61N (6) and S-61L (1) are civil variants of the military SH-3 Sea King helicopter. They are powered by two 1400shp CT-58 turboshaft engines. S-61s can carry 19 to 26 passengers, plus two pilots. With a range of 450 miles and a 6,500 lbs external load capability, the S-61 is one of the most widely used passenger and oil rig support helicopters built. These helicopters have been well maintained as part of a power by hour (“PBH”) agreement with Heli-One since their purchase by HRT.

•

Five Bell 212s—With two blades and two 900shp PT6 turbine engines, this helicopter is also known as the Twin Heuy. The 212 has a fifteen-seat configuration, with one pilot and 14 passengers. In cargo configuration the 212 has an internal capacity of 220 cubic feet or can carry an external load of up to 5,000 lbs.

•	Two Helibras AS350—Powered by a single 847shp Turbomeca engine, this light helicopter is used to move up to six passengers.

Air Amazonia Customers

Contract with HRT

In connection with the acquisition of Air Amazonia, we will enter into a three year service contract with HRT to provide ongoing aerial services to support HRT’s on-shore oil exploration efforts in the Amazon. The services agreement with HRT will have a contractual minimum floor of $45.0 million in annual revenue for the first three years, with the option for HRT to renew for a term of three additional years under substantially similar terms. Based on historical and expected flight hours, we estimate that aerial services provided to HRT under the agreement would result in approximately $52.5 million in annual revenue during the three-year period from closing. Subject to the satisfaction of certain agreed closing conditions, we expect the transaction to close during the second quarter of 2013.

The contract provides a specific daily and hourly rate for each type of aircraft, providing flexibility to change quantity and mix of aircraft platforms to match the required operational needs. This flexibility allows us redeploy up to seven of the aircraft to serve additional customers.

Helicopter Services For Oil & Gas Industry in Brazil

Brazil is listed as one of the largest oil producers in the world. During 2012, the US Energy Information Administration estimated the country had 14 billion barrels of proven oil reserves, the second largest in South America. During 2011, natural gas was estimated to be 13 trillion cubic feet. Major players in exploration are in the table below.

Exploration Rigs in Operation
Petrobras	68
OGX	8
Petrogal	3
HRT	3
Chevron	2
Statoil	2
Imetame	2
Shell	1
ONGC	1

Total	90

*	As of May 2011 Brazilian Institute for Oil, Gas, and Biofuels (IBP)

Insurance

We mitigate risk by maintaining hull and liability insurance on our aircraft covering us for loss of or damage to the aircraft and for the cost of defending against and paying any claims brought by others. We also insure the aircraft against war risk and related perils. In addition, we maintain insurance for other risks inherent in doing business, such as automobile liability, pollution liability, and workers’ compensation coverage. In some instances, we are covered by indemnity agreements from our customers in lieu of, or in addition to, our insurance.

EHI maintains hull and liability insurance on its aircraft, which insures against physical loss of, or damage to, the aircraft and against certain legal liabilities to others. In addition, EHI carries war risk, expropriation, confiscation, and nationalization insurance for its aircraft involved in international operation. In some instances, EHI is covered by indemnity agreements from its customers in lieu of, or in addition to, its insurance. EHI’s insurance will not cover any loses incurred by it to any performance provisions under agreements with its customers.

The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

Legal Proceedings

We are a party to various legal proceedings arising in the ordinary course of our business, but we are not currently a party to any legal proceedings that management believes would have a material adverse effect on our business, financial position, results of operations, and cash flows.

EHI has significant accounts payable outstanding as a result of financial distress at EIA. Certain vendors are holding aircraft, parts and equipment as a result of missed or delayed payments of EHI. Failure to come to terms with EHI’s vendors and suppliers after closing of the EHI acquisition may result in our being named as defendant in lawsuits asserting potentially large claims. A settlement or judgment in which we are not the prevailing party could materially and adversely affect our business and our future financial results.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of the transactions and series of similar transactions, during fiscal year 2013 and during our last three fiscal years, to which we were a party or will be a party, in which:

•	the amounts involved, exceeded, or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5.0% of our common stock, or any member of their immediate family, had or will have a direct or an indirect material interest.

EHI Acquisition

In June 2011, EHI and EIA entered into an amended and restated second lien credit agreement and certain related agreements, which we refer to collectively as the EIA Second Lien Credit Facility, with Wilmington Trust FSB and certain lenders listed therein, including two of the ZM Funds and certain of their affiliates. The EIA Second Lien Credit Facility provides a loan facility of up to $100.0 million, with loans bearing interest at an annual rate of 11.0% plus the greater of (a) the Prime Rate and (b) the federal funds effective rate and plus 0.5%; provided however, in no event shall the rate be lower than 5.0%, or for Eurodollar borrowing 12.0% plus LIBOR (with a 3.0% floor) plus statutory reserves, and loans being entitled to certain annual payments in kind. The EIA Second Lien Credit Facility is secured by a second lien security interest in substantially all of EIA’s and EHI’s assets, certain guarantees and other collateral. The loans under the EIA Second Lien Credit Facility mature on September 30, 2015. The EIA Second Lien Credit Facility provides that certain assets sales by EIA, including our acquisition of EHI, would require that all loans be repaid in full and loan availability be permanently reduced to zero. As of December 31, 2012, the aggregate principal amount of the outstanding obligations under the EIA Second Lien Credit Facility was approximately $119.2 million, and accrued and unpaid interest was approximately $1.5 million with two of the ZM Funds and certain of their affiliates collectively holding approximately 50.04% of this amount. From the commencement of the Second Lien Credit Facility until December 31, 2012, two of the ZM Funds and certain of their affiliates have received an aggregate of $31.9 million in principal, interest, and fees under the EIA Second Lien Credit Facility. In addition, two of the ZM Funds and certain of their affiliates were also lenders under EIA’s first lien credit facility. As of December 31, 2012, two of the ZM Funds and their affiliates were no longer lenders under EIA’s first lien credit facility. From commencement of EIA’s first lien credit facility until December 31, 2012, two of the ZM Funds and certain of their affiliates received an aggregate of $1.2 million in principal, interest and fees under EIA’s first lien credit facility.

In connection with our acquisition of EHI, we have entered into a stock purchase agreement, or the Second Lien SPA, with all of EIA’s second lien lenders, including two of the ZM Funds and their affiliates, pursuant to which we would issue 3,375,527 shares of our preferred stock to EIA’s second lien lenders. To facilitate our acquisition of EHI, the second lien lenders, including two of the ZM Funds and certain of their affiliates, have executed certain waivers and consents pursuant to the Second Lien Credit Facility. For more information regarding the Second Lien SPA and the waivers and consents.

In connection with the EHI acquisition, which will be funded with a portion of the proceeds from the Notes offering, two of the ZM Funds and their affiliates will receive 1,689,155 shares of our preferred stock as repayment of $20.0 million of principal of their pro rata share of the EIA Second Lien Credit Facility. In addition, two of the ZM Funds and certain of their affiliates will forgive $2.5 million of their pro rata share of the EIA Second Lien Credit Facility in connection with the EHI acquisition and will retain approximately $37.9 million in the EIA Second Lien Credit Facility.

In addition, we are also issuing 632,911 shares of our preferred stock to EIA’s first lien lenders in connection with our acquisition of EHI and certain of those first lien lenders have agreed to sell their shares to certain of the EIA second lien lenders, including two of the ZM Funds and certain of their affiliates. A total of 1,984,680 shares of our preferred stock would be issued to two of the ZM Funds and their affiliates (including shares that two of the ZM Funds and certain of their affiliates have agreed to purchase from the EIA first lien lenders). On a pro forma basis for all of those transactions and assuming conversion of the preferred stock into common stock, the ZM Funds and certain of their affiliates would beneficially own approximately 56.8% of our outstanding common stock.

2015 Notes and 2016 Notes

Two of the ZM Funds and their affiliates hold 100.0% of our 2015 notes and 2016 notes, which as of December 31, 2012 had a principal balance of $26.7 million. On June 30, 2010, we issued the 2015 notes with an aggregate principal amount of $8.5 million to ZM Private Equity Fund II, L.P. and certain of its affiliates with an interest rate of 20.0% per annum. No periodic principal or interest payments are required and the 2015 notes mature on June 30, 2015. Interest payments are accrued to principal on a quarterly basis. The 2015 notes can be prepaid at any time prior to maturity, at our option, at the original principal amount plus accrued interest without any prepayment penalties, subject to certain limitations. On June 30, 2011, we issued $11.0 million of 2016 notes to ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P. in connection with an amendment to our existing credit agreement, which mature on June 30, 2016. The 2016 notes have identical economic terms as the 2015 notes.

Upon completion of our initial public offering in April of 2012, the interest rate on each of the 2015 notes and 2016 notes was adjusted from 20.0% per annum to 10.0% per annum. In connection with the Notes offering all of the 2015 notes and 2016 notes will be repaid in full to two of the ZM Funds and their affiliates.

Transaction Fee

In connection with the EHI acquisition, 10th Lane Partners, LLC, an entity controlled by Q&U Investments, LLC and affiliated with Quinn Morgan, one of our directors, will be entitled to receive a fee of $2.5 million from us in consideration for services rendered to us by 10th Lane Partners, LLC, its affiliates and employees.

Registration Rights

We are party to an amended and restated registration rights agreement among us and ZM EAC LLC, ZM Private Equity Fund I, L.P., and ZM Private Equity Fund II, L.P., beneficial owners of more than 5% of our common stock, which provides that ZM EAC LLC will have the right to demand that we register its shares for sale to the public. ZM EAC LLC has the right to require that we register its shares under the Securities Act for sale to the public. If ZM EAC LLC exercises its demand registration right, ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P. will have the opportunity to include their shares in the registration. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with the exercise of these demand registration rights.

In addition, the ZM Funds have piggyback registration rights, which means that they have the right to include their shares in any registration that we effect under the Securities Act, other than a registration effected pursuant to an exercise of demand registration rights, subject to specified exceptions. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

We are unable to estimate the dollar value of registration rights to the holders of these rights. The amount of reimbursable expenses under the registration rights agreement depends on a number of variables, including whether registration rights are exercised incident to a primary offering by us, the form on which we are eligible to register such a transaction, and whether we have a shelf registration in place at the time of a future offering.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this disclosure statement.

Senior Credit Facilities

ABL Revolver

On or about the date of the completion of the Notes offering, we intend to enter into a credit agreement with a bank syndicate led by Wells Fargo Bank, National Association (“Wells Fargo”), which we expect to consist of approximately $100.0 million in senior credit facilities, including a senior secured asset-based revolving credit facility (the “ABL Revolver”). Our ability to enter into the ABL Revolver will be subject to certain conditions precedent and obtaining commitments of certain lenders. The following discussion summarizes the anticipated material terms of the ABL Revolver which is currently being negotiated and is not intended to be an exhaustive discussion of the ABL Revolver. The rights and obligations of the parties will be governed by the express terms and conditions of the ABL Revolver and not this summary. This summary does not purport to be complete and is qualified in its entirety by reference to provisions of a definitive credit agreement and other related agreements once those agreements are finalized.

General. In connection with the acquisitions and the Notes offering, we will enter into a new senior secured asset-based revolving credit facility with Wells Fargo as administrative agent, lead arranger, book runner, syndication agent and documentation agent and a syndicate of bank lenders. The ABL Revolver will be approximately $100.0 million revolving loan facility which will be made available on a revolving basis, subject to certain conditions and borrowing base limitations, during the period commencing on the closing date of the Acquisitions and ending on the fifth anniversary of that date. We expect that the revolving credit facility will include a sublimit to be used for issuance of letters of credit and a sublimit for swingline loans.

Interest and Fees. The interest rate on loans under the ABL Revolver will be calculated based on LIBOR or a base rate. The base rate is the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate. We expect that a commitment fee with respect to our available but unborrowed amounts will accrue from the closing date of the acquisitions and be payable quarterly in arrears.

Security. The obligations under the ABL Revolver will be secured by substantially all of our assets and our subsidiaries’ assets.

Guarantees. Generally, We and each of our current and future, direct and indirect, material subsidiaries will guarantee the indebtedness under our ABL Revolver on a senior secured first lien basis.

Negative Covenants. The definitive documentation regarding the ABL Revolver will contain certain customary negative covenants for the type of transaction proposed, including, without limitation, (a) limitations on debt incurrence; (b) restrictions on the sale of assets or other similar transfers; (c) restrictions on acquisitions; (d) limitations on capital expenditures; (e) restrictions on the incurrence of liens; (f) limitations on restricted payments, (g) restrictions on changing the nature of our business, and (h) limitations regarding transactions with affiliates and use of loan proceeds.

Financial Covenants. The ABL Revolver will contain certain financial covenants, including, without limitation, a minimum fixed charge coverage ratio of 1.20:1.00 if our average excess availability (as calculated pursuant to the terms of the ABL Revolver) is greater than $15.0 million or 1.05:1.00 if our average excess availability (as calculated pursuant to the terms of the ABL Revolver) is less than or equal to $15.0 million and an annual growth capital expenditures limit of approximately $25.0 million, subject to standard carry-over provisions.

Prepayments. The definitive documentation regarding the ABL Revolver will contain customary mandatory prepayments requirements for the type of transaction proposed, including, without limitation, requiring prepayment from (a) proceeds that we receive as a result of certain asset sales, subject to re-investment provisions on terms to be determined, and (b) proceeds from extraordinary receipts.

Subordinated Notes

Pursuant to the terms of the EHI Agreement, the consideration paid by us will include the $17.50 million of our subordinated notes and a contingent amount up to a maximum of $26.25 million, payable at our option of additional subordinated notes, or cash, that may be payable by us based on EHI’s revenues during the years ended December 31, 2013, 2014 and 2015.

The aggregate principal amount of the subordinated notes to be delivered at the closing of the EHI acquisition is, at the irrevocable direction of EIA, to be delivered to EIA’s first lien lenders, among other consideration deliverable to such first lien lenders. The subordinated notes will accrue interest at a fixed rate of 6% per annum, will mature 7.5 years following the date of the closing of the EHI Transaction, and may be prepaid at our option. Upon an event of default under the subordinated notes, the interest rate will increase to 8% per annum until the event of default is cured. We have agreed to pay, in cash, quarterly installments of interest only (in arrears) until March 31, 2015, after which date we have agreed to pay, in addition to such interest, on a quarterly basis $1.00 million in principal. Upon any refinancing of the Notes or the ABL Revolver (the “EHI Debt Financing”) the principal amount of the subordinated notes with all accrued interest thereon will become due and payable. Upon a change of control, the principal amount together with all accrued interest shall forthwith be due and payable. For purposes of the subordinated notes this section, “change of control” means the occurrence of any of the following: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more Permitted Holders, becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of equity in the Company representing more than 50.1% of the total voting power of the then-outstanding equity of the Company entitled to vote generally in the election of (or otherwise appoint or designate) the Company’s directors (or members of any other similar governing body) (exclusive of any voting power retained exclusively by any Permitted Holders, directly or indirectly); (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of the Company to any other Person, in one transaction or a series of related transactions (it being acknowledged and agreed that a direct or indirect sale, transfer, conveyance or other disposition by the Company of its capital stock or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, shall be deemed to be a change of control under this clause (ii)); or (iii) a merger, consolidation, recapitalization, business combination or other similar transaction (each, a “Business Combination”) involving the Company as a result of which the individuals or entities who were the beneficial owners of the voting securities of the Company immediately prior to the Business Combination do not beneficially own, directly or indirectly, at least a majority of the combined voting power of the then outstanding voting securities of the surviving entity in the Business Combination; provided, that the event described in clause (i) will not be deemed a change of control by virtue of any holdings or acquisitions: (A) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (B) by any underwriter temporarily holding securities pursuant to an offering of such securities; and “Permitted Holder” means the ZM Funds and their respective Affiliates (other than the Company and its subsidiaries).

Until the principal amount of the subordinated notes together with all accrued interest thereon has been paid in full, we and our subsidiaries may not declare or pay any dividend, make any payment on account of, or take certain other actions in respect of any of our or our subsidiaries’ equity interests, subject to certain exceptions.

The additional subordinated notes will accrue interest at a fixed rate of 10.0% per annum. On each anniversary of the date the additional subordinated notes are issued, we have agreed that the interest accrued during such annual period shall be added to the outstanding principal balance of the additional subordinated notes, subject to our right to pay all or a portion of such accrued interest in cash on the applicable anniversary date and, if the additional subordinated notes are outstanding five years following its issuance, we will be required to pay in cash a portion of accrued and unpaid original issue discount on the dates described in the additional subordinated notes. Upon an event of default under the additional subordinated notes, the interest rate will increase to 12.0% per annum until the event of default is cured. We may prepay any additional subordinated notes and, if prepaid in full on or prior to its first anniversary, we may prepay any additional subordinated notes in full by paying the holder an amount equal to 90% of the entire principal amount of such additional subordinated notes then outstanding, together with accrued interest thereon. Any additional subordinated notes will mature on the earlier to occur of a change of control of us or 180 days following the maturity date of the EHI Debt Financing. Upon a change of control (which is the same definition as change of control in the subordinated notes), (i) any EHI Earn-Out Consideration that has been earned, whether or not evidenced by additional subordinated notes, shall become immediately due and payable; and (ii) as to any future earn-out periods, the acquiring or surviving person in such transaction shall, at its option, either assume all of our obligations with respect to the EHI Earn-Out Consideration or we shall pay to EIA the maximum EHI Earn-Out Consideration for such periods on or immediately following such change of control. Until the principal amount of all additional subordinated notes together with all accrued interest thereon have been paid in full, we and our subsidiaries may not declare or pay any dividend, make any payment on account of, or take certain other actions in respect of any of our or our subsidiaries’ equity interests, subject to certain exceptions.

Working Capital Guarantee Credit Agreement

On June 30, 2011, in connection with an amendment to the credit agreement, we obtained a separate line of credit with Wells Fargo for up to $10.0 million, pursuant to which Wells Fargo issues standby letters of credit to us for certain non-domestic customers for the purpose of assuring our performance of our obligations to such customers. The standby letters of credit are required to be collateralized by funds obtained from us from the 2016 notes to ZM Private Equity Fund I, L.P. in the initial principal amount of $700,000 and to ZM Private Equity Fund II, L.P. in the initial principal amount of $300,000 at a rate of 10% per annum. As of December 31, 2012 and December 31, 2011 we had $4.6 million and $8.6 million, respectively, in outstanding letters of credit under this line of credit. The largest amount we had outstanding during the years ended December 31, 2012 and December 31, 2011, was $8.8 million and $8.6 million, respectively. In connection with entering into the ABL Revolver, this separate line of credit may be extended and continued through an amendment to this separate line of credit. If this separate line of credit is continued, we expect that the terms and conditions will generally remain the same, subject to certain changes to align certain covenants and the maturity of this line of credit with those of the ABL Revolver. If this separate line of credit is not continued, we may seek to replace it with a new line of credit facility.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholder

Evergreen Helicopters, Inc.

McMinnville, Oregon

We have audited the accompanying consolidated balance sheets of Evergreen Helicopters, Inc. and subsidiaries (the “Company”) as of February 29, 2012 and February 28, 2011, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the years ended February 29, 2012, February 28, 2011 and February 28, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of February 29, 2012 and February 28, 2011, and the results of its operations and its cash flows for each of the years ended February 29, 2012, February 28, 2011 and February 28, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 4 to the consolidated financial statements, the Company, and other affiliates, are guarantors of certain debt obligations of the parent company and a stockholder affiliate. Subsequent to February 29, 2012, the parent company and a stockholder affiliate defaulted on the terms and covenants of debt guaranteed by the Company. The Company is also in default on certain of its debt obligations. The ultimate outcome, and the impact of continuing defaults, on these obligations and the Company’s financial position, is uncertain.

/s/ GHP HORWATH, P.C.

March 22, 2013

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

February 29, 2012 and February 28, 2011

(amounts in thousands)

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$174	$127
Accounts receivable, net	27,321	17,284
Inventories	519	566
Prepaid expenses and other assets	7,387	8,761
Refundable deposits	2,807	6,425
Deferred tax assets	1,455	2,498

Total current assets	39,663	35,661

Property and equipment:
Aircraft, aircraft engines and rotable parts	85,597	86,675
Deferred overhauls	40,469	34,909
Buildings and improvements	23,380	26,989
Machinery and equipment	8,206	7,458
Construction in progress	4,779	7,068

	162,431	163,099
Accumulated depreciation of long-lived assets	(53,916)	(48,868)
Accumulated amortization of deferred overhauls	(16,414)	(13,865)

Net property and equipment	92,101	100,366

Deposits	16,529	13,221
Assets held for sale	3,226	—
Restricted investments	1,054	—
Other assets	116	713

	20,925	13,934

Total assets	$152,689	$149,961

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$20,974	$16,221
Accrued expenses and other	4,941	2,350
Current portion of long-term debt	594	2,036

Total current liabilities	26,509	20,607

Other liabilities	1,402	3,324
Liability for uncertain tax positions in foreign jurisdiction	14,125	10,831
Deferred tax liabilities	3,902	6,023
Long-term debt, net of current maturities	11,541	13,427

	30,970	33,605

Total liabilities	57,479	54,212

Commitments and contingencies

Stockholder’s equity:
Common stock, no par value, 500 shares authorized, issued and outstanding	—	—
Net investment of Parent	95,210	95,749

Total stockholder’s equity	95,210	95,749

Total liabilities and stockholder’s equity	$152,689	$149,961

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended February 29, 2012, February 28, 2011 and February 28, 2010

(amounts in thousands)

	2012	2011	2010
Revenues from flight and support services	$169,515	$118,462	$123,377
Cost of flight and support services	(118,824)	(84,652)	(104,696)

Gross profit	50,691	33,810	18,681

Operating expenses:
Selling, general and administrative expense	25,838	21,594	21,375
Impairment charges	3,023	397	10,664

	28,861	21,991	32,039

Income (loss) from operations	21,830	11,819	(13,358)

Non-operating income (expense):
Interest expense	(1,166)	(1,779)	(2,539)
Other, net	(1,667)	7,072	(173)

	(2,833)	5,293	(2,712)

Income (loss) before income taxes	18,997	17,112	(16,070)
Income tax (expense) benefit	(8,165)	(7,510)	4,815

Income (loss) from continuing operations	10,832	9,602	(11,255)

Discontinued operations:
Income from discontinued operations, net of tax	—	415	444
Gain on disposal of discontinued operations, net of tax	1,261	7,422	—

Income from discontinued operations	1,261	7,837	444

Net income (loss)	$12,093	$17,439	$(10,811)

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

Years ended February 29, 2012, February 28, 2011 and February 28, 2010

(amounts in thousands, except share data)

	Common stock		Net investment of Parent	Total stockholder’s equity
	Shares	Amount
Balances at March 1, 2009	500	$—	$93,069	$93,069
Net transfer to Parent			(2,672)	(2,672)
Net loss			(10,811)	(10,811)

Balances at February 28, 2010	500	—	79,586	79,586
Net transfer to Parent			(1,276)	(1,276)
Net income			17,439	17,439

Balances at February 28, 2011	500	—	95,749	95,749
Net transfer to Parent			(14,208)	(14,208)
Contributed capital			1,576	1,576
Net income			12,093	12,093

Balances at February 29, 2012	500	$—	$95,210	$95,210

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended February 29, 2012, February 28, 2011 and February 28, 2010

(amounts in thousands)

	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$12,093	$17,439	$(10,811)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15,444	13,351	14,756
Provision for losses on accounts receivable	788	842	427
Impairment charges	3,023	397	10,664
Loss (gain) on sale of property and equipment	4,919	(1,969)	(10,931)
Contribution from stockholder affiliate for free rent	1,576	—	—
Gain on disposal of discontinued operations	(1,261)	(7,422)	—
Deferred income taxes	(339)	(3,053)	(2,739)
Liability for uncertain tax positions in foreign jurisdiction	3,294	2,875	3,403
Gain on legal settlements	—	(6,000)	—
Changes in operating assets and liabilities:
Accounts receivable	(11,209)	(362)	(5,955)
Inventory	47	152	870
Prepaid expenses, deposits and other	3,022	(13,229)	(3,786)
Accounts payable, accrued and other liabilities	5,422	(857)	2,041

Net cash provided by (used in) operating activities	36,819	2,164	(2,061)

Cash flows from investing activities:
Purchases of property, equipment and overhauls	(29,638)	(19,212)	(18,922)
Proceeds from disposal of property and equipment	8,402	3,317	23,555
Proceeds from legal settlement	—	6,000	—
Proceeds from sale of discontinued operations, net of transaction costs	2,000	12,384	—

Net cash (used in) provided by investing activities	(19,236)	2,489	4,633

Cash flows from financing activities:
Proceeds from long-term debt	—	—	3,425
Payments on long-term debt	(3,328)	(3,358)	(3,650)
Net transfers to Parent	(14,208)	(1,276)	(2,672)

Net cash used in financing activities	(17,536)	(4,634)	(2,897)

Net increase (decrease) in cash and cash equivalents	47	19	(325)
Cash and cash equivalents, beginning of year	127	108	433

Cash and cash equivalents, end of year	$174	$127	$108

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,166	$1,779	$2,442

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

NOTE 1.    DESCRIPTION OF THE BUSINESS

Evergreen Helicopters, Inc. (“Helicopters” or the “Company”) provides helicopter and small fixed-wing aircraft services throughout the world in connection with activities such as forest fire fighting, health services, aerial spraying, heavy lift construction, law enforcement, helicopter logging, petroleum support services, search and rescue, peacekeeping and relief support, helicopter skiing, and agriculture.

Helicopters owns 100% of the following subsidiaries:

•	Evergreen Helicopters of Alaska, Inc.

•	Evergreen Equity, Inc.

•	Evergreen Helicopters International, Inc.

Controlling Stockholder and Related Parties:    Helicopters is wholly-owned by Evergreen International Aviation, Inc., which is wholly-owned by Evergreen Holdings, Inc. (“Holdings”). Holdings’ founder and chairman of the board of directors is the majority stockholder of Holdings. In addition, the Company engages in transactions with the majority stockholder and other entities owned by, or controlled by the majority stockholder. Collectively, these entities are referred to as “Stockholder Affiliates” (Note 11):

The Company also engages in transactions with the Company’s Parent and the Parent’s subsidiaries (Note 11):

•	Evergreen International Aviation, Inc.

•	Evergreen International Airlines, Inc.

•	Evergreen Aviation Ground Logistics Enterprise, Inc.

•	Evergreen Trade, Inc.

•	Evergreen Agriculture Enterprise, Inc.

•	Evergreen Defense and Security Services, Inc.

•	Evergreen Maintenance Center, Inc.; through the date of disposal (May 27, 2011)

The entities listed above are collectively referred to as the “Parent”.

Management’s Plans and Liquidity Assessment:    At the direction of the Parent, the Company has provided funds to the Parent for fiscal years 2010 through 2012, as reflected in net transfers to Parent in the accompanying consolidated statements of cash flows (Note 11). These net transfers account for a significant portion of the Company’s cash used during the periods. In addition, the Company, as well as other affiliates, are co-guarantors of the Parent’s first and second lien credit agreements, and as of December 31, 2012, the Parent is in default under both the financial and non-financial covenants with these agreements due to the Parent’s lack of liquidity to make scheduled payments. At December 31, 2012, the balance of the first and second lien agreements total approximately $300,000. The Company, Parent and majority stockholder also guarantee the debt of a Stockholder Affiliate to a bank. On March 13, 2013, this

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. In addition, the Company is in default on its mortgage and other term loans at December 31, 2012 (Note 4).

On March 18, 2013, the Parent and the Company entered into a Stock Purchase Agreement with Erickson Air-Crane Incorporated (EAC), a publicly-traded company, in which EAC is to acquire all of the common stock of the Company for a combination of cash, promissory notes and preferred shares of EAC. Closing of this transaction is expected to occur during the second calendar quarter of 2013; however, the closing is subject to various terms and conditions, and there can be no assurance that all such terms and conditions will be satisfied. Should this transaction not be completed, there is uncertainty as to the ultimate outcome of continuing defaults on both the Parent and Company debt obligations, and the Company will need to seek other restructuring and financing options, if any. The lenders’ rights and remedies provide for foreclosure on security for these debt obligations in default, as defined, and the ultimate impact to the Company could be severe.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation:    The Company’s consolidated financial statements include the accounts of Helicopters and its wholly-owned domestic and foreign subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The operations of the Company’s foreign subsidiary are not significant.

Use of estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the Company’s financial statements and accompanying notes. The Company considers its critical accounting policies involving more significant judgments and estimates to be those related to revenue recognition, deferred income taxes, useful lives and residual values of property and equipment, and valuation of long-lived assets. Actual results could differ from those estimates.

Revenue Recognition:    Helicopters generates flight revenue under service contracts that generally range in term from less than one year to five years. Helicopters typically charges by the number of hours flown, with a minimum number of hours per day, plus a monthly availability fee. Helicopters frequently modifies its general pricing structure in order to more closely match the characteristics of the mission. The various types of pricing methods utilized by Helicopters includes pricing by weight for transport of goods, pricing by acre for aerial spraying, and pricing by number of pickups for construction work. Flight revenue is recognized when services are performed and monthly for fixed availability fees over the term of the agreement.

Certain contracts provide for mobilization fees, which represent recovery of the costs incurred in deploying aircraft to a customer. Mobilization fees, and related direct and incremental mobilization costs, are deferred and amortized over the term of the contract.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

Cash and Cash Equivalents:    The Company classifies as cash and cash equivalents those short-term, highly liquid investments which are readily convertible into cash and have a maturity of three months or less when purchased.

Restricted Investments:    The Company maintains restricted investments in certificate of deposit accounts at February 29, 2012, supporting letters of credit required for aircraft leases held by the Company’s Parent through 2019. These investments are classified as held to maturity and are stated at cost, which approximates market with an average term to maturity of less than one year (March 2012). The Company extended the maturity date of the certificate of deposit accounts at maturity given the contractual collateral requirements under the letters of credit. As such, these restricted investments have been reflected as non-current on the consolidated balance sheet at February 29, 2012.

Accounts Receivable, net:    Accounts receivable, net, consists of amounts billed to customers, net of an allowance for uncollectible accounts for losses that may result from the inability of its customers to make required payments or from contract disputes. The Company also periodically records an allowance for the general collectability of all other receivables based upon factors such as the aging of receivables and historical collection experience. At February 29, 2012 and February 28, 2011, the allowance for doubtful accounts receivable was $700 and $1,500, respectively. Interest is not normally charged on receivables.

Inventories:    The Company’s inventories consist primarily of aircraft rotable parts, expendable parts, supplies for aircraft maintenance, and aviation fuel (collectively, “aircraft parts inventories”).

Aircraft parts inventories are carried at the lower of average cost or net realizable value. Aircraft parts inventories that are utilized for aircraft maintenance/fuel are charged to operations when used. All other inventories are charged to operations when sold.

Deposits:    The Company maintains deposits with vendors in conjunction with aircraft lease agreements and other commitments. The Company also periodically makes deposits on aircraft purchase commitments which may be non-refundable.

Assets Held for Sale:    The Company classifies aircraft parts and other assets as held for sale and ceases the amortization of the assets when there is a plan for disposal of the assets and those assets meet the held for sale criteria in accordance with accounting principles generally accepted in the United States of America. The Company records aircraft parts and other assets held for sale at the lower of cost or net realizable value.

Property and Equipment:    Property and equipment is recorded at cost. The Company depreciates property and equipment down to estimated residual values utilizing the straight-line method of depreciation over the estimated useful lives of the assets. The estimated useful lives for primary property and equipment classes are as follows:

• Aircraft, aircraft engines, and rotable assets	5 to 20 years

• Machinery and equipment	3 to 7 years

• Buildings and improvements	10 to 40 years

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

When the Company sells or otherwise disposes of property or equipment, the remaining carrying amount is charged to income.

The Company capitalizes all costs of major renewals, modifications, and overhauls of its aircraft. The Company amortizes the costs of such major overhaul components as follows:

Small fixed-wing aircraft and helicopters:    The cost of major overhaul components is not separately amortized, but depreciated as a part of the cost of the aircraft. The cost of subsequent major overhauls are capitalized and amortized over the estimated operating hours, generally a period of five years or less.

Rotable assets:    The cost of rotable asset overhauls is segregated and amortized separately from the aircraft. The Company capitalizes the costs of rotable asset overhauls for its small fixed-wing aircraft and helicopters and then amortizes these costs over the estimated useful lives of the overhauls, generally a period of five years or less. The cost of repairing rotable assets is expensed as incurred.

Amortization of overhauls and depreciation of property and equipment for fiscal years 2012, 2011 and 2010, was approximately $15,400, $13,400 and $14,800, respectively.

Impairment of Long-Lived Assets:    The Company annually, or as required, evaluates the recoverability of long-lived assets, primarily aircraft and other property and equipment. The Company evaluates recoverability when events and circumstances indicate that the net carrying value of long-lived assets may not be recoverable. The Company recognizes an impairment loss when the sum of the undiscounted cash flows estimated to be generated by long-lived assets is less than the assets’ net carrying value.

During fiscal years 2012, 2011 and 2010, the Company recorded impairment charges of $3,023, $397 and $10,664, respectively. The fiscal year 2012 impairment charge represented the write down of property and equipment related to an airbase the Company was developing in the Caribbean. Management made a decision to impair these assets based on the results of an assessment as to the future economic viability of these assets, which indicated that future cash flows from these assets were not sufficient to recover their net carrying value. The 2011 and 2010 impairment charges were related to helicopter aircraft. The aircraft were evaluated for impairment based on decreased utilization over the previous year. During the assessment, management considered (i) the operating results for each of the aircraft, (ii) current trends and future prospects, and (iii) the effects of obsolescence, customer demand, competition, and other economic factors. Based upon the assessment, management determined that the expected cash flows from these assets were not sufficient to recover the net carrying value of the assets, and therefore these assets were impaired. The Company reduced the net carrying value of these assets to reflect the fair values of the assets, which was determined primarily through cash flow models.

Leased Aircraft—Overhauls and Lease Return Condition Costs:    The Company accounts for overhaul and lease return condition costs of leased aircraft in accordance with applicable lease agreements. Generally, the Company capitalizes the costs of the required major maintenance and inspection of engines and airframes for leased aircraft. The Company then amortizes such

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

capitalized costs over the lesser of (i) the number of years until the next scheduled overhaul, generally a period of five years or less, or (ii) the termination of the lease. Maintenance and repairs for engines and airframe components under power-by-the-hour contracts are expensed as the aircraft are operated based upon actual hours or cycles flown and based upon the contractual terms of the agreements.

Income Tax and Uncertain Tax Positions (UTP):    The Company operates as a C Corporation for income tax purposes and is included with Parent in the consolidated federal income tax returns filed by Holdings, which reports and files on a February fiscal year end. The Company has computed total tax expense (benefit) and deferred taxes using a separate return method. Accordingly, deferred income tax assets and liabilities are computed based upon differences between the financial statements and tax bases of assets and liabilities that result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

The Company records net deferred tax assets to the extent a determination is made that these assets will more likely than not be realized. In making such determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event a determination is made that the Company would be unable to realize its deferred income tax assets in the future in excess of their net recorded amount, an adjustment would be made to the valuation allowance, which would reduce the provision for income taxes.

The manner in which the entity determines whether a valuation allowance is needed depends on the tax-sharing agreement among the members of the group filing the consolidated tax return. If the tax-sharing agreement is based on the tax expense or benefit the subsidiary would pay or receive if it filed a separate tax return, the evaluation of the need for a valuation allowance would be the same as if the subsidiary filed a separate tax return (assuming that the Parent has the ability to honor its obligation under the tax-sharing agreement).

If there is no formal tax-sharing agreement or the tax-sharing agreement is inconsistent with the method of allocating income tax to the subsidiary, the evaluation of the need for a valuation allowance should be consistent with the tax allocation method used. The Company does not have a formal tax-sharing agreement with Parent. Accordingly, valuation allowance considerations were consistent with the separate return method for allocation of taxes. The Company has evaluated the need for valuation allowance on a separate return basis and determined that a valuation allowance is not necessary based on the reversal of timing differences related to deferred tax liabilities.

The Company follows guidance issued by the Financial Accounting Standards Board (FASB) with respect to accounting for uncertainty in income taxes. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

For tax positions not meeting the “more likely than not” test, no tax benefit is recorded at the subsidiary level related to this position. During fiscal years 2012, 2011 and 2010, the Company recorded taxes, interest and penalties of $3,294, $2,875 and $3,403 of unrecognized tax benefits (UTB) related to non-filing in a foreign jurisdiction. In addition, the Company has recorded the benefits of the foreign tax credit and federal benefits of the UTB interest (Note 6). In the event foreign tax is paid and the uncertain tax liability reduced, the realization of the related benefits recorded in deferred tax assets would need to be reassessed.

The Company is subject to U.S. federal income tax, as well as various state income taxes. The Company is no longer subject to US Federal tax examinations for years before February 28, 2009, and State jurisdictions that remain subject to examination range from February 28, 2009 to February 29, 2012. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company has accrued $1,833, $1,535 and $1,305 for interest and penalties for fiscal years 2012, 2011 and 2010, respectively, relating to uncertain tax positions. (See Note 6).

Loss Contingencies:     Loss contingencies are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Major Customers:     Revenues generated under various contracts with agencies of the U.S. government accounted for approximately 61%, 66% and 44% of the Company’s total revenues for fiscal years 2012, 2011 and 2010, respectively. Revenue generated as a subcontractor for government contractors accounted for 29%, 18% and 21% of the Company’s total revenue for fiscal years 2012, 2011 and 2010, respectively. Amounts receivable from these agencies were approximately $27,105 and $17,837 at February 29, 2012 and February 28, 2011, respectively.

Of these governmental contracts, one governmental agency accounted for 35%, 33% and 11% of total revenue for fiscal years 2012, 2011 and 2010, respectively. The same government agency accounted for 34% and 52% of accounts receivable as of February 29, 2012 and February 28, 2011, respectively. Another governmental agency accounted for 16%, 19% and 15% of total revenue for fiscal years 2012, 2011 and 2010, respectively. The same agency accounted for 11% and 24% of accounts receivable as of February 29, 2012 and February 28, 2011, respectively.

Additionally, one subcontractor arrangement accounted for 18% of total revenue for fiscal year 2012, and represented 34% of the accounts receivable balance at February 29, 2012, and another subcontractor arrangement accounted for 11%, 15% and 21% of total revenue for fiscal years 2012, 2011 and 2010, respectively. This same customer accounted for 12% of accounts receivable at February 29, 2012.

Foreign Currency Transactions:    The Company has certain vendor payable transactions denominated in foreign currencies. Foreign currency transaction gains and losses (transactions denominated in a currency other than local currency) are generally included other income (expense).

Concentration of Credit Risk:    Financial instruments that potentially subject the Company to credit risk are primarily cash and cash equivalents and accounts receivable. The Company’s

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

cash and cash equivalent deposits at February 29, 2012 and February 28, 2011, were primarily with two financial institutions. The Company grants credit to customers throughout the world. Its primary customer base consists of various agencies of the United States government and large global government service providers. The credit strength of this customer base is derived from its geographical diversity and from its long history of payment on services provided. The Company evaluates each customer’s credit worthiness on a caseby-case basis.

Subsequent Events:    The Company has performed an analysis of the activities and transactions subsequent to the fiscal year end to determine the need for any adjustments to or disclosure within the accompanying consolidated financial statements. Management has performed their analysis through March 22, 2013, the date the consolidated financial statements were available to be issued.

As further disclosed in Notes 1, 9 and 11, on March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. The Company, Parent and majority stockholder guarantee the 1st Source Bank debt.

NOTE 3.    DISCONTINUED OPERATIONS

In fiscal year 2011, management implemented a plan to dispose of the Company’s 100%-owned subsidiary, Evergreen Unmanned Systems, Inc. (“EUS”). Under applicable accounting standards, this subsidiary met the definition of a component of an entity to be presented as discontinued operations, net of income tax, in the Company’s consolidated statements of operations. All prior periods have been reclassified to present this subsidiary as discontinued operations. Financial information in the consolidated financial statements and notes to the financial statements has also been revised to reflect the results of continuing operations for all periods presented.

On September 27, 2010, the Company sold substantially all of the assets of (“EUS”) to a third-party buyer. EUS operated unmanned (drone) aircraft, concentrated on commercial unmanned aerial surveillance with both maritime and land-based operations. The sale price was $13,400 cash, which was received at closing, and which was used to reduce the amounts outstanding under the Parent First and Second Lien Credit Agreements. In addition to the cash received at closing, the sales agreement also provided for additional payments pursuant to an earn-out provision. The terms of the earn-out provided for additional payments up to $4,000 through fiscal year 2012, subject to the achievement of certain defined earnings targets. Certain of these targets were met in 2012, and the Company was entitled to additional payments of $2,000. This amount (which was received in April 2012) is accrued at February 29, 2012, and is included in gain on disposal of discontinued operations for fiscal year 2012.

In fiscal year 2011, a gain of approximately $7,400 was realized on the sale, net of expenses and fees of approximately $1,000 and an income tax provision of approximately $3,600. For fiscal year 2012, a gain of approximately $1,200 was recorded as a result of the contingent earn out provision, net of an income tax provision of $739.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

The operating results from EUS’ discontinued operations for fiscal year 2010 and from March 1, 2010 through September 27, 2010 (the date of the sale), are as follows:

	March 1, 2010 through September 27, 2010	March 1, 2009 through February 28, 2010
Support services and other revenue	$3,967	$4,960
Operating expenses	(3,280)	(4,208)

Loss before income taxes	687	752
Income tax expense	(272)	(308)

Income from EUS	$415	$444

NOTE 4.    DEBT

Mortgage Loan:    The Company has entered into a 10-year term mortgage ($8,800 balloon in June 2019) with a bank, collateralized by the Company’s corporate headquarters and aircraft hangar in McMinnville, Oregon. At February 29, 2012 and February 28, 2011, the outstanding balance was $11,200 and $11,400, respectively. Interest is variable and determined at the five-year treasury rate plus 2.75% (minimum 5.25%) and shall adjust in June 2014. The effective interest rate on this mortgage was 5.25% as of February 29, 2012. Principal and interest payments of $70 are due monthly.

Other Term Loans:    The Company has entered into various term loans, some of which are collateralized by a specific aircraft, and which mature through 2014. At February 29, 2012 and February 28, 2011, the outstanding balances were $900 and $3,900, respectively. Interest rates under these term loans are fixed at rates ranging up to 10.3%.

Subsequent to February 29, 2012, the Company defaulted on making scheduled payments on the above mortgage and other term loans due to lack of liquidity. At the discretion of the lenders, the Company is subject to default interest rates.

Stockholder Affiliate Guarantee:

The Company leases certain aircraft from a Stockholder Affiliate as further discussed in Notes 8 and 11. The Company, Parent, and majority stockholder guarantee the Stockholder Affiliate’s debt related to these specific aircraft. In addition, the Company’s leased aircraft serve as collateral for the Stockholder Affiliate debt. The Company has determined that the fair value of its guarantee is immaterial considering the fair value of the leased aircraft exceeds the associated outstanding debt obligations.

During February of 2013, the Stockholder Affiliate defaulted on installment payments to 1st Source Bank as further discussed in Notes 1, 2, 9 and 11. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

Parent Company Debt:    The Company is a co-guarantor on a $370,000 credit facility with third-party lenders, consisting of a term and line-of-credit First Lien Agreement and a term Second Lien Credit Agreement held by the Parent, of which the First Lien was scheduled to mature June 2015, and the Second Lien was scheduled to mature September 2015. This debt has not been reflected in the Company’s consolidated financial statements since the debt was not used to purchase the Company, and the Company’s cash flows from operations and financial position does not necessitate borrowings under the agreements. The Company’s assets also serve as collateral for the Parent’s loans.

At December 31, 2012, the Parent is in default under both the financial and non-financial covenants of these agreements. All Helicopters owned assets serve as collateral under the First Lien and Second Lien Credit Agreements. The balances of the First Lien and Second Lien loans were $189,250 and $114,209, respectively, at February 29, 2012 ($174,779 and $119,157, respectively, at December 31, 2012).

Refer to Note 1, Management’s Plans and Liquidity Assessment for further discussion.

Annual maturities of debt for years ending after February 29, 2012, are as follows:

Fiscal year ending	Amount
2013	$594
2014	581
2015	555
2016	426
2017	332
Thereafter	9,647

Total	$12,135

NOTE 5.    NON-OPERATING INCOME (EXPENSE)

	2012	2011	2010
Foreign currency exchange (loss) gain	$(24)	$2	$(271)
Gain on legal settlement	—	6,000	—
Gain on insurance settlement	962	1,061	—
Loss on asset disposals	(2,630)	—	—
Interest income and other	25	9	98

	$(1,667)	$7,072	$(173)

During fiscal year 2011, the Company was awarded $6,000 in a settlement of existing litigation, for which the Company recorded a receivable at February 28, 2011, and recognized a gain of $6,000. This amount was fully collected in fiscal year 2012.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

NOTE 6.    INCOME TAXES

The Company has computed current and deferred taxes using a separate return method. The operations of the Company are included with Parent in the consolidated federal income tax returns filed by Holdings, which reports and files on a February fiscal year end. The Company is included in the consolidated tax return filing with Holdings; however, the Company has computed current and deferred taxes using a separate company approach. As a result of cash not being settled between subsidiary and Parent for the current taxes due on a separate return method, the current payable has been settled through the Net Investment of Parent as shown in the tabular Note 11 disclosure.

The components of income tax (expense) benefit for continuing operations are as follows for fiscal years 2012, 2011 and 2010:

	2012	2011	2010
Current:
Federal	$(4,760)	$(6,993)	$5,041
State	(450)	(695)	438
Unpaid foreign, interest and penalties	(3,294)	(2,875)	(3,403)

	(8,504)	(10,563)	2,076

Deferred:
Federal	309	2,758	2,536
State	30	295	203

	339	3,053	2,739

	$(8,165)	$(7,510)	$4,815

The current income tax payable to Holdings at February 29, 2012 and February 28, 2011, (included within net transfer to Parent) was $5,210 and $7,688. The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at February 29, 2012 and February 28, 2011, are presented below:

	2012	2011
Current deferred tax assets (liabilities):
Accounts receivable	$255	$546
Prepaid items	(409)	(143)
Accrued liabilities	1,609	2,095

	1,455	2,498

Non-current deferred tax assets (liabilities):
Property and equipment	(13,956)	(14,452)
Foreign tax credit indirect benefit of UTB	9,085	7,624
Federal indirect benefit of UTB interest	969	805

	(3,902)	(6,023)

	$(2,447)	$(3,525)

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

The reconciliation between the effective tax rate and the federal statutory rate applicable to continuing operations is as follows:

	2012	2011	2010
Income tax expense (benefit), statutory rate	$35%	$35%	$(35%)
State income taxes, net of federal effect	2%	2%	(2%)
Unrecognized tax benefits, net of corresponding benefit	6%	6%	7%
Other, including permanent differences	—	1%	—

Income tax expense (benefit), effective rate	$43%	$44%	$(30%)

The following table presents the Company’s unrecognized tax benefits (liability for uncertain tax positions) as of and for the fiscal years ended 2012, 2011 and 2010:

	2012	2011	2010
Balance at beginning of period	$10,831	$7,956	$4,553
Gross increases based on current year positions	1,461	1,340	2,098
Gross decreases in tax positions	—	—	—
Interest and penalties	1,833	1,535	1,305

Balance at end of period	$14,125	$10,831	$7,956

NOTE 7.    EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan (“the Plan”) covering all full-time employees of the Company who have been credited with one year of service, are at least 21 years of age, are not covered by a collective bargaining agreement and are not a temporary employee. Under the Plan, the Company makes a basic contribution equal to 4% of the annual compensation of each participant who has completed the minimum required hours of service during the Plan year (“Basic Contributions”). In addition, the Company matches, on a 50% matching basis, each participant’s contribution which is not in excess of 8% of the participant’s base compensation (“Matching Contributions”). The Company may also make additional discretionary contributions at the option of the Board of Directors.

Plan participants direct the investment of both their contributions and the Company’s contributions into various investment options offered by the Plan. Participant contributions into the Plan vest immediately. Company contributions into the plan start to vest when the participant has completed two years of service with the Company, at which time the participant will be 20% vested. Thereafter, additional vesting occurs at a rate of 20% per year until the participant is fully vested.

For fiscal years 2012, 2011 and 2010, the Company contributed $800, $900 and $900, respectively.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

NOTE 8.    COMMITMENTS

Operating leases:    The Company leases aircraft, land, buildings and equipment under cancelable and non-cancelable operating leases with certain of these leases guaranteed by Parent. The Company also leases aircraft from entities that are owned by or controlled by the majority stockholder as further discussed in Note 11. Rental commitments under non-cancelable operating leases having an original term of one year or more at February 29, 2012, are as follows:

Fiscal year ending	Stockholder Affiliates	Others	Total
2013	$1,448	$24,700	$26,148
2014	1,448	24,554	26,002
2015	1,448	24,493	25,941
2016	681	20,727	21,408
2017	55	12,918	12,973
Thereafter	—	19,667	19,667

	$5,080	$127,059	$132,139

The Company maintains several leases on a month-to-month basis. Total rent expense for the fiscal years 2012, 2011, and 2010 was $29,200, $21,500 and $25,000, respectively, including Stockholder Affiliates rent expense of $7,500, $9,700, and $11,900, respectively.

Subsequent to February 29, 2012, the Company entered into a restructuring agreement with an aircraft lessor effective October 1, 2012. As part of this agreement, the lessor agreed to defer the lease payments from October 2012 through January 2013 and apply the payments to the end of the lease. In addition, as part of this agreement, the Company pledged refundable deposits of approximately $3,500 to an affiliate related to their leases with the lessor.

Aircraft purchase agreements:    As of February 29, 2012, the Company entered into an agreement to purchase a Puma aircraft for $1,027, which the Company took delivery of in fiscal year 2013. As of February 29, 2012, the Company had paid a $1,000 deposit towards the purchase of this aircraft.

NOTE 9.    LEGAL PROCEEDINGS & CONTINGENCIES

1st Source Bank:    The Company leases certain aircraft from a Stockholder Affiliate as further discussed in Notes 8 and 11. The majority stockholder, Parent and Company guarantee the Stockholder Affiliate’s debt related to these specific aircraft. During February 2013, the Stockholder Affiliate defaulted on installment payments to 1st Source Bank. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. See Note 1, Management Plans and Liquidity Assessment, Note 2, Subsequent Events, and Notes 4 and 11 for further discussions.

Priority 1 Air Rescue Services (“Priority 1”):    In November 2012, Priority 1 brought breach of contract claims against Helicopters related to two subcontracts between Priority 1 and Helicopters. The suit alleges that Helicopters failed to pay invoices for work in the amount of

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

approximately $704. It also claims additional amounts for consequential damages and interest resulting in a total claim of approximately $2,044. Helicopters responded to the complaint in December 2012 and denied the allegations. Management, after consultation with legal counsel, has determined the range of loss to be between $475 and the total claim amount.

Fortis Lease Deutschland GmbH (“Fortis”):    In 2011, a third party, Cypress Financial Corporation, purchased two helicopters from Fortis on Helicopters’ behalf and subsequently leased them to the Company. Fortis is demanding payment of approximately 817 euro (approximately $1,078) in damages for the amount of value added tax (VAT) levied on the purchase price of the helicopters plus interest. Management is currently working with Cypress and Fortis to resolve the matter and believes the transaction should be exempt from VAT. Management estimates, based on consultations with legal counsel, a range of potential loss between zero and approximately 1,000 euro (approximately $1,320) prior to any refund of the VAT. Management does not believe there is any direct financial impact relating to this case and has not accrued for any potential loss. However, no assurance may be given regarding the ultimate ability of Helicopters to receive the VAT refund until foreign tax authorities approve and remit the proceeds.

Agusta Westland:    In July 2012, Agusta Westland delivered a notice to the Company demanding immediate payment for alleged amounts owed for aircraft parts and technical assistance provided since 2006. Helicopters is in the process of reconciling the amount owed with Agusta and is currently negotiating a payment plan for past due amounts. Helicopters has accrued the amount it believes to be owed at February 29, 2012.

DivLend Equipment Leasing LLC (“DivLend”):    On December 7, 2012, DivLend filed a lawsuit for $14,513 against Helicopters and the Parent for failure to make timely payments on helicopter leases and alleged defaults under certain Parent guaranty agreements. At December 31, 2012, the Company believed it was up to date on payments through November 2012. The Company believes this is the only portion of the suit it is liable for and intends to vigorously defend this case.

State of Arizona—Superfund:    Helicopters, among others, is a defendant in an environmental investigation relating to two separate Superfund clean-up sites in Arizona. Management is currently monitoring the case as it is in preliminary stages and plans to engage outside counsel with area expertise if the case develops further. The outcome of the lawsuit is unknown, but Helicopters intends to contest the case vigorously. However, no assurance may be given regarding the ultimate outcome of these claims.

Other Matters:    Helicopters is involved in various claims and legal proceedings of a nature considered normal to its business. While it is not feasible to predict or determine the financial outcome of each proceeding, management does not believe that the proceedings will result in a material adverse effect on the Company’s financial position, results of operations, or liquidity.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

NOTE 10.    FAIR VALUE MEASUREMENTS

The following three levels of input may be used to measure fair value:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little of no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include items where the determination of fair value requires significant management judgment or estimation.

The carrying amounts of the Company’s cash, restricted investments, accounts receivable and accounts payable approximate fair value because of the short-term maturities of these instruments. The carrying amount of the Company’s variable rate long-term debt approximates fair value because variable interest rates closely correlate to changes in market conditions. The Company’s fixed-rate debt balances as of February 29, 2012 and February 28, 2011, were $12,100 and $15,500, respectively. The Company believes that the fair value of the fixed-rate debt approximates its carrying value.

Assets and liabilities measured at fair value on a nonrecurring basis (presented below by level of input) include measuring impairment when required for long-lived assets. For the Company, long-lived assets measured at fair value on a nonrecurring basis include fixed assets.

	February 29, 2012
	Fair Value Measurement Using
	Level 1	Level 2	Level 3
Cash and cash equivalents	$174	$—	$—
Restricted investments	—	1,054	—

	$174	$1,054	$—

	February 28, 2011
	Fair Value Measurement Using			Total Impairment Losses
	Level 1	Level 2	Level 3
Cash and cash equivalents	$127	$—	$—
Rotary wing aircraft(a)	—	—	58,800	$397

	$127	$—	$58,800

(a)	In 2011, certain rotary wing aircraft with a carrying value of $59,200 were written down to their estimated fair value of $58,800. These assets are measured at fair value on a nonrecurring basis.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

NOTE 11.    RELATED PARTY TRANSACTIONS

Transactions with the Parent:    The consolidated financial statements include certain revenue transactions and expense allocations from the Parent. Helicopters recognizes revenue for the Parent’s use of two aircraft for company travel. Flight revenue is recognized for actual flight hours, and support services revenue is recognized for additional amounts incurred. The Company also sold aircraft parts to the Parent during the periods presented.

Expenses are allocated based on the Company’s number of employees for certain functions provided by the Parent, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, and employee benefits. Additionally, expenses related to administrative functions and overhead are incurred by Holdings on behalf of Helicopters. The amount incurred for these services was $900, $500, and $500 for fiscal years 2012, 2011 and 2010, respectively, and are included in administrative and operational expenses in the table below. These expenses have been allocated on the basis of headcount or by other measures.

These allocations may not, however, reflect the expense the Company would have incurred as an independent business for the period presented. Actual costs that may have been incurred if the Company had been operating on a stand-alone basis would depend on a number of factors, including the chosen organization structure, the functions outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure.

The Company is also a guarantor on a term and line of credit First Lien Agreement and term Second Lien Credit Agreement held by the Parent. As of December 31, 2012, Parent was in default under both the financial and non-financial covenants of these agreements. This debt has not been reflected in the Company’s consolidated financial statements as further discussed in Note 4. In addition, the Parent guarantees certain Company non-related party lease payment arrangements (Note 8).

Transactions with Stockholder Affiliates:    Helicopters leases several aircraft from Stockholder Affiliates. The Company received free rent in January and February of 2012 on all its aircraft leases, including month-to-month leases, with Stockholder Affiliates. The Company has reflected this free rent as contributed capital, as the contractual lease obligations for this period were forgiven.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

The Company has determined that its guarantee of the Stockholder Affiliate’s debt associated with its leased assets constitutes a variable interest. Accordingly, the Stockholder Affiliate is a variable interest entity (VIE). However, the Company does not have the ability to direct the activities of the Stockholder Affiliate, and therefore, the Company is not the primary beneficiary of the Stockholder Affiliate. Accordingly, the Company has not included the Stockholder Affiliate’s results of operations and financial position in the Company’s consolidated financial statements. Further, the Company is restricted on transferring any assets or providing any other subordinated financial support to its Stockholder Affiliate under the First and Second Lien Agreements (Note 4). The Company has determined that as of February 29, 2012, its maximum exposure relative to the VIE is as follows:

Guarantee of 1st Source Bank debt on leased assets	$14,330
Accounts receivable	1,615
Refundable deposits	3,456

$19,401

Subsequent to February 29, 2012, as discussed in Notes 1, 2, 4, and 9, this same Stockholder Affiliate is in default on installment payments to 1st Source Bank of approximately $10,100 (balance as of the date of default in February 2013), which the Company guarantees. In addition, it is uncertain if the Company’s accounts receivable, refundable deposits and other assets will be fully collectible or realized.

Parent Investment in the Company:    Management believes it is not meaningful to show additional paid-in capital or retained earnings for the Company. The net assets are represented by the net investment of Parent, which comprises total share of capital and retained earnings of Helicopters.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

All significant intercompany transactions between the Parent and Helicopters have been included in these consolidated financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated statements of cash flows as a financing activity and in the consolidated statements of stockholder’s equity.

	2012
	Parent		Stockholder Affiliates
As of:
Current:
Accounts receivable	$		$1,615
Deposits			2,369
Non-current:
Deposits			1,087
For the year ended:
Revenues from flight and support services		$(3,267)	$—
Administrative and operational expenses and benefits		28,339	—
Lease and rental payments		—	7,500

Total		25,072	$7,500

Net cash transferred		(39,280)

Net transfer to Parent		$(14,208)

Contributed capital for free rent periods			$1,576

	2011
	Parent	Stockholder Affiliates
As of:
Current:
Accounts receivable	$—	$102
Deposits	—	3,145
Accounts payable	—	(24)
For the year ended:
Revenues from flight and support services	$(3,300)	$—
Administrative and operational expenses and benefits	17,179
Lease and rental payments		9,700

Total	13,879	$9,700

Net cash transferred	(15,155)

Net transfer to Parent	$(1,276)

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

February 29, 2012, February 28, 2011, and February 28, 2010

(in thousands)

	2010
	Parent	Stockholder Affiliates
For the year ended:
Revenues from flight and support services	$(1,974)
Administrative and operational expenses and benefits	20,735
Lease and rental payments		$11,900

Total	18,761	$11,900

Net cash transferred	(21,433)

Net transfer to Parent	$(2,672)

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholder

Evergreen International Aviation, Inc.

McMinnville, Oregon

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Evergreen Helicopters, Inc. and Subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of income, stockholder’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Evergreen Helicopters, Inc. and Subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in default on its debt, has negative working capital, and in addition, is a guarantor of certain of its Parent’s and a Stockholder Affiliate’s debt that is also in default at December 31, 2012. The default on the Company’s and its Parent’s debt and the resulting liquidity concerns raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Crowe Horwath LLP

Indianapolis, Indiana

March 22, 2013

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2012

(amounts in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$148
Accounts receivable, net	24,213
Inventories	601
Prepaid expenses and other assets	7,570
Deferred tax assets	907
Assets held for sale	2,864

Total current assets	36,303

Property and Equipment
Aircraft, aircraft engines and rotable parts	86,917
Deferred overhauls	43,626
Buildings and improvements	22,390
Construction in progress	10,170
Machinery and equipment	8,748

171,851
Accumulated depreciation of long-lived assets	(58,917)
Accumulated amortization of deferred overhauls	(20,728)

Net property and equipment	92,206

Refundable deposits	12,753
Restricted investments	1,056
Other assets	3,049

Total assets	$145,367

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$34,611
Accrued expenses and other	4,147
Debt	11,647

Total current liabilities	50,405

Other liabilities	3,872
Liability for uncertain tax positions in foreign jurisdiction	17,353
Deferred tax liabilities	1,250

Total liabilities	72,880

Commitments and contingencies (Notes 7 and 8)	—

Stockholder’s equity:
Common stock, no par value, 500 shares authorized, issued and outstanding;	—
Net investment of Parent	72,487

Total stockholder’s equity	72,487

Total liabilities and stockholder’s equity	$145,367

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

Year ended December 31, 2012

(amounts in thousands)

Revenues from flight and support services	$201,232
Cost of flight and support services	145,332

Gross profit	55,900
Selling, general and administrative expense	21,297
Loss on disposal of leased aircraft	2,384

23,681

Income from operations	32,219
Non-operating income (expense):
Interest expense	(1,579)
Amortization of deferred finance costs	(255)
Other income	291

Total other expense	(1,543)
Income before income tax expense	30,676
Income tax expense	(13,025)

Net income	$17,651

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

Year ended December 31, 2012

(amounts in thousands, except share data)

	Common Stock		Net Investment of Parent	Total Stockholder’s Equity
	Shares	Amount
Balance, January 1, 2012	500	$—	$109,989	$109,989
Contributed capital (Note 10)	—	—	1,576	1,576
Net transfer to Parent	—	—	(56,729)	(56,729)
Net income	—	—	17,651	17,651

Balance, December 31, 2012	500	$—	$72,487	$72,487

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2012

(amounts in thousands)

Cash flows from operating activities:
Net income	$17,651
Adjustments to reconcile net income to net cash providedby operating activities:
Depreciation	10,328
Amortization of deferred overhauls	6,136
Amortization of net gain on sale leaseback transactions	(156)
Amortization of deferred finance costs	255
Deferred income taxes	1,912
Liability for uncertain tax positions in foreign jurisdiction	3,871
Loss on disposal of leased aircraft	2,384
Contribution from stockholder affiliate for free rent	1,576
Changes in operating assets and liabilities:
Accounts receivable	2,575
Inventories	(85)
Prepaid expenses, refundable deposits and other	489
Accounts payable, accrued and other liabilities	23,642

Net cash provided by operating activities	70,578
Cash flows from investing activities:
Purchases of property and equipment and overhauls	(22,772)
Proceeds from disposal of property and equipment	8,949

Net cash used in investing activities	(13,823)
Cash flows from financing activities:
Payments on debt	(1,956)
Proceeds from earn-out from sale of subsidiary	2,000
Net transfers to Parent	(56,729)

Net cash used in financing activities	(56,685)
Net change in cash and cash equivalents	70
Cash and cash equivalents, beginning of period	78

Cash and cash equivalents, end of period	$148

Supplemental information on cash flow information:
Cash paid for:
Interest	$1,584

The accompanying notes are an integral part of the consolidated financial statements.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012

(amounts in thousands)

NOTE 1—DESCRIPTION OF THE BUSINESS

Evergreen Helicopters, Inc. (“Helicopters” or the “Company”) provides helicopter and small fixed-wing aircraft services throughout the world in connection with activities such as forest fire fighting, health services, aerial spraying, heavy lift construction, law enforcement, helicopter logging, petroleum support services, search and rescue, peacekeeping and relief support, helicopter skiing, and agriculture.

Helicopters own 100% of the following subsidiaries:

•	Evergreen Helicopters of Alaska, Inc.

•	Evergreen Equity, Inc.

•	Evergreen Helicopters International, Inc.

Controlling Stockholder and Related Parties:    Helicopters is wholly-owned by Evergreen International Aviation, Inc., which is wholly-owned by Evergreen Holdings, Inc. (“Holdings”). Holdings’ founder and chairman of the board of directors is the majority stockholder of Holdings. In addition, the Company engages in transactions with the majority stockholder and other entities owned by, or controlled by the majority stockholder. Collectively, these entities are referred to as “Stockholder Affiliates” (Note 10).

The Company also engages in transactions with the Company’s Parent and the Parent’s subsidiaries (Note 10):

•	Evergreen International Aviation, Inc.

•	Evergreen International Airlines, Inc.

•	Evergreen Aviation Ground Logistics Enterprise, Inc.

•	Evergreen Trade, Inc.

•	Evergreen Agriculture Enterprise, Inc.

•	Evergreen Defense and Security Services, Inc.

•	Evergreen Maintenance Center, Inc.

These entities listed above are collectively referred to as the “Parent.”

Management Plans and Liquidity Assessment:    At the direction of the Parent, the Company has provided funds during the year ended December 31, 2012, as reflected in net transfers to Parent in the accompanying consolidated statement of cash flows. These net transfers account for a significant portion of the Company’s cash used during the year ended December 31, 2012. In addition, the Company, as well as other affiliates, are co-guarantors of the Parent’s first and second lien credit agreements and as of December 31, 2012, Parent is in default under both the financial and non-financial covenants with these agreements due to the Parent’s lack of liquidity to make scheduled payments. At December 31, 2012, the balance of the first and second lien agreements total approximately $300,000. The Company, Parent and majority stockholder also guarantee the debt of a Stockholder Affiliate to 1st Source Bank. On March 13,

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. In addition, the Company has a negative working capital of $14,102 and is in default with its mortgage and other term loans totaling approximately $11,600 at December 31, 2012.

As reflected in the accompanying consolidated financial statements, the Company had net income of $17,651 for the year ended December 31, 2012. In addition, the Company’s cash flows provided by operating activities were approximately $69,950 for the year ended December 31, 2012. However, the default on the Company’s, its Parent’s and Stockholder Affiliate’s debt and the resulting liquidity concerns raise substantial doubt about the Company’s ability to continue as a going concern.

On March 18, 2013, the Parent and the Company entered into a Stock Purchase Agreement with Erickson Air-Crane Incorporated (EAC), a publicly-traded company, in which EAC is to acquire all of the common stock of the Company for a combination of cash, promissory notes and preferred shares of EAC. Closing of this transaction is expected to occur during the second calendar quarter of 2013; however, the closing is subject to various terms and conditions, and there can be no assurance that all such terms and conditions will be satisfied.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:    The Company’s consolidated financial statements include the accounts of Helicopters and its wholly-owned domestic and foreign subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The operations of the Company’s foreign subsidiaries are not significant.

Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the Company’s financial statements and accompanying notes. The Company considers its critical accounting policies involving more significant judgments and estimates to be those related to revenue recognition, deferred income taxes, useful lives and residual values of property, plant and equipment, and valuation of long-lived assets. Actual results could differ from those estimates.

Revenue Recognition:    Helicopters generates flight revenue under service contracts that range in term from less than one year to five years. Helicopters typically charges by the number of hours flown, with a minimum number of hours per day, plus a monthly availability fee. Helicopters frequently modifies its general pricing structure in order to more closely match the characteristics of the mission. The various types of pricing methods utilized by Helicopters includes pricing by weight for transport of goods, pricing by acre for aerial spraying, and pricing by number of pickups for construction work. Flight revenue is recognized when services are performed and monthly for fixed availability fees over the term of the agreement.

Certain contracts provide for mobilization fees, which represent recovery of the costs incurred in deploying aircraft to a customer. Mobilization fees, and related direct and incremental mobilization costs, are deferred and amortized over the term of the contract.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

Cash and Cash Equivalents:    The Company classifies as cash and cash equivalents those short-term, highly liquid investments which are readily convertible into cash and have a maturity of three months or less when purchased.

Restricted Investments:    The Company maintains restricted investments in certificate of deposit accounts at December 31, 2012, supporting letters of credit required for aircraft leases with contractual lease terms through 2019 that are held by the Company’s Parent. These investments are classified as held to maturity and are stated at cost which approximates market with an average term to maturity of less than one year (November 2013). The Company plans to extend the maturity date of the certificate of deposit accounts at maturity given the contractual collateral requirements under the letters of credit. As such, these restricted investments have been reflected as non-current on the consolidated balance sheet at December 31, 2012.

Accounts Receivable, Net:    Accounts receivable, net consists of amounts billed to customers, net of an allowance for uncollectible accounts for losses that may result from the inability of its customers to make required payments or from contract disputes. The Company also periodically records an allowance for the general collectability of all other receivables based upon factors such as the aging of receivables and historical collection experience. The December 31, 2012 accounts receivable balance of $24,213 is reported net of an allowance for doubtful accounts of approximately $100. Interest is not normally charged on receivables.

Inventories:    The Company’s inventories consist primarily of aircraft rotable parts, expendable parts, supplies for aircraft maintenance, and aviation fuel (collectively, “aircraft parts inventories”).

Aircraft parts inventories are carried at the lower of average cost or net realizable value. Aircraft parts inventories that are utilized for aircraft maintenance/fuel are charged to operations when used. All other inventories are charged to operations when sold.

Refundable Deposits:    The Company maintains deposits with vendors in conjunction with aircraft lease agreements and other commitments.

Assets Held for Sale:    The Company classifies aircraft parts and other assets as held for sale and ceases the amortization of the assets when there is a plan for disposal of the assets and those assets meet the held for sale criteria in accordance with accounting principles generally accepted in the United States of America. The Company records aircraft parts and other assets held for sale at the lower of cost or net realizable value.

Property and Equipment:    Property and equipment is recorded at cost. The Company depreciates its property and equipment down to estimated residual values utilizing the straight-line method of depreciation over the estimated useful lives of the assets. The estimated useful lives for its primary property and equipment classes are as follows:

•	Aircraft, aircraft engines, and rotable assets 5 to 20 years

•	Machinery and equipment 3 to 7 years

•	Buildings and improvements 10 to 40 years

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

When the Company sells or otherwise disposes of property or equipment, the remaining carrying amount is charged to income.

The Company capitalizes all costs of major renewals, modifications, and overhauls of its aircraft. The Company amortizes the costs of such major overhaul components as follows:

Small Fixed-Wing Aircraft and Helicopters:    The cost of major overhaul components is not amortized separately, but depreciated as a part of the cost of the aircraft. The cost of subsequent major overhauls are capitalized and amortized over the estimated operating hours, generally a period of five years or less.

Rotable Assets:    The cost of rotable asset overhauls is segregated and amortized separately from the aircraft. The Company capitalizes the costs of rotable asset overhauls for its small fixed-wing aircraft and helicopters and then amortizes these costs over the estimated useful lives of the overhauls, generally a period of five years or less. The cost of repairing rotable assets is expensed as incurred.

Amortization of overhauls and depreciation of property and equipment for the year ended December 31, 2012 was approximately $6,136 and $10,328, respectively.

Impairment of Long-Lived Assets:    The Company annually, or as required, evaluates the recoverability of its long-lived assets, primarily aircraft and other property and equipment. The Company evaluates recoverability when events and circumstances indicate that the net carrying value of its long-lived assets may not be recoverable.

The Company recognizes an impairment loss when the sum of the undiscounted cash flows estimated to be generated by its long-lived assets is less than the assets’ net carrying value. Based on its analyses, at December 31, 2012, there was no asset impairment required.

Leased Aircraft—Overhauls and Lease Return Condition Costs:    The Company accounts for the overhaul and lease return condition costs of its leased aircraft in accordance with the applicable lease agreements. Generally, the Company capitalizes the costs of the required major maintenance and inspection of engines and airframes for its leased aircraft. The Company then amortizes such capitalized costs over the lesser of (i) the number of years until the next scheduled overhaul, generally a period of five years or less, or (ii) the termination of the lease. Maintenance and repairs for engines and airframe components under power-by-the-hour contracts are expensed as the aircraft are operated based upon actual hours or cycles flown and based upon the contractual terms of the agreements.

Income Tax and Uncertain Tax Positions:    The Company operates as a C Corporation for income tax purposes and is included with Parent in the consolidated federal income tax returns filed by Holdings, which reports and files on a February fiscal year end. The Company has computed total tax expense and deferred taxes using a separate return method. Accordingly, deferred income tax assets and liabilities are computed based upon differences between the financial statements and tax bases of assets and liabilities that result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

The Company records net deferred tax assets to the extent a determination is made that these assets will more likely than not be realized. In making such determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event a determination is made that the Company would be unable to realize its deferred income tax assets in the future in excess of their net recorded amount, an adjustment would be made to the valuation allowance, which would reduce the provision for income taxes.

The manner in which the entity determines whether a valuation allowance is needed depends on the tax-sharing agreement among the members of the group filing the consolidated tax return. If the tax-sharing agreement is based on the tax expense or benefit the subsidiary would pay or receive if it filed a separate tax return, the evaluation of the need for a valuation allowance would be the same as if the subsidiary filed a separate tax return (assuming that the Parent has the ability to honor its obligation under the tax-sharing agreement).

If there is no formal tax-sharing agreement or the tax-sharing agreement is inconsistent with the method of allocating income tax to the subsidiary, the evaluation of the need for a valuation allowance should be consistent with the tax allocation method used. The Company does not have a formal tax-sharing agreement with Parent. Accordingly, valuation allowance considerations were consistent with the separate return method for allocation of taxes. The Company has evaluated the need for valuation allowance on a separate return basis and determined that a valuation allowance is not necessary based on the reversal of timing differences related to deferred tax liabilities.

The Company follows guidance issued by the Financial Accounting Standards Board (FASB) with respect to accounting for uncertainty in income taxes. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded at the subsidiary level related to this position. During the period, the Company recorded taxes, interest and penalties of $3,871 of unrecognized tax benefits (UTB) related to non-filing in a foreign jurisdiction. In addition, the Company has recorded the benefits of the foreign tax credit and federal benefits of the UTB interest (Note 5). In the event the foreign tax is paid and the uncertain tax liability reduced, the realization of the related benefits recorded in deferred tax assets would need to be reassessed.

The Company is subject to U.S. federal income tax, as well as various state income taxes. The Company is no longer subject to US Federal tax examinations for years before February 28, 2009, and State jurisdictions that remain subject to examination range from February 28, 2009 to December 31, 2012. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months. The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company has accrued $2,183 for interest and penalties for the year ended December 31, 2012 relating to uncertain tax positions (See Note 5).

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

Loss Contingencies:    Loss contingencies are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Major Customers:    Revenue generated under various contracts with agencies of the U.S. government accounted for approximately 48% of the Company’s total revenues as of December 31, 2012. Revenue as subcontractor for government contractors is 43% of the Company’s total revenue. Amounts receivable from these agencies were approximately $23,656 at December 31, 2012. Of these governmental contracts, one governmental agency accounted for 28% and one subcontractor arrangement accounted for 33% of the Company’s total revenues as of December 31, 2012 with accounts receivable of 27% and 37% respectively.

Foreign Currency Transactions:    The Company has certain vendor payable transactions denominated in foreign currencies. Foreign currency transaction gains and losses (transactions denominated in a currency other than local currency) are generally included other income (expense). For the year ended December 31, 2012, the Company recognized $20 of losses on foreign currency.

Concentration of Credit Risk:    Financial instruments that potentially subject us to credit risk are primarily cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalent deposits at December 31, 2012, were primarily with two financial institutions. The Company grants credit to customers throughout the world. Its primary customer base consists of various agencies of the United States government and large global government service providers. The credit strength of this customer base is derived from its geographical diversity and from its long history of payment on services provided. The Company evaluates each customer’s credit worthiness on a case-by-case basis.

Subsequent Events:    The Company has performed an analysis of the activities and transactions subsequent to the fiscal year end to determine the need for any adjustments to or disclosure within the consolidated financial statements for the year December 31, 2012. Management has performed their analysis through March 22, 2013, the date the financial statements were available to be issued.

As further disclosed in Notes 1, 8 and 10, on March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. The Company, Parent and majority stockholder guarantee the 1st Source Bank debt.

NOTE 3—SALE OF SUBSIDIARY

On September 27, 2010, the Company sold substantially all of the assets of its subsidiary Evergreen Unmanned Systems, Inc. (“EUS”) to an unrelated party. The agreement provided for additional payments of up to $4,000 pursuant to an earn-out provision to be measured at February 29, 2012 and February 28, 2011. Certain of the defined earnings targets were determined to be met at December 31, 2011. Therefore, the Company was entitled to additional payments of $2,000, which were received in April 2012.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

NOTE 4—DEBT

Mortgage Loan:    The Company has entered into a 10-year term mortgage ($8,800 balloon in June 2019) with a bank, collateralized by the Company’s corporate headquarters and aircraft hangar in McMinnville, Oregon. At December 31, 2012, the outstanding balance was $10,934. Interest is variable and determined at the five year treasury plus 2.75% (minimum 5.25%) and shall adjust in June 2014. The effective interest rate on this mortgage was 5.25% as of December 31, 2012. Principal and interest payments of $70 are due monthly.

Other Term Loans:    The Company has entered into various term loans, one of which is collateralized by a specific aircraft, and which matures at various dates through 2014. At December 31, 2012, the Company had an outstanding balance of $700 and requires monthly interest and principal payments of $21. Interest rates under these term loans are fixed at rates ranging up to 10.3%.

The Company is in default with the above loans due to lack of liquidity resulting in the Company not meeting scheduled payments. As such, the outstanding balance at December 31, 2012 has been reflected as a current liability. At the discretion of the lenders, the Company is subject to default interest rates.

Stockholder Affiliate Guarantee:    The Company leases certain aircraft from a Stockholder Affiliate as further discussed in Notes 7 and 10. The Company, Parent, and majority stockholder guarantee the Stockholder Affiliate’s debt related to these specific aircraft. In addition, the Company’s leased aircraft serve as collateral for the Stockholder Affiliate debt. The Company has determined that the fair value of its guarantee is immaterial considering the fair value of the leased aircraft exceeds the associated outstanding debt obligations.

During February of 2013, the Stockholder Affiliate defaulted on installment payments to 1st Source Bank as further discussed in Notes 1, 2, 8 and 10. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100.

Parent Company Debt:    The Company is a guarantor on a term and line of credit First Lien Agreement and a term Second Lien Credit Agreement held by the Parent. This debt has not been reflected in the Company’s consolidated financial statements since the debt was not used to purchase the Company and the Company’s cash flow from operations and financial position does not necessitate borrowings under the agreements. The Company’s assets also serve as collateral for the Parent’s loans.

As of December 31, 2012, Parent was in default under both the financial and non-financial covenants of these agreements. All Helicopters owned assets serve as collateral under the First Lien and Second Lien Credit Agreements. The balances of the First Lien and Second Lien loans were $174,779 and $119,157 at December 31, 2012, respectively.

Refer to Note 1, Management’s Plan and Liquidity Assessment for further discussions.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

NOTE 5—INCOME TAXES

The Company has computed current and deferred taxes using a separate return method. The operations of the Company are included with Parent in the consolidated federal income tax returns filed by Holdings, which reports and files on a February fiscal year end. The Company is included in the consolidated tax return filing with Holdings; however, the Company has computed current and deferred taxes using a separate company approach. As a result of cash not being settled between subsidiary and Parent for the current taxes due on a separate return method, the current payable has been settled through the Net Investment of Parent as shown in the tabular Note 10 disclosure.

The components of the income tax expense as of December 31, 2012 are as follows:

Current:
Federal	$6,654
State	588
Unpaid foreign, interest and penalties	3,871

11,113
Deferred:
Federal	1,689
State	223

1,912

Total	$13,025

The following table presents the tax effects of the temporary differences that gave rise to the deferred tax assets and deferred tax liabilities at December 31, 2012:

Deferred tax assets
Accrued liabilities	$858
Prepaid items	12
Foreign tax credit indirect benefit of UTB	10,491
Federal indirect benefit of UTB interest	1,483
Accounts Receivable	37

Total deferred tax assets ($907 current and $11,974 noncurrent)	12,881

Deferred tax liabilities
Property and equipment	(13,247)
Goodwill and other	23

Total deferred tax liabilities ($0 current and $13,224 noncurrent)	(13,224)

Net deferred tax liabilities	$(343)

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

The reconciliation between the effective tax rate and the federal statutory rate on net income is as follows:

Income tax expense computed at statutory rate	$10,735	35.00%
State income taxes, net of federal effect	605	1.97%
Unrecognized tax benefits, net of corresponding benefit	1,567	5.11%
Other, primarily permanent differences	118	0.38%

Income tax expense	$13,025	42.46%

The following table presents the Company’s unrecognized tax benefits at December 31, 2012;

Balance at beginning of period	$13,482
Gross increases based on current year positions	1,688
Gross decreases in tax positions	—
Interest and penalties	2,183

Balance at end of period	$17,353

NOTE 6—EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan (“the Plan”) covering all full-time employees of the Company who have been credited with one year of service, are at least 21 years of age, are not covered by a collective bargaining agreement and are not a temporary employee. Under the Plan, the Company makes a basic contribution equal to 4% of the annual compensation of each participant who has completed the minimum required hours of service during the Plan year (“Basic Contributions”). In addition, the Company matches, on a 50% matching basis, each participant’s contribution which is not in excess of 8% of the participant’s base compensation (“Matching Contributions”). The Company may also make additional discretionary contributions at the option of the Board of Directors.

Plan participants direct the investment of both their contributions and the Company’s contributions into various investment options offered by the Plan. Participant contributions into the Plan vest immediately. Company contributions into the plan start to vest when the participant has completed two years of service with the Company, at which time the participant will be 20% vested. Thereafter, additional vesting occurs at a rate of 20% per year until the participant is fully vested.

The Company made contributions of approximately $300 for the year ended December 31, 2012. The Company did not make any discretionary contributions during year.

NOTE 7—COMMITMENTS

Operating Leases:    The Company leases aircraft, land, buildings and equipment under cancelable and non-cancelable operating leases with certain of these leases guaranteed by Parent. The Company also leases aircraft from entities that are owned by or controlled by the

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

majority stockholder as further discussed in Note 10. Rental commitments under non-cancelable operating leases having an original term of one year or more at December 31, 2012, are as follows:

	Stockholder Affiliates	Others	Total
2013	$3,170	$24,455	$27,625
2014	3,170	24,384	27,554
2015	2,732	22,101	24,833
2016	1,854	13,812	15,666
2017	—	9,492	9,492
Thereafter	—	10,709	10,709

Total	$10,926	$104,953	$115,879

The Company maintains several leases on a month-to-month basis. Total rent expense for the year ended December 31, 2012 approximated $36,079, including Stockholder Affiliates rent expense of approximately $10,061.

During 2012, the Company entered into a restructuring agreement with an aircraft lessor effective October, 1 2012. As part of this agreement, the lessor agreed to defer the lease payments from October 2012 through January 2013 and apply the payments to the end of the lease. As of December 31, 2012, Helicopters recorded a deferred lease liability of approximately $1,200. In addition, as part of this agreement, the Company pledged refundable deposits of approximately $3,500 to an affiliate related to their leases with lessor.

Advance Payments:    The Company makes advanced payments for overhauls of aircraft engines. As of December 31, 2012, the Company paid approximately $708 of non-refundable deposits to various vendors for engine overhauls. The Company reflected these deposits as non-current in other assets on the consolidated balance sheet at December 31, 2012.

NOTE 8—LEGAL PROCEEDINGS & CONTINGENCIES

1st Source Bank:    The Company leases certain aircraft from a Stockholder Affiliate as further discussed in Notes 7 and 10. The majority stockholder, Parent and Company guarantee the Stockholder Affiliate’s debt related to these specific aircraft. During February of 2013, the Stockholder Affiliate defaulted on installment payments to 1st Source Bank. On March 13, 2013, 1st Source Bank filed a complaint with the United States District Court of Oregon for replevin of collateral and enforcement of promissory notes and guarantees with a claim of approximately $10,100. See Note 1, Management Plans and Liquidity Assessment, and Note 2, Subsequent Events, and Notes 4 and 10 for further discussions.

Priority 1 Air Rescue Services:    In November 2012, Priority 1 brought breach of contract claims against Helicopters related to two subcontracts between Priority 1 and Helicopters. The suit alleges that Helicopters failed to pay invoices for work in the amount of approximately $704. It also claims additional amounts for consequential damages and interest resulting in a total claim of approximately $2,044. Helicopters responded to the complaint in December 2012

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

and denied the allegations. Management, after consultation with counsel, has determined the range of loss to be between $475 and the total claim amount. The Company has recorded in accounts payable $475 at December 31, 2012.

Fortis Lease Deutschland GmbH:    In 2011, a third party, Cypress Financial Corporation, purchased two helicopters from Fortis on Helicopters’ behalf and subsequently leased them to the Company. Fortis is demanding payment of approximately 817 euro (approximately $1,078) in damages for the amount of valued-added-tax (VAT) levied on the purchase price of the helicopters plus interest. Management is currently working with Cypress and Fortis to resolve the matter and believes the transaction should be exempt from VAT. Legal counsel estimates a range of potential loss between 880 euro (approximately $1,162) and approximately 1,000 euro (approximately $1,320) prior to any refund of the VAT. Management does not believe there is any direct financial impact relating to this case and has not accrued for any potential loss. However, no assurance may be given regarding the ultimate ability of Helicopters to receive the VAT refund until foreign tax authorities approve and remit the proceeds.

Agusta Westland:    On July 17, 2012, Agusta Westland delivered a notice to the Company demanding immediate payment for alleged amounts owed for aircraft parts and technical assistance provided since 2006. Helicopters is in the process of reconciling the amount owed with Agusta and is currently negotiating a payment plan for past due amounts. The total amount recorded in accounts payable at December 31, 2012 is approximately $2,221, which is the amount Helicopters believes to be currently owed.

DivLend Equipment Leasing:    On December 7, 2012, DivLend filed a lawsuit for $14,513 against Helicopters and the Parent for failure to make timely payments on helicopter leases and alleged defaults under certain Parent guaranty agreements. At December 31, 2012, the Company believed it was up to date on payments through November 2012, and therefore, has recorded in accounts payable the December 2012 payments of $253. Helicopters believes this is the only portion of the suit it is liable for and intends to vigorously defend this case.

State of Arizona—Superfund:    Helicopters, among others, is a defendant in an environmental investigation relating to two separate Superfund clean-up sites in Arizona. Management is currently monitoring the case as it is in preliminary stages and plans to engage outside counsel with area expertise if the case develops further. The outcome of the lawsuit is unknown, but Helicopters intends to contest the case vigorously. However, no assurance may be given regarding the ultimate outcome of these claims.

Other Matters:    Helicopters is involved in various claims and legal proceedings of a nature considered normal to its business. While it is not feasible to predict or determine the financial outcome of each proceeding, management does not believe that the proceedings will result in a material adverse effect on the Company’s financial position, results of operations, or liquidity.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

NOTE 9—FAIR VALUE MEASUREMENTS

The following three levels of input may be used to measure fair value:

Level 1:    Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:    Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:    Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include items where the determination of fair value requires significant management judgment or estimation.

The carrying amounts of the Company’s cash, restricted investments, accounts receivable and accounts payable approximate fair value because of the short-term maturities of these instruments. The carrying amount of the Company’s variable rate debt approximates fair value because variable interest rates closely correlate to changes in market conditions, including default interest rates. The Company’s fixed-rate debt balances as of December 31, 2012 were approximately $700 representing other term loans (Note 4). The Company believes that the fair value of the fixed-rate debt approximates its carrying value.

NOTE 10—RELATED PARTY TRANSACTIONS

Transactions with the Parent:    The consolidated financial statements include certain revenue transactions and expense allocations from the Parent. Helicopters recognizes revenue for the Parent’s use of two aircraft for company travel. Flight revenue is recognized for actual flight hours, and support services revenue is recognized for additional amounts incurred. The Company also sold aircraft parts to the Parent throughout the year.

Expenses are allocated based on the Company’s number of employees for certain functions provided by the Parent, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, and employee benefits. Additionally, expenses related to administrative functions and overhead are incurred by Holdings on behalf of Helicopters. The amount incurred for these services was $737 for the year ended December 31, 2012 and are included in administrative and operational expenses in the below table. These expenses have been allocated on the basis of headcount or by other measures.

These allocations may not, however, reflect the expense the Company would have incurred as an independent business for the period presented. Actual costs that may have been incurred if the Company had been operating on a stand-alone basis would depend on a number of factors, including the chosen organization structure, the functions outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

The Company is also a guarantor on a term and line of credit First Lien Agreement and term Second Lien Credit Agreement held by the Parent. As of December 31, 2012, Parent was in default under both the financial and non-financial covenants of these agreements. This debt has not been reflected in the Company’s consolidated financial statements as further discussed in Note 4. In addition, the Parent guarantees certain Company non-related party lease payment arrangements (Note 7).

Transactions with Stockholder Affiliates:    Helicopters leases several aircraft from Stockholder Affiliates. The Company received free rent in January and February of 2012 on all its aircraft leases, including month-to-month leases, from a Stockholder Affiliate. The Company reflected this free rent as contributed capital as the contractual lease obligations for this period were forgiven.

The Company has determined that its guarantee of the Stockholder Affiliate’s debt associated with its leased assets constitutes a variable interest. Accordingly, the Stockholder Affiliate is a variable interest entity (VIE). However, the Company does not have the ability to direct the activities of the Stockholder Affiliate, and therefore, the Company is not the primary beneficiary of the Stockholder Affiliate. Accordingly, the Company has not included the Stockholder Affiliate’s results of operations and financial condition in the Company’ consolidated financial statements. Further, the Company is restricted on transferring any assets or providing any other subordinated financial support to its Stockholder Affiliates under the First and Second Lien Agreements (Note 4). The Company has determined that its maximum exposure relative to the VIE is as follows:

Guarantee of 1st Source Bank debt on leased assets	$10,100
Accounts receivable	234
Prepaid expenses and other assets	178
Refundable deposits	3,456

$13,968

Subsequent to December 31, 2012, as discussed in Notes 1, 2, 4, and 8, this same Stockholder Affiliate is in default on installment payments to 1st Source Bank of approximately $10,100, which the Company guarantees. In addition, it is uncertain if the Company’s accounts receivable, refundable deposits and prepaid and other assets at December 31, 2012 will be collectible or realized.

Parent Investment in the Company:    It is not meaningful to show additional paid-in capital or retained earnings for the Company. The net assets are represented by the net investment of Parent, which comprises total share of capital and retained earnings of Helicopters.

All significant intercompany transactions between the Parent and Helicopters have been included in these consolidated financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated statement of cash flows as a financing activity and in the consolidated statement of stockholder’s equity.

EVERGREEN HELICOPTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2012

(amounts in thousands)

	Parent	Stockholder Affiliates
As of:
Short-term:
Accounts receivable	$—	$234
Prepaid expenses and other assets	—	178
Refundable deposits	—	3,456
Accounts payable	—	(663)

For the year ended:
Revenues from flight and support services	(5,696)	—
Health and medical insurance and benefits	3,813	—
Employee benefit contributions	1,504	—
Workers’ compensation and Defense Base Act insurance premiums	1,045	—
Aircraft insurance premiums	7,390	—
Purchases and commissions	1,751	—
Administrative and operational expenses	7,633	—
Current income taxes payable, excluding UTB	7,242	—
Lease and rental payments	—	10,061

Total	24,682	10,061
Net cash transferred	(81,411)	—

Net transfer to Parent	$(56,729)

Contributed capital for free rent periods		$1,576